EXHIBIT 10.70

CREDIT AGREEMENT

among

CLEAN ENERGY TRANCHE A LNG PLANT, LLC,
and
CLEAN ENERGY TRANCHE B LNG PLANT, LLC,
as Borrowers,

THE VARIOUS FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent

Dated as of November 7, 2012

Micro-LNG Liquefaction Project

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND RULES OF INTERPRETATION	1

1.1	Defined Terms	1
1.2	Rules of Interpretation	35
1.3	Accounting Principles	36

SECTION 2.	AMOUNTS AND TERMS OF CREDIT FACILITY	37

2.1	Tranche A Construction Loan Facility	37
2.2	Tranche B Construction Loan Facility	37
2.3	Tranche A Term Loan Facility	38
2.4	Tranche B Term Loan Facility	38
2.5	Notice of Borrowing	38
2.6	Pro Rata Borrowings; Availability	39
2.7	Minimum Amount and Maximum Number of Borrowings, etc.	39
2.8	Disbursement of Funds	39
2.9	Evidence of Obligations and Notes	40
2.10	Conversions	41
2.11	Interest	42
2.12	Interest Periods	42
2.13	Termination and Reduction of Commitments	43
2.14	Taxes	44
2.15	Illegality	48
2.16	Increased Costs and Reduction of Return	48
2.17	Funding Losses	49
2.18	Inability to Determine Rates	50
2.19	Survival	50
2.20	Replacement of Lenders	50
2.21	Defaulting Lenders	51
2.22	Interest During Construction	52

SECTION 3.	CONDITIONS PRECEDENT	53

3.1	Conditions to Closing	53
3.2	Conditions to Initial Funding	57
3.3	Initial and Subsequent Construction Loans	62
3.4	Conversion Dates	65

SECTION 4.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	67

4.1	Organization	67
4.2	Authority and Consents	68
4.3	Capitalization; Indebtedness; Investments	69
4.4	Financial Condition	69
4.5	Litigation; Labor Disputes	69

i

4.6	Governmental Approvals	70
4.7	Margin Stock, Etc.	71
4.8	ERISA Compliance	71
4.9	Taxes	71
4.10	Investment Company Act; Public Utility Holding Company Act	71
4.11	Title; Security Documents	72
4.12	Environmental Matters	72
4.13	Subsidiaries	73
4.14	Intellectual Property	73
4.15	Insurance	74
4.16	Project Documents	74
4.17	No Default	75
4.18	Compliance with Laws	75
4.19	Disclosure	75
4.20	Utilities, Etc.	76
4.21	Transactions with Affiliates	76
4.22	Project Completion Date; Project Costs	76
4.23	Single-Purpose Entity	76
4.24	Anti-Terrorism Laws	77

SECTION 5.	AFFIRMATIVE COVENANTS	77

5.1	Financial Statements and Other Information	77
5.2	Other Notices	80
5.3	Maintenance of Existence; Conduct of Business	82
5.4	Compliance with Laws	82
5.5	Payment of Taxes, Etc.	82
5.6	Accounting and Financial Management	83
5.7	Inspection	83
5.8	Governmental Approvals	84
5.9	Insurance	84
5.10	Events of Loss and Project Document Claims	88
5.11	Application of Loss Proceeds	89
5.12	Required Hedging Agreements	91
5.13	Chief Place of Business; etc.	91
5.14	Use of Proceeds	92
5.15	Project Construction; Maintenance	92
5.16	Performance of Project Documents	93
5.17	Operating Plan and Budget	93
5.18	Environmental Compliance	94
5.19	Security Documents	95
5.20	Required Debt Service Reserve Amounts	95
5.21	Payment of Project Costs with Project Revenues	96
5.22	Anti-Terrorism Laws	96
5.23	Further Assurances	96
5.24	Separateness	96
5.25	Collateral Account Agreement	96

SECTION 6.	NEGATIVE COVENANTS	96

6.1	Limitation on Liens	96
6.2	Indebtedness	98
6.3	Leases	98
6.4	Investments; Subsidiaries	98
6.5	Distributions	98
6.6	Transactions with Affiliates	99
6.7	Merger; Sales and Purchases of Assets	99
6.8	Amendment of Transaction Documents; Additional Project Documents; Change Orders; etc.	100
6.9	Completion; Acceptance Tests	101
6.10	ERISA	101
6.11	Sale and Leaseback Transactions	101
6.12	Certain Agreements	102
6.13	Transfers of Equity Interests	102
6.14	Bank Accounts	102
6.15	Fiscal Year and Fiscal Quarter; Accounting Changes	102

SECTION 7.	FINANCIAL COVENANTS	102

7.1	Debt Service Coverage Ratios	102

SECTION 8.	PAYMENT PROVISIONS; FEES	102

8.1	Repayment of Principal	102
8.2	Voluntary Prepayments	103
8.3	Mandatory Prepayments	104
8.4	Method and Place of Payment	105
8.5	Net Payments	106
8.6	Fees	106
8.7	Application of Payments; Sharing	106

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES	108

9.1	Events of Default	108
9.2	Acceleration	112
9.3	Other Remedies	113

SECTION 10.	THE AGENTS	114

10.1	Appointment.	114
10.2	Delegation of Duties	115
10.3	Liability of the Agents	115
10.4	Reliance by the Agents	115
10.5	Notice of Default	116
10.6	Credit Decision	116
10.7	Indemnification of Agents	117

10.8	Agents in Individual Capacities	117
10.9	Successor Agents	117

SECTION 11.	MISCELLANEOUS	118

11.1	Costs and Expenses	118
11.2	Indemnity	118
11.3	Notices	121
11.4	Benefit of Agreement	122
11.5	No Waiver; Remedies Cumulative	122
11.6	No Third Party Beneficiaries	122
11.7	Reinstatement	123
11.8	No Immunity	123
11.9	Counterparts	123
11.10	Amendment or Waiver	123
11.11	Assignments, Participations, etc.	124
11.12	Survival	127
11.13	WAIVER OF JURY TRIAL	127
11.14	Right of Set-off	128
11.15	Severability	128
11.16	Domicile of Loans	128
11.17	[Reserved]	128
11.18	Governing Law; Submission to Jurisdiction	128
11.19	Patriot Act Notification	129
11.20	Complete Agreement	129
11.21	No Strict Construction	129
11.22	Release of Collateral	129
11.23	Confidentiality	129
11.24	Joint and Several Liability of the Borrowers	131
11.25	No Fiduciary Duty	132

APPENDICES

Appendix A	Insurance Provisions

SCHEDULES:

Schedule 4.3	Capitalization; Indebtedness
Schedule 4.6	Necessary Governmental Approvals
Schedule 4.11	Storage Locations
Schedule 4.21	Affiliate Transactions

EXHIBITS:

Exhibit A	Form of Notice of Borrowing
Exhibit B-1	Form of Construction Note
Exhibit B-2	Form of Term Note
Exhibit C-1	Form of Construction Requisition
Exhibit C-2	Form of Project Engineer Disbursement Certificate
Exhibit D-1	Form of Borrower Completion Certificate
Exhibit D-2	Form of Project Engineer Completion Certificate
Exhibit E	Form of Consent Agreement
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Notice of Conversion and Continuation
Exhibit H	Form of Solvency Certificate
Exhibit I-1	Form of Tax Certificate (Lenders That Are Not Partnerships)
Exhibit I-2	Form of Tax Certificate (Participants That Are Not Partnerships)
Exhibit I-3	Form of Tax Certificate (Participants That Are Partnerships)
Exhibit I-4	Form of Tax Certificate (Lenders That Are Partnerships)
Exhibit J	Form of Collateral Account Agreement

ANNEXES:

Annex I	Construction Loan Commitments
Annex II	Applicable Lending Offices
Annex III	Term Loan Amortization

v

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 7, 2012, is by and among (i) Clean Energy Tranche A LNG Plant, LLC, a limited liability company organized under the laws of the State of Delaware (the “Tranche A Borrower”), (ii) Clean Energy Tranche B LNG Plant, LLC, a limited liability company organized under the laws of the State of Delaware (the “Tranche B Borrower” and, together with the Tranche A Borrower, collectively, the “Borrowers”), (iii) the financial institutions from time to time party hereto as Lenders and (iv) General Electric Capital Corporation, as Administrative Agent and Collateral Agent.  Capitalized terms used herein shall have the meanings specified in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Borrowers have been organized as Delaware limited liability companies to undertake the development, construction and ownership of two (2) micro-LNG facilities, each with a capacity of approximately 250,000 LNG Gallons per day;

WHEREAS, to finance the development, construction, ownership and operation of the Projects and certain other costs and expenditures associated with the development of the Projects and the financing contemplated herein, the Borrowers have requested that the Lenders provide the credit facilities described herein; and

WHEREAS, the Lenders are willing to provide the credit facilities described herein upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1.                            DEFINITIONS AND RULES OF INTERPRETATION

1.1                               Defined Terms.  Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules, Appendices, Annexes, Exhibits and Recitals shall have the following meanings:

“Acceptable Swap Counterparty” shall mean a bank or other financial institution whose long-term senior unsecured debt is rated at least A- by Standard & Poor’s and A3 by Moody’s or that is otherwise acceptable to the Required Lenders.

“Acceptance Tests” shall mean the equipment and systems performance testing required to determine that Facility A or Facility B, as applicable, (a) proves all warranties and performance guarantees set forth in the applicable Construction Contracts and (b) will be consistently able to satisfy the operational requirements of the applicable LNG Purchase Agreement.  The nature, procedures and testing periods of such Acceptance Tests shall be mutually agreed by the applicable Borrower and the Administrative Agent (in consultation with the Project Engineer).

“Additional Project Document” shall mean, with respect to a Project, a Material Additional Project Document or an Immaterial Project Document.

“Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Loans for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the Eurodollar Rate for such Eurodollar Loans in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Loans for such Interest Period; provided that the Adjusted Eurodollar Rate shall not, at any time, be less than 1.00%.

“Administrative Agent” shall mean General Electric Capital Corporation, acting in its capacity as administrative agent for the Lenders pursuant hereto, and shall include any successor Administrative Agent appointed pursuant to Section 10.9 hereof.

“Affected Property” shall mean, with respect to any Event of Loss, the Property lost, destroyed, damaged, condemned (including through a Taking) or otherwise taken as a result of such Event of Loss.

“Affiliate” shall mean, in relation to any Person, any other Person that directly or indirectly, Controls, is Controlled by, or is under common Control with such Person.

“Affiliate Project Document” shall mean a Project Document entered into with an Affiliate Project Participant.

“Affiliate Project Participant” shall mean a Project Participant that is an Affiliate of a Borrower.

“Agent-Related Persons” shall mean each Agent, and any successor Agent appointed pursuant to Section 10.9 hereof, together with their respective Affiliates and its and their officers, directors, employees, representatives, attorneys and agents.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Depositary Agent.

“Agreement” shall have the meaning provided in the Preamble hereto.

“Anti-Terrorism Law” shall have the meaning provided in Section 4.24 hereof.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate thereof) designated for such Type of Loan in Annex II hereto or such other office of such Lender (or an Affiliate thereof) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (i) in respect of Eurodollar Loans, 7.00% and (ii) in respect of Base Rate Loans, 6.00%.

“Approved Gas Supplier” shall mean a supplier of natural gas reasonably acceptable to the Required Lenders.

“Approved Power Supplier” shall mean a supplier of power reasonably acceptable to the Required Lenders.

“Approved Fund” shall mean any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) that temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignee” shall have the meaning provided in Section 11.11(a) hereof.

“Assignment and Acceptance” shall have the meaning provided in Section 11.11(a) hereof.

“Assumed Interest Rate” shall mean, with respect to any Obligation bearing interest at a floating rate of interest on any date of determination, the rate of interest on such Obligation as in effect on such date of determination; provided that in the event that the applicable Borrower has entered into an Interest Rate Hedging Agreement to protect itself against the risk of interest rate fluctuations, such Interest Rate Hedging Agreement shall, to the extent applicable, be taken into account in determining the rate of interest in effect on such date of determination.

“Attorney Costs” shall mean all fees and disbursements of any law firm or other legal counsel.

“Authorized Officer” shall mean (i) with respect to any Person that is a corporation or a limited liability company, the Chairman, Chief Executive Officer, Chief Financial Officer, President, Treasurer or Secretary of such Person or (ii) with respect to any Person that is a partnership, the Chief Executive Officer, Chief Financial Officer, President, Treasurer or Secretary of such Person or of a general partner or managing partner of such Person or such general partner or managing partner, in each case whose name appears on a certificate of incumbency of such Person delivered in accordance with this Agreement, as such certificate may be amended from time to time.

“Bank Parties” shall have the meaning provided in Section 11.24 hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, winding-up or composition or readjustment of debts or any similar Law.

“Base Case Projections” shall mean, with respect to a Project, a projection of operating results for such Project over a period ending no sooner than eight (8) years beyond the Facility A Date Certain or the Facility B Date Certain, as applicable to such Project, showing the

Borrower’s reasonable good faith estimates, as of the applicable Initial Funding Date, of revenue, operating expenses, debt service and minimum and annual (and, for the period covered thereby, average) Debt Service Coverage Ratios, Leverage Ratios and sources and uses of revenues over the forecast period.

“Base Rate” for any day, shall mean the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 0.50%, (b) the Prime Rate for such day and (c) the then current one-month Adjusted Eurodollar Rate plus 1%.  Any changes in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate.

“Base Rate Loans” shall mean Loans that bear interest based upon the Base Rate.

“Borrowers” shall have the meaning provided in the Preamble hereto.

“Borrower Completion Certificate” shall mean, with respect to a Borrower, a certificate, substantially in the form of Exhibit D-1 hereto (such form being subject to review by the Project Engineer subsequent to the appointment thereof) or otherwise in form and substance acceptable to the Administrative Agent, dated the applicable Conversion Date, duly completed and signed by an Authorized Officer of such Borrower.

“Borrowing” shall mean the borrowing of Loans of one Type from the Lenders on a given date (or the conversion of a Loan or Loans of a Lender or Lenders from one Type to another Type on a given date).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized, required or permitted by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank eurodollar market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Cash Flow Available for Debt Service” shall mean, with respect to a Borrower, for any period, the excess (if any) of (i) Project Revenues that are deposited into the applicable Project Revenues Collection Account during such period over (b) Operation and Maintenance Expenses paid from the applicable Operating Account during such period.

“Change of Control” shall mean (i) Holdings shall cease to own, directly, all of the outstanding Capital Stock of either Borrower, (ii) the Sponsor shall cease to own, directly, at least 66 2/3% of the outstanding Capital Stock of Holdings, (iii) if the Sponsor is not the LNG Purchaser, the Sponsor shall cease to own, directly or indirectly all of the outstanding Capital Stock of the LNG Purchaser, (iv) the Sponsor shall cease to Control (a) either Borrower, (b) Holdings or (c) if the Sponsor is not the LNG Purchaser, the LNG Purchaser, (v) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than an employee benefit or stock ownership plan of the Sponsor, of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Sponsor or (vi) occupation of a majority of the seats on the board of directors of the Sponsor by Persons who were neither (x) nominated by the board of directors of the Sponsor nor (y) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof; and (ii) all requests, rules, guidelines and directives promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change Order” shall mean any change order, amendment, supplement, work order, amendment and restatement, waiver or forbearance made with respect to any Construction Agreement.

“Charter Documents” shall mean, with respect to any Person, (i) the articles of incorporation or other similar organizational document of such Person, (ii) the by-laws, operating agreement or other similar document of such Person, (iii) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person, and (iv) any shareholder rights agreement or other similar agreement among the holders of Capital Stock of such Person.

“Checking Accounts” shall mean the deposit accounts permitted to be maintained by a Borrower in accordance with Section 6.14.

“Closing Date” shall mean the date upon which the conditions precedent set forth in Section 3.1 hereof have been satisfied (or waived by the appropriate Secured Parties).

“Closing Date Project Documents” shall mean each LNG Purchase Agreement.

“Closing Date Project Participants” shall mean the LNG Purchaser.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all Property that, in accordance with the terms of the Security Documents, is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account Agreement” shall mean a Collateral Account Agreement, substantially in the form of Exhibit J hereto, to be executed among the Borrowers, the Administrative Agent, the Collateral Agent and the Depositary Agent.

“Collateral Accounts” shall have the meaning provided in the Collateral Account Agreement.

“Commitments” shall mean with respect to any Lender, such Lender’s Construction Loan Commitments and/or Term Loan Commitments, as the context shall require.

“Commodity Hedging Agreement” shall mean any agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, each with respect to or involving the hedge of any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements.

“Communications” shall have the meaning provided in Section 11.3(a) hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Agreement” shall mean each Acknowledgment and Consent Agreement entered into between a Project Participant or a Specified Site RE Right Grantor and the Collateral Agent and acknowledged by the Borrower, in each case substantially in the form of Exhibit E hereto or otherwise in form and substance reasonably acceptable to the Required Lenders.

“Construction Agreements” shall mean, collectively, (i) the GE EPC Contracts and (ii) any other agreement to which any Finance Party or any Affiliate of any Finance Party is now or hereafter becomes a party providing for the design, development, construction, testing or start-up of the Projects.

“Construction Budget” shall mean, in respect of a Project, the budget for such Project delivered to each Lender on or before the Closing Date and prepared and certified as such by an Authorized Officer of the applicable Borrower of all Project Costs theretofore incurred and thereafter expected to be incurred by such Borrower in respect of such Project on or prior to the applicable Conversion Date.

“Construction Loan Commitments” shall mean the Tranche A Construction Loan Commitments and/or the Tranche B Construction Loan Commitments, as the context shall require.

“Construction Loans” shall mean Tranche A Construction Loans and/or Tranche B Construction Loans, as the context shall require.

“Construction Requisition” shall mean, in respect of a Project, a certificate, substantially in the form of Exhibit C-1 hereto (such form being subject to review by the Project Engineer subsequent to the appointment thereof) or otherwise in form and substance acceptable to the Administrative Agent, executed and delivered by an Authorized Officer of the applicable Borrower to the Administrative Agent, including all attachments referred to therein (i) pursuant to Section 3.3(a) hereof in connection with each Disbursement of Construction Loans and (ii) pursuant to Section 5.21 hereof in connection with each application of Project Revenues to the payment of Project Costs.

“Contingency” shall mean the aggregate amount specified in the “Contingency” line item in the applicable Construction Budget.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractors” shall mean, collectively, the GE Contractor and each other party to a Construction Agreement (other than a Borrower).

“Control” shall mean, in relation to any Person, the ability to direct or cause the direction of the management or policies of another Person, whether by means of the ownership of stock or other securities with the right to vote, by contract or otherwise, and “Controlled” and “Controlling” shall have meanings correlative thereto.

“Conversion Date” shall mean the Facility A Conversion Date and/or the Facility B Conversion Date, as the context shall require.

“Cost” shall mean, in respect of any Change Order, all costs incurred or to be incurred by the applicable Borrower in respect thereof, any Tranche A Debt Service, Tranche B Debt Service or other costs attributable to a delay in the milestones or completion deadlines set forth in the Construction Agreements, or any other cost incurred by the applicable Borrower directly or indirectly as a result of such Change Order.

“Debt Service Coverage Statement” shall mean each statement delivered pursuant to Section 5.1(d)(i)(A) or Section 5.1(d)(ii)(A)  hereof.

“Debt Service and Related Payments Account” shall have the meaning provided in the Collateral Account Agreement.

“Debt Service Reserve Account” shall mean the Tranche A Debt Service Reserve Account and/or the Tranche B Debt Service Reserve Account, as the context may require.

“Default” shall mean any event or circumstance which with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.11(c) hereof.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has refused or failed to (i) fund all or any portion of its Loans within three Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three Business Days after the date when due, unless such payment is being contested in good faith by such Lender, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation or similar law or proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Depositary Agent” shall mean a commercial bank or trust company selected by the Administrative Agent (and reasonably satisfactory to the Borrowers), to act in the capacity of depositary agent in accordance with the Collateral Account Agreement, and shall include any successor Depositary Agent appointed pursuant to Section 5.4 of the Collateral Account Agreement.

“Disbursement” shall mean any disbursement of a Loan pursuant to this Agreement.

“Disbursement Date” shall mean the date, including the Initial Funding Date, specified in a Construction Requisition as the date on which Disbursement of a Construction Loan is requested by a Borrower.

“Disposition” shall mean any sale, transfer or other disposition by the Borrowers to any Person of any Property, and “Dispose” shall have the meaning correlative thereto.

“Distribution” shall have the meaning provided in Section 6.5 hereof.

“Dollars” and the sign “$” shall each mean freely transferable, lawful money of the United States.

“Drawdown Schedule” shall mean, in respect of a Project, the schedule of expected Disbursements of the Construction Loans to be made during each month prior to the Conversion Date of such Project prepared by the applicable Borrower and delivered to the Administrative Agent on the applicable Initial Funding Date pursuant to Section 3.2(b) hereof.

“EBITDA” shall mean, in respect of a Borrower, for any period, such Borrower’s net income for such period plus, without duplication and to the extent deducted in determining net income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) any extraordinary expense or loss, and (e) any other non-cash charges, and minus, to the extent included in the Borrower’s net income for such period, the sum of (a) interest income, (b) any extraordinary income or gains, and (c) any other non-cash income, all as determined in accordance with GAAP.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by a Borrower with respect to Required Hedging Agreements.

“Eligible Assignee” shall mean (i) a Lender (other than a Defaulting Lender), (ii) an Affiliate of a Lender (other than a Defaulting Lender), (iii) an Approved Fund, and (iv) any other Person (other than a natural person or a Defaulting Lender) approved by the Administrative Agent (such approval not to be unreasonably withheld); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“Enforcement Action” shall mean any action or proceeding against the Borrowers, Holdings, the Sponsor, the Project or all or any part of the Collateral taken for the purpose of (i) enforcing the rights of any Secured Party in respect of the Collateral or otherwise under the Security Documents, including the initiation of action in any court or before any administrative agency or governmental tribunal to enforce such rights, and any action to exercise any rights provided in Section 9.3 hereof and (ii) adjudicating or seeking a judgment on a claim.

“Environmental Claim” shall mean, with respect to any Person, (i) any notice, claim, administrative, regulatory or judicial or equitable action, suit, Lien, judgment or demand by any other Person or (ii) any other written communication by any Governmental Authority or third party, in either case alleging or asserting such Person’s liability for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including, without limitation, wetlands, wildlife, aquatic and terrestrial species and vegetation) or other Property, property damages, personal injuries, fines or penalties arising out of, based on or resulting from, in the case of either (i) or (ii), (x) the presence, or Release into the environment, of or exposure of any person or Property to any Hazardous Material at any location, whether or not owned by such Person or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws relating to the environment (including natural resources), occupational health and safety, remediation of contamination, restoration of environmental quality, or to Releases or threatened Releases of Hazardous Materials into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Equity Contribution” shall mean one or more cash contributions by the Sponsor to the Borrower, in Dollars, that would be treated as a cash equity contribution under GAAP, and not as Indebtedness of the Borrower.  For the avoidance of doubt, no Project Revenue shall be credited to or otherwise be considered to be an Equity Contribution.

“Equity Contribution Agreement” shall mean that certain Equity Contribution Agreement, dated as of November 7, 2012, among the Sponsor, the Borrowers, the Administrative Agent and the Collateral Agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each Person (as identified in Section 3(9) of ERISA) that together with a Borrower or a Subsidiary of a Borrower would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“Eurodollar Loans” shall mean Loans which bear interest based on the Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loans for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Reference Page (as defined below) at approximately 11:00 a.m., London, England time, on the Interest Determination Date; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Reference Page, “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Loans, the rate per annum equal to the rate at which a major financial institution reasonably selected by the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time on the Interest Determination Date in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to their respective portions of the amount of such Eurodollar Loan to be outstanding during such Interest Period.  “Reference Page” shall mean the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Event of Default” shall have the meaning provided in Section 9.1 hereof.

“Event of Loss” shall mean, with respect to any Property of the Borrowers, any loss of, destruction of, or damage to, or any condemnation (including a Taking) or other taking of, such Property.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof)

under the laws of which such Recipient is organized, or in which its principal office or, in the case of any Lender, its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expropriation Event” shall mean (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of the Project or the Property of a Borrower or of its share capital, (b) any assumption by a Governmental Authority of control of a material portion of the Property or business operations of a Borrower or of its share capital, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of a Borrower or (d) any taking of any action by a Governmental Authority that would prevent a Borrower from carrying on its business or operations or a substantial part thereof.

“Extraordinary Receipt” shall mean any cash in excess of $250,000 received by or paid to or for the account of either Borrower not in the ordinary course of business, including, without limitation, purchase price adjustments, tax refunds, judgments and litigation settlements, pension plan reversions and indemnity payments.

“Facilities” shall mean the collective reference to Facility A and Facility B.

“Facility A” shall mean a micro-LNG facility with a capacity of approximately 250,000 LNG Gallons per day, to be located on Site A and owned by the Tranche A Borrower, all as more fully described in the Facility A Plans and Specifications, together with all other amenities and improvements related thereto owned by the Tranche A Borrower.

“Facility A Conversion Date” shall mean the date on which the conditions precedent set forth in Section 3.4 hereof are satisfied with respect to Facility A.

“Facility A Date Certain” shall mean the earlier of (a) the date thirty (30) months after the Initial Funding Date for Tranche A Construction Loans and (b) December 31, 2016.

“Facility A Plans and Specifications” shall mean all engineering plans and project specifications prepared in connection with the Projects and relating to Facility A, together with any approved amendments, changes or addenda thereto, in each case approved by the Tranche A Borrower, the Administrative Agent and the Project Engineer.

“Facility A Project Completion Date” shall mean the date upon which all of the following events shall have occurred with respect to Facility A:

(a)                                 the Commercial Operations Date (as defined in the applicable LNG Purchase Agreement) shall have occurred;

(b)                                 the total production capacity of Facility A is at least 250,000 LNG Gallons per day (taking into account reasonable measurement tolerances), as verified by the Project Engineer using data generally accepted in the natural gas liquefaction industry;

(c)                                  all portions of the Work (except for punch list items the total cost of which to complete shall not exceed $500,000) shall have been completed in accordance with the Construction Agreements and in compliance with all applicable Laws and Governmental Approvals, and all clearing, landscaping, lighting and paving of Site A, and all ancillary construction, upgrades and improvements necessary for the operation of the Project as contemplated by the Transaction Documents, shall have been completed;

(d)                                 the Acceptance Tests shall have been successfully completed to the satisfaction of the Project Engineer;

(e)                                  the Tranche A Borrower shall have delivered the Borrower Completion Certificate to the Administrative Agent; and

(f)                                   the Administrative Agent shall have received an executed counterpart of the Project Engineer Completion Certificate with respect to Facility A.

“Facility A Project Costs” shall mean (i) all costs and expenses reasonably and necessarily incurred or to be incurred by the Tranche A Borrower to finance and complete Facility A and achieve the Facility A Project Completion Date (and complete all punch list items) in the manner contemplated by the Transaction Documents, including all reasonable and necessary costs and expenses incurred in connection with the negotiation and preparation of the Transaction Documents, all fees payable in respect of the Tranche A Construction Loans, and all other reasonable and necessary expenses required for the financing, development, design, construction, equipment procurement, installation, start-up and initial operation of Facility A, (ii) all Tranche A Interest Expense and Operation and Maintenance Expenses incurred during the construction, installation and start-up of Facility A, and (iii) the deposit into the Tranche A Debt Service Reserve Account contemplated by Section 3.4(m) hereof.  “Facility A Project Costs” shall not include (a) payments of principal of any Indebtedness or (b) any payments of any kind to the Sponsor or any Affiliate thereof (other than payments pursuant to an Affiliate Project Document relating to Facility A).

“Facility A Project Schedule” shall mean the Project Schedule for Facility A.

“Facility B” shall mean a micro-LNG facility with a capacity of approximately 250,000 LNG Gallons per day, to be located on Site B and owned by the Tranche B Borrower, all as more fully described in the Facility B Plans and Specifications, together with all other amenities and improvements related thereto owned by the Tranche B Borrower.

“Facility B Conversion Date” shall mean the date on which the conditions precedent set forth in Section 3.4 hereof are satisfied with respect to Facility B.

“Facility B Date Certain” shall mean the earlier of (a) the date thirty (30) months after the Initial Funding Date for Tranche B Construction Loans and (b) December 31, 2016.

“Facility B Plans and Specifications” shall mean all engineering plans and project specifications prepared in connection with the Projects and relating to Facility B, together with any approved amendments, changes or addenda thereto, in each case approved by the Tranche B Borrower, the Administrative Agent and the Project Engineer.

“Facility B Project Completion Date” shall mean the date upon which all of the following events shall have occurred with respect to Facility B:

(a)                                 the Commercial Operations Date (as defined in the applicable LNG Purchase Agreement) shall have occurred;

(b)                                 the total production capacity of Facility B is at least 250,000 LNG Gallons per day (taking into account reasonable measurement tolerances), as verified by the Project Engineer using data generally accepted in the natural gas liquefaction industry;

(c)                                  all portions of the Work (except for punch list items the total cost of which to complete shall not exceed $500,000) shall have been completed in accordance with the Construction Agreements and in compliance with all applicable Laws and Governmental Approvals, and all clearing, landscaping, lighting and paving of Site B, and all ancillary construction, upgrades and improvements necessary for the operation of the Project as contemplated by the Transaction Documents, shall have been completed;

(d)                                 the Acceptance Tests shall have been successfully completed to the satisfaction of the Project Engineer;

(e)                                  the Tranche B Borrower shall have delivered the Borrower Completion Certificate to the Administrative Agent; and

(f)                                   the Administrative Agent shall have received an executed counterpart of the Project Engineer Completion Certificate with respect to Facility B.

“Facility B Project Costs” shall mean (i) all costs and expenses reasonably and necessarily incurred or to be incurred by the Tranche B Borrower to finance and complete Facility B and achieve the Facility B Project Completion Date (and complete all punch list items) in the manner contemplated by the Transaction Documents, including all reasonable and necessary costs and expenses incurred in connection with the negotiation and preparation of the Transaction Documents, all fees payable in respect of the Tranche B Construction Loans, and all other reasonable and necessary expenses required for the financing, development, design, construction, equipment procurement, installation, start-up and initial operation of Facility B, (ii) all Tranche B Interest Expense and Operation and Maintenance Expenses incurred during the construction, installation and start-up of Facility B, and (iii) the deposit into the Tranche B Debt Service Reserve Account contemplated by Section 3.4(m) hereof.  “Facility B Project Costs” shall not include (a) payments of principal of any Indebtedness or (b) any payments of any kind to the Sponsor or any Affiliate thereof (other than payments pursuant to an Affiliate Project Document relating to Facility B).

“Facility B Project Schedule” shall mean the Project Schedule for Facility B.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 8.6 hereof.

“Finance Documents” shall mean, collectively, this Agreement, the Notes (if any), the Sponsor Guaranty, the Security Documents, the Equity Contribution Agreement and the Required Hedging Agreements entered into by any Secured Swap Counterparty.

“Finance Party” shall mean, collectively, the Borrowers, the Sponsor and Holdings.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the United States.

“Gas Supply Agreements” shall mean, collectively, (i) a gas supply agreement for the supply of natural gas to Facility A, to be entered into after the Closing Date and before the Initial Funding Date for Tranche A Construction Loans, between an Approved Gas Supplier and the Tranche A Borrower and (ii) a gas supply agreement for the supply of natural gas to Facility B, to be entered into after the Closing Date and before the Initial Funding Date for Tranche B Construction Loans, between an Approved Gas Supplier and the Tranche B Borrower.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“GE Contractor” shall mean GE Oil & Gas, Inc., a Delaware corporation.

“GE EPC Contracts” shall mean, collectively, (i) the EPC Contract for Facility A to be entered into by and among the GE Contractor and the Tranche A Borrower and (ii) the EPC Contract for Facility B to be entered into by and among the GE Contractor and the Tranche B Borrower.

“Governmental Approval” shall mean any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, central bank, domestic or foreign, federal, state or local having jurisdiction over the matter or matters in question.

“Hazardous Material” shall mean any substance, material, or waste that is regulated as a hazardous waste, hazardous material, hazardous substance, hazardous chemical, toxic substance, contaminant or pollutant under any applicable Environmental Law or which could give rise to liability under any Environmental Law, including, but not limited to, any petroleum or petroleum product, friable asbestos, mercury, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB’s).

“Hedging Agreement” shall mean (i) any Interest Rate Hedging Agreement, (ii) any Commodity Hedging Agreement and (iii) any other agreement in respect of a basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions entered into by the Borrower.

“Hedging Claims” shall mean any settlement amounts or other breakage or termination fees in connection with any unwinding, breach or termination of any Required Hedging Agreement.

“Holdings” shall mean Clean Energy LNG Holdings, LLC, a Delaware limited liability company.

“Immaterial Additional Project Document” shall mean, with respect to a Project, any contract or agreement relating to the development, construction, testing, operation, maintenance, repair, insurance, financing or use of such Project entered into by the applicable Borrower with any other Person subsequent to the date of this Agreement (including any contract(s) or agreement(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise) other than a Material Additional Project Document.

“Immaterial Project Participants” shall mean each party (other than the Borrowers) to an Immaterial Additional Project Document.

“Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all

Capital Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Hedging Agreements, and (viii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered and are not overdue.

“Indemnified Liabilities” shall have the meaning provided in Section 11.2(a) hereof.

“Indemnified Person” shall have the meaning provided in Section 11.2(a) hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Finance Party under any Finance Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Funding Date” shall mean, in respect of a Tranche, the date upon which the conditions precedent set forth in Section 3.2 hereof have been satisfied (or waived by the appropriate Secured Parties) with respect to such Tranche.

“Insurance Advisor” shall mean any Person from time to time appointed by the Required Lenders to act as Insurance Advisor for the purposes of this Agreement.

“Insurance Proceeds” shall mean all amounts payable to a Borrower or any Secured Party in respect of any insurance required to be maintained (or caused to be maintained) by such Borrower pursuant to Section 5.9 hereof (other than general liability insurance, delayed completion insurance and business interruption insurance), regardless of whether such payments are received from any insurer or from the Contractor or any other party pursuant to any Construction Agreement or otherwise.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.12 hereof.

“Interest Rate Hedging Agreement” shall mean any agreement in respect of any interest rate swap transaction, cap or collar agreement or similar transaction.

“Investment” in any Person shall mean, without duplication: (i) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (ii) the making of any deposit with (excluding deposits with financial institutions available for withdrawal on demand), or advance, loan or other extension of credit to, such Person.

“IRS” means the United States Internal Revenue Service.

“Law” shall mean, with respect to any Person (i) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, treaty, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Governmental Approvals) and (ii) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is applicable to or binding on such Person or its Property, in each case, whether now or hereafter in effect (including, in each case, any Environmental Law).

“Lender Affiliate Project Document” shall mean any Project Document to which any Lender Affiliate Project Participant is a party.

“Lender Affiliate Project Participant” shall mean any Project Participant that is an Affiliate of General Electric Capital Corporation.

“Lenders” shall mean the lenders listed on Annex I hereto, and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Acceptance, other than such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or any other documentation, in each case, in accordance with Section 11.11.

“Leverage Ratio Statement” shall mean each statement delivered pursuant to Section 5.1(d)(i)(C) or Section 5.1(d)(ii)(C) hereof.

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, lien, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement (including any statutory trust), or security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any Property of any kind (and any Property acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such Property shall be deemed subject to a Lien).

“LNG” shall mean liquefied natural gas, natural gas that has been cooled at normal pressure to achieve a liquid state suitable for transport.

“LNG Gallon” shall have the meaning provided in the LNG Purchase Agreements.

“LNG Purchase Agreements” shall mean (i) that certain LNG Sale and Purchase Agreement, dated as of November 7, 2012, by and between the Tranche A Borrower and the LNG Purchaser and (ii) (i) that certain LNG Sale and Purchase Agreement, dated as of November 7, 2012, by and between the Tranche B Borrower and the LNG Purchaser.

“LNG Purchaser” shall mean Clean Energy, a California corporation.

“Loans” shall mean Construction Loans and/or Term Loans, as the context shall require.

“Loss Proceeds” shall mean, with respect to any Event of Loss, any Insurance Proceeds, condemnation awards or other compensation, awards, damages and other payments or relief

(including any compensation payable in connection with a Taking) with respect to such Event of Loss (excluding, in each case, the proceeds of general liability insurance, delayed completion insurance, and business interruption insurance).

“Loss Proceeds Account” shall have the meaning provided in the Collateral Account Agreement.

“Margin Stock” shall mean margin stock within the meaning of Regulation U and Regulation X.

“Material Additional Project Document” shall mean, with respect to a Project, any contract or agreement relating to the development, construction, testing, operation, maintenance, repair, insurance, financing or use of such Project entered into by the applicable Borrower with any other Person subsequent to the date of this Agreement (including any contract(s) or agreement(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise) other than any such contract or agreement or series of related contracts or agreements (other than any Gas Supply Agreement or any Power Purchase Agreement) which (i) provides for the payment by Borrowers of less than $500,000 per annum, or the provision to Borrowers of less than $500,000 per annum in value of goods or services, and (ii) is not reasonably necessary or critical to a Project or does not cover goods or services that cannot be replaced on commercially reasonable terms.

“Material Adverse Effect” shall mean a material adverse effect on (i) a Project, (ii) the business, liabilities (actual and contingent), operations, condition (financial or otherwise) or a material portion of the Property of a Borrower, Holdings or the Sponsor, (iii) the legality, validity or enforceability of any provision of any Transaction Document (other than any Immaterial Additional Project Document), (iv) the ability of a Borrower, any other Finance Party or any other Project Participant (other than any Immaterial Project Participant) to timely perform any of its obligations under any of the Transaction Documents to which it is a party, (v) the rights and remedies of the Secured Parties under any of the Finance Documents (other than as a result of the gross negligence or willful misconduct of the Collateral Agent) or (vi) the Security Interests provided under the Security Documents (other than as a result of the gross negligence or willful misconduct of the Collateral Agent).

“Modified Unutilized Tranche A Construction Loan Commitment Amount” shall mean, for each Lender, at any time, the product of (i) the Unutilized Tranche A Construction Loan Commitment of such Lender at such time and (ii) Unutilized Commitment Coefficient.

“Modified Unutilized Tranche B Construction Loan Commitment Amount” shall mean, for each Lender, at any time, the product of (i) the Unutilized Tranche B Construction Loan Commitment of such Lender at such time and (ii) Unutilized Commitment Coefficient.

“Monthly Transfer Date” shall mean the last Business Day of each month commencing on the first such day occurring on or after (i) in respect of the Tranche A Borrower, the Facility A Conversion Date and (ii) in respect of the Tranche B Borrower, the Facility B Conversion Date.

“Moody’s” shall mean Moody’s Investors Services, Inc. or its successor.

“Mortgage” shall mean any mortgage or deed of trust (including a leasehold mortgage or leasehold deed of trust) with respect to a Site granted by a Borrower to the Collateral Agent for the benefit of the Secured Parties which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Necessary Governmental Approval” shall have the meaning provided in Section 4.6(a) hereof.

“Net Available Amount” shall mean, with respect to any Event of Loss or any Project Document Claim, the aggregate amount of Loss Proceeds (in the case of an Event of Loss) or gross proceeds (in the case of a Project Document Claim) received by the applicable Borrower or any Secured Party in respect of such Event of Loss or Project Document Claim, as the case may be, net of reasonable expenses incurred in connection with the collection thereof.

“Net Disposition Proceeds” shall mean, with respect to any Disposition, the gross cash proceeds received from such Disposition (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), net of (i) the reasonable out-of-pocket costs of such Disposition, including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such Disposition and (ii) the incremental taxes paid or payable by the applicable Borrower as a result of such Disposition.

“Net Issuance Proceeds” shall mean, with respect to any incurrence of Indebtedness or issuance of Capital Stock, the gross cash proceeds received from such incurrence or issuance, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses (including reasonable attorneys’ and accountants’ fees), in each case incurred in connection with such transaction.

“Notes” shall mean the collective reference to Tranche A Construction Notes, Tranche B Construction Notes, Tranche A Term Notes and Tranche B Term Notes.

“Notice of Borrowing” shall have the meaning provided in Section 2.5 hereof.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.10 hereof.

“Notice Office” shall mean the office of the Administrative Agent located at 800 Long Ridge Road, Stamford, CT 06927, or such other office, telephone or facsimile number as the Administrative Agent may hereafter designate in writing as such to each of the other parties hereto.

“Obligations” shall mean, collectively, (i) all loans, advances, debts, liabilities, and obligations (including all interest that accrues after the commencement of any case or proceeding by or against a Borrower in bankruptcy, whether or not allowed in such case or proceeding), howsoever arising, owed by either Borrower under any Finance Document to the Administrative Agent or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees and consultants’ fees chargeable to such Borrower, (ii) any and all sums advanced by the Administrative Agent or any other Secured Party in order to preserve the Collateral or to preserve the Security Interests, (iii) in the event of any Enforcement Action, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Administrative Agent and/or the Secured Parties of their rights under the Security Documents, together with attorneys’ fees and court costs, and (iv) the obligations of either Borrower under any Required Hedging Agreement entered into with any Secured Swap Counterparty and any obligations of either Borrower to General Electric Capital Corporation or an Affiliate thereof in connection therewith. For the avoidance of doubt, “Obligations” shall not include any obligations in respect of the Warrant Agreement, the Warrant or the Registration Rights Agreement

“Operating Account” shall have the meaning provided in the Collateral Account Agreement.

“Operating Budget” shall have the meaning provided in Section 5.17(a) hereof.

“Operating Year” shall mean (i) with respect to Facility A, each fiscal year (or portion thereof) after the Facility A Conversion Date and (ii) with respect to Facility B, each fiscal year (or portion thereof) after the Facility B Conversion Date.

“Operation and Maintenance Expenses” shall mean, with respect to each portion of a Project that is in operation (regardless of whether the Facility A Project Completion Date or the Facility B Project Completion Date has occurred) for any period on or after the date such portion of such Project has begun operation, collectively, without duplication, all reasonable (i) expenses incurred by the applicable Borrower of administering and operating such portion of such Project and of maintaining it in accordance with Prudent Industry Practices, (ii) fuel, feedstock and other input procurement and transportation costs payable by the applicable Borrower, (iii) direct operating and maintenance costs of the applicable Facility payable by the applicable Borrower, (iv) insurance premiums payable by the applicable Borrower, (v) property, sales, value-added and excise taxes payable by the applicable Borrower (other than taxes imposed on or measured by income or receipts), (vi) costs and fees incurred by the applicable Borrower in connection with obtaining and maintaining in effect the Governmental Approvals required in connection with the applicable Project and (vii) legal, accounting and other professional fees incurred by the applicable Borrower in the ordinary course of business in connection with the applicable Project, in each case as set forth in an Operating Budget (or any amendment thereof) approved in accordance with Section 5.17; provided that (a) with effect from the Facility A Project Completion Date or the Facility B Project Completion Date, as applicable, “Operation and Maintenance Expenses” shall include all of the foregoing with respect to the entire Project and (b) “Operation and Maintenance Expenses” shall not include payments into the Tranche A Debt Service Reserve Account or Tranche B Debt Service Reserve Account, depreciation, or any items properly chargeable by GAAP to fixed capital accounts.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document.

“Participant” shall have the meaning assigned to such term in clause (f) of Section 11.11.

“Participant Register” has the meaning specified in clause (f) of Section 11.11.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001.

“Permitted Investments” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or of any agency thereof, in either case maturing not more than 180 days from the date of acquisition thereof by such Person; (b) Dollar time deposits in the London interbank market with, or certificates of deposit issued by, any bank or trust company licensed under the laws of the United States or any state thereof which has outstanding senior long-term unsecured indebtedness which is rated (on the date of acquisition thereof) A+ or Al or better by Standard & Poor’s or Moody’s, respectively, maturing not more than 180 days from the date of acquisition thereof by such Person; (c) commercial paper rated A-1 or P-1 or better by Standard & Poor’s or Moody’s, respectively, maturing not more than 180 days from the date of acquisition thereof by such Person; and (d) money market funds rated at least “AA” by Standard & Poor’s or “Aa” or better by Moody’s.

“Permitted Lien” shall mean any Lien permitted to be incurred by the Borrowers pursuant to Section 6.1 hereof.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, or other enterprise or unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Multiemployer Plan.

“Plans and Specifications” shall mean the Facility A Plans and Specifications and/or the Facility B Plans and Specifications, as the context shall require.

“Platform” shall have the meaning provided in Section 11.3(d) hereof.

“Pledge Agreement” shall mean the Pledge and Guaranty Agreement, dated as of November 7, 2012, between Holdings and the Collateral Agent for the benefit of the Secured Parties.

“Power Purchase Agreements” means collectively, (i) a power purchase agreement for the supply of power to Facility A, to be entered into after the Closing Date and before the Initial Funding Date for Tranche A Construction Loans, between an Approved Power Supplier and the Tranche A Borrower and (ii) a power purchase agreement for the supply of power to Facility B, to be entered into after the Closing Date and before the Initial Funding Date for Tranche B Construction Loans, between an Approved Power Supplier and the Tranche B Borrower.

“Prime Rate” shall mean, at any time, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “U.S. prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Project Costs” shall mean Facility A Project Costs and/or Facility B Project Costs, as the context shall require.

“Projected Debt Service Coverage Statement” shall mean each statement delivered pursuant to Section 5.1(d)(i)(B) or Section 5.1(d)(ii)(B) hereof.

“Project Document Claim” shall mean any claim of the Borrowers against any Project Participant under any Project Document.

“Project Documents” shall mean each Construction Agreement, each LNG Purchase Agreement, each Gas Supply Agreement, each Power Purchase Agreement and each Additional Project Document.

“Project Engineer” shall mean any Person from time to time appointed by the Required Lenders to act as Project Engineer for the purposes of this Agreement.

“Project Engineer Completion Certificate” shall mean a certificate, substantially in the form of Exhibit D-2 hereto (such form being subject to review by the Project Engineer subsequent to the appointment thereof) or otherwise in form and substance acceptable to the required Lenders, dated the applicable Conversion Date, duly completed and signed by the Project Engineer.

“Project Participants” shall mean the LNG Purchaser, each Contractor, each Approved Gas Supplier, each Approved Power Supplier, the Sponsor and each other party (other than the

Borrowers) to a Project Document, and each Replacement Project Participant. For the avoidance of doubt, after the termination of a Project Document by virtue of scheduled expiration in the ordinary course in accordance with its terms, “Project Participant” shall not include the party to such Project Document (except to the extent such Person is also party to another Project Document).

“Project Revenues” shall mean, for any period, without duplication, the aggregate of all revenues received by a Borrower in respect of a Project during such period from (i) payments made by the LNG Purchaser pursuant to the applicable LNG Purchase Agreement, (ii) interest accrued on, and other income derived from, the balance outstanding during such period in the applicable Collateral Accounts (including from Permitted Investments), and (iii) the proceeds of any business interruption insurance; provided that Project Revenues shall exclude, to the extent otherwise included, (1) net amounts receivable under any Hedging Agreements, (2) proceeds payable in respect of any insurance (other than business interruption insurance) or (3) warranty or indemnity payments or damages payable to the applicable Borrower under any Project Document.

“Project Revenues Collection Account” shall have the meaning provided in the Collateral Account Agreement.

“Project Schedule” has the meaning specified in clause (iii) of Section 3.2(n) hereof.

“Projects” shall mean, collectively, the Facilities, the Sites, and all easements, leasehold interests, licenses, permits, contract rights and other real and personal property interests now owned or hereafter acquired by either Borrower or in which either Borrower has any rights.

“Property” shall mean any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

“Prudent Industry Practices” means the professional practices, methods, equipment, specifications and safety and output standards and industry codes applicable to projects of the same type and capacity as the Projects, with respect to the design, installation, operation, maintenance and use of equipment and similar machinery, all of the above in compliance with applicable standards of safety, output, dependability, efficiency, environmental protection and economy, including recommended practice, of a good, safe, prudent and workman-like character.  Prudent Industry Practices are not intended to be limited to the optimum or minimum practice or method to the exclusion of all others, but rather to be a spectrum of commercially reasonable and prudent practices and methods as practiced in the industry.

“Quarterly Dates” shall mean the last Business Day of each March, June, September and December.

“Quarterly Distribution Date” shall mean each Monthly Transfer Date occurring in the months of February, May, August and November.

“Recipient” shall mean (a) the Administrative Agent, and (b) any Lender.

“Register” shall have the meaning provided in Section 2.9(c) hereof.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of November 7, 2012, between the Sponsor and GE Energy Financial Services, Inc.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve system (or any successor).

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve system (or any successor).

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve system (or any successor).

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Replaced Lender” shall have the meaning set forth in Section 2.20 hereof.

“Replacement Lender” shall have the meaning set forth in Section 2.20 hereof.

“Replacement Project Document” shall mean any contract or agreement in form and substance reasonably satisfactory to the Required Lenders entered into by either Borrower with any Replacement Project Participant subsequent to the date of this Agreement in substitution for any Project Document that has been terminated (other than by virtue of scheduled expiration in the ordinary course in accordance with its terms).

“Replacement Project Participant” shall mean, (a) in the case of any Project Participant other than an Immaterial Project Participant, with respect to such Project Participant, any Person reasonably satisfactory to the Required Lenders and having credit, or acceptable credit support, equal to or greater than that of the replaced Project Participant on the date that the applicable Project Document was entered into who, pursuant to a Replacement Project Document, assumes the obligations of the replaced Project Participant on terms and conditions no less favorable to the Borrower than those applicable to the replaced Project Participant pursuant to the applicable Project Document; and (b) in the case of any Immaterial Project Participant, any Person selected by the applicable Borrower.

“Required Debt Service Reserve Amount” shall mean, the Tranche A Required Debt Service Reserve Amount and/or the Tranche B Required Debt Service Reserve Amount, as the context may require.

“Required Hedging Agreement” shall have the meaning provided in Section 5.12 hereof.

“Required Lenders” shall mean, without duplication, (a) the Lenders holding at least 50.1% of the aggregate outstanding principal amount of the Loans or (b) if no Loans are outstanding, the Lenders holding at least 50.1% of the Construction Loan Commitments; provided that the Construction Loan Commitments and the principal amount of the Loans of the Lenders that are Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Requirement” shall mean, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined or (ii) any category of extensions of credit or other assets which include Eurodollar Loans.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Restoration Requisition” shall have the meaning provided in Section 4.8(e)(i) of the Collateral Account Agreement.

“Restoration Work” shall mean the design, engineering, construction and other work with respect to the Restoration of Affected Property.

“Restore” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property.  The term “Restoration” shall have a correlative meaning.

“Scheduled Principal Payments” shall mean the scheduled amounts payable in respect of principal of the Loans pursuant to Section 8.1 hereof.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, and each Secured Swap Counterparty.

“Secured Swap Counterparty” shall mean any party to a Required Hedging Agreement (other than a Finance Party) that, at the time such party enters into such Required Hedging Agreement is (i) an Acceptable Swap Counterparty and (ii) (a) a Lender or an Affiliate thereof or (b) a Person with whom either Borrower has entered into a Required Hedging Agreement provided or arranged by General Electric Capital Corporation or an Affiliate of General Electric Capital Corporation, and any assignee thereof

“Security Agreement” shall mean that certain Security Agreement, dated as of November 7, 2012, made by the Borrowers in favor of the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, the Collateral Account Agreement, the Security Agreement, the Pledge Agreement, each Mortgage, each Consent Agreement, each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations, and all UCC financing statements and other filings, recordings or registrations required by any Finance Document to be filed or made in respect of any such Finance Document.

“Security Interest” shall mean the Lien on the Collateral or any other collateral purported to be granted to the Collateral Agent under any Security Document for the benefit of one or more of the Secured Parties (or any trustee, sub-agent or other Person acting for or on behalf of the Collateral Agent).

“Sites” shall mean Site A and/or Site B, as the context shall require.

“Site A” shall mean the site upon which Facility A will be constructed, which site shall have been approved by the Required Lenders in their sole discretion, together with any fixtures and civil works constructed thereon, and any and all Site Real Estate Rights relating thereto.

“Site B” shall mean the site upon which Facility B will be constructed, which site shall have been approved by the Required Lenders in their sole discretion, together with any fixtures and civil works constructed thereon, and any and all Site Real Estate Rights relating thereto.

“Site Real Estate Rights” shall mean, in respect of a Site, all easements, real property leases, surface use agreements, and other real property rights, privileges, and interests required for the installation, ownership, operation, use or maintenance of a Facility upon such Site.

“Solvent” shall mean, when used with respect to any Person as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Site RE Right Grantor” shall mean each owner, grantor or lessor of any Specified Site Real Estate Rights.

“Specified Site Real Estate Right” shall mean each Site Real Estate Right that is not by its terms assignable by the applicable Borrower to the Collateral Agent without the consent of its owner, grantor or lessor in a manner reasonably satisfactory to the Required Lenders.

“Sponsor” shall mean Clean Energy Fuels Corp., a Delaware corporation.

“Sponsor Guaranty” shall mean that certain Guaranty, dated as of November 7, 2012, made by the Sponsor in favor of the Secured Parties.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or its successor.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and to be subject to such Reserve Requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taking” shall mean any circumstance or event, or series of circumstances or events (including an Expropriation Event), in consequence of which a Project or any portion thereof shall be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise.

“Tax Distributions” shall mean all amounts distributed to the Sponsor pursuant to Section 4.6(b) of the Collateral Account Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitments” shall mean the Tranche A Term Loan Commitments and/or the Tranche B Term Loan Commitments, as the context shall require.

“Term Loan Principal Payment” shall mean a Tranche A Term Loan Principal Payment and/or a Tranche B Term Loan Principal Payment, as the context shall require.

“Term Loan Principal Payment Date” shall mean the Tranche A Term Loan Principal Payment Date and/or the Tranche B Term Loan Principal Payment Date, as the context shall require.

“Term Loans” shall mean Tranche A Term Loans and/or Tranche B Term Loans, as the context shall require.

“Title Insurance” shall having the meaning given to such term in 3.2(g)(iii) hereof.

“Title Insurance Company” shall mean any Person from time to time appointed by the Required Lenders to act as a Title Insurance Company for the purposes of this Agreement.

“Total Construction Commitment” shall mean $200,000,000.

“Total Funded Construction Loans” shall mean, at any time, the aggregate principal amount of Construction Loans funded as of such time.

“Tranche” shall mean Tranche A and/or Tranche B, as the context shall require.

“Tranche A Borrower” shall have the meaning provided in the Preamble hereto.

“Tranche B Borrower” shall have the meaning provided in the Preamble hereto.

“Tranche A Consolidated Total Debt” shall mean, at any time, the sum of (i) all outstanding Indebtedness of the Tranche A Borrower at such time plus (ii) all future rental obligations of the Tranche A Borrower under leases (other than Capital Lease Obligations) minus (iii) the principal amount of Tranche B Loans then outstanding.

“Tranche A Construction Account” shall have the meaning provided in the Collateral Account Agreement.

“Tranche A Construction Loan” shall have the meaning provided in Section 2.1(a) hereof.

“Tranche A Construction Loan Availability Period” shall mean the period commencing on the Initial Funding Date for Tranche A Construction Loans, and ending on the earliest to occur of (i) the full utilization of the Tranche A Construction Loan Commitments, (ii) the Facility A Date Certain, (iii) the Facility A Conversion Date and (iv) the termination of the Tranche A Construction Loan Commitment pursuant to the provisions of this Agreement.

“Tranche A Construction Loan Commitment” shall mean, as to any Tranche A Lender, the applicable amount set forth opposite such Tranche A Lender’s name in Annex I hereto.  The aggregate Tranche A Construction Loan Commitments of all Tranche A Lenders is $100,000,000, as the same may be reduced pursuant to Section 2.13 hereof.

“Tranche A Construction Loan Maturity Date” shall mean the earliest to occur of (i) the Facility A Conversion Date, (ii) the Facility A Date Certain and (iii) the date on which any Tranche A Loans become due pursuant to Section 9.2 hereof.

“Tranche A Construction Notes” shall have the meaning provided in Section 2.9(b) hereof.

“Tranche A Debt Service” shall mean, for any period with respect to the Tranche A Borrower, the sum, without duplication, of (i) all amounts payable by the Tranche A Borrower during such period pursuant to the terms and conditions of the Finance Documents (including all amounts that are required to be prepaid and all amounts overdue from any prior period) in respect of principal on the Tranche A Term Loans during such period, (ii) all amounts payable in respect of Tranche A Interest Expense for such period, and (iii) all scheduled Fees payable in respect of the Tranche A Loans and the Tranche A Construction Loan Commitment during such period.

“Tranche A Debt Service Coverage Ratio” shall mean, as at any date with respect to the Tranche A Borrower, for the period of four consecutive fiscal quarters of the Tranche A Borrower then most recently ended (or, if fewer, the number of full fiscal quarters that have elapsed since the applicable Conversion Date) for which financial statements have been delivered pursuant to Section 5.1(a) (or any other period referred to in this Agreement, in each case, taken as one accounting period), the ratio of (i) Cash Flow Available for Debt Service of the Tranche A Borrower for such period to (ii) Tranche A Debt Service for such period (including Scheduled Principal Payments, but excluding mandatory prepayments in respect of the Tranche A Term Loans payable during such period pursuant to the Finance Documents).  Any determination of the Tranche A Debt Service Coverage Ratio shall be made by the Tranche A Borrower using methodology and assumptions satisfactory to the Administrative Agent.

“Tranche A Debt Service Reserve Account” shall have the meaning provided in the Collateral Account Agreement.

“Tranche A Distribution Account” shall have the meaning provided in the Collateral Account Agreement.

“Tranche A Excess Cash Flow” shall have the meaning provided in the Collateral Account Agreement.

“Tranche A Final Maturity Date” shall mean the earliest to occur of (i) the eighth (8th) anniversary of the Facility A Conversion Date and (ii) the date on which any Tranche A Loans become due pursuant to Section 9.2 hereof.

“Tranche A Interest Expense” shall mean, for any period in respect of the Tranche A Borrower, the sum of the following: (i) all interest on the Tranche A Term Loans accrued or capitalized during such period (whether or not actually paid during such period) pursuant to the Finance Documents plus (ii) the net amounts payable (or minus the net amounts receivable) by the Tranche A Borrower under the Required Hedging Agreements that are Interest Rate Hedging Agreements accrued during such period (whether or not actually paid or received during such period).

“Tranche A Leverage Ratio” shall mean, as at any date for the Tranche A Borrower, the ratio of (i) Tranche A Consolidated Total Debt to (ii) EBITDA of the Tranche A Borrower for the period of four consecutive fiscal quarters of the Tranche A Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a); provided, that if less than four full fiscal quarters shall have elapsed since the Facility A Conversion Date, this clause (ii) shall be calculated as the product of (A) EBITDA of the Tranche A Borrower for each full fiscal quarter that has elapsed since the Facility A Conversion Date and (B) a fraction, the numerator of which is four (4) and the denominator of which is the number of full fiscal quarters that have elapsed since the Facility A Conversion Date.  Any determination of the Tranche A Leverage Ratio shall be made by the Tranche A Borrower using methodology and assumptions satisfactory to the Administrative Agent.

“Tranche A Loans” means Tranche A Construction Loans and/or Tranche A Term Loans, as the context shall require.

“Tranche A Obligations” shall mean all Obligations relating to, or arising out of, the Tranche A Construction Loans or the Tranche A Term Loans.

“Tranche A Projected Debt Service Coverage Ratio” shall mean, as at any date with respect to the Tranche A Borrower, for the period of four consecutive fiscal quarters of the Borrowers commencing on the day after the most recent Quarterly Date prior to such date, the ratio of (i) projected Cash Flow Available for Debt Service of the Tranche A Borrower for such period to (ii) projected Tranche A Debt Service for such period (including Scheduled Principal Payments, but excluding mandatory prepayments in respect of the Tranche A Term Loans payable during such period pursuant to the Finance Documents).  Any determination of the Tranche A Projected Debt Service Coverage Ratio shall be made by the Tranche A Borrower using methodology and assumptions satisfactory to the Administrative Agent.

“Tranche A Required Debt Service Reserve Amount” shall mean, on any date, an amount equal to the Tranche A Debt Service payable over the six-month period following such date, calculated based on the Assumed Interest Rate (including Scheduled Principal Payments, but excluding mandatory prepayments in respect of the Tranche A Term Loans payable during such period pursuant to the Finance Documents).

“Tranche A Term Loan Commitment” shall mean, for each Tranche A Lender, the aggregate principal amount of Tranche A Construction Loans of such Tranche A Lender outstanding as of the Facility A Conversion Date (after giving effect to any Borrowing of Tranche A Construction Loans on such date in accordance with Section 2.1 hereof and any prepayment of Tranche A Construction Loans on such date in accordance with Section 8 hereof); provided that the aggregate Tranche A Term Loan Commitment of all Tranche A Lenders shall not in any event exceed $100,000,000, as the same may be reduced pursuant to Section 2.13 hereof.

“Tranche A Term Loan Principal Payment” shall have the meaning provided in Section 8.1(b) hereof.

“Tranche A Term Loan Principal Payment Date” shall have the meaning provided in Section 8.1(b) hereof.

“Tranche A Term Loans” shall have the meaning provided in Section 2.3(a) hereof.

“Tranche A Term Notes” shall have the meaning provided in Section 2.9(b) hereof.

“Tranche B Consolidated Total Debt” shall mean, at any time, the sum of (i) all outstanding Indebtedness of the Tranche B Borrower at such time plus (ii) all future rental obligations of the Tranche B Borrower under leases (other than Capital Lease Obligations) minus (iii) the principal amount of Tranche A Loans then outstanding.

“Tranche B Construction Account” shall have the meaning provided in the Collateral Account Agreement.

“Tranche B Construction Loan” shall have the meaning provided in Section 2.2(a) hereof.

“Tranche B Construction Loan Availability Period” shall mean the period commencing on the Initial Funding Date for Tranche B Construction Loans, and ending on the earliest to occur of (i) the full utilization of the Tranche B Construction Loan Commitments, (ii) the Facility B Date Certain, (iii) the Facility B Conversion Date and (iv) the termination of the Tranche B Construction Loan Commitment pursuant to the provisions of this Agreement.

“Tranche B Construction Loan Commitment” shall mean, as to any Tranche B Lender, the applicable amount set forth opposite such Tranche B Lender’s name in Annex I hereto.  The aggregate Tranche B Construction Loan Commitments of all Tranche B Lenders is $100,000,000, as the same may be reduced pursuant to Section 2.13 hereof.

“Tranche B Construction Loan Maturity Date” shall mean the earliest to occur of (i) the Facility B Conversion Date, (ii) the Facility B Date Certain and (iii) the date on which any Tranche B Loans become due pursuant to Section 9.2 hereof.

“Tranche B Construction Notes” shall have the meaning provided in Section 2.9(b) hereof.

“Tranche B Debt Service” shall mean, for any period with respect to the Tranche B Borrower, the sum, without duplication, of (i) all amounts payable by the Tranche B Borrower during such period pursuant to the terms and conditions of the Finance Documents (including all amounts that are required to be prepaid and all amounts overdue from any prior period) in respect of principal on the Tranche B Term Loans during such period, (ii) all amounts payable in respect of Tranche B Interest Expense for such period, and (iii) all scheduled Fees payable by in respect of the Tranche B Loans and the Tranche B Construction Loan Commitment during such period.

“Tranche B Debt Service Coverage Ratio” shall mean, as at any date with respect to the Tranche B Borrower, for the period of four consecutive fiscal quarters of the Tranche B Borrower then most recently ended (or, if fewer, the number of full fiscal quarters that have elapsed since the applicable Conversion Date) for which financial statements have been delivered pursuant to Section 5.1(a) (or any other period referred to in this Agreement, in each case, taken as one accounting period), the ratio of (i) Cash Flow Available for Debt Service of the Tranche B Borrower for such period to (ii) Tranche B Debt Service for such period (including Scheduled Principal Payments, but excluding mandatory prepayments in respect of the Tranche B Term Loans payable during such period pursuant to the Finance Documents). Any determination of the Tranche B Debt Service Coverage Ratio shall be made by the Tranche B Borrower using methodology and assumptions satisfactory to the Administrative Agent.

“Tranche B Debt Service Reserve Account” shall have the meaning provided in the Collateral Account Agreement.

“Tranche B Distribution Account” shall have the meaning provided in the Collateral Account Agreement.

“Tranche B Excess Cash Flow” shall have the meaning provided in the Collateral Account Agreement.

“Tranche B Final Maturity Date” shall mean the earliest to occur of (i) the eighth (8th) anniversary of the Facility B Conversion Date and (ii) the date on which any Tranche B Loans become due pursuant to Section 9.2 hereof.

“Tranche B Interest Expense” shall mean, for any period in respect of the Tranche B Borrower, the sum of the following: (i) all interest on the Tranche B Term Loans accrued or capitalized during such period (whether or not actually paid during such period) pursuant to the Finance Documents plus (ii) the net amounts payable (or minus the net amounts receivable) by the Tranche B Borrower under the Required Hedging Agreements that are Interest Rate Hedging Agreements accrued during such period (whether or not actually paid or received during such period).

“Tranche B Leverage Ratio” shall mean, as at any date for the Tranche B Borrower, the ratio of (i) Tranche B Consolidated Total Debt to (ii) EBITDA of the Tranche B Borrower for the period of four consecutive fiscal quarters of the Tranche B Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a); provided, that if less than four full fiscal quarters shall have elapsed since the Facility B Conversion Date, this clause (ii) shall be calculated as the product of (A) EBITDA of the Tranche B Borrower for each full fiscal quarter that has elapsed since the Facility B Conversion Date and (B) a fraction, the numerator of which is four (4) and the denominator of which is the number of full fiscal quarters that have elapsed since the Facility B Conversion Date.  Any determination of the Tranche B Leverage Ratio shall be made by the Tranche B Borrower using methodology and assumptions satisfactory to the Administrative Agent.

“Tranche B Loans” means Tranche B Construction Loans and/or Tranche B Term Loans, as the context shall require.

“Tranche B Obligations” shall mean all Obligations relating to, or arising out of, the Tranche B Construction Loans or the Tranche B Term Loans.

“Tranche B Projected Debt Service Coverage Ratio” shall mean, as at any date with respect to the Tranche B Borrower, for the period of four consecutive fiscal quarters of the Borrowers commencing on the day after the most recent Quarterly Date prior to such date, the ratio of (i) projected Cash Flow Available for Debt Service of the Tranche B Borrower for such period to (ii) projected Tranche B Debt Service for such period (including Scheduled Principal Payments, but excluding mandatory prepayments in respect of the Tranche B Term Loans payable during such period pursuant to the Finance Documents).  Any determination of the Tranche B Projected Debt Service Coverage Ratio shall be made by the Tranche B Borrower using methodology and assumptions satisfactory to the Administrative Agent.

“Tranche B Required Debt Service Reserve Amount” shall mean, on any date, an amount equal to the Tranche B Debt Service payable over the six-month period following such date, calculated based on the Assumed Interest Rate (including Scheduled Principal Payments, but excluding mandatory prepayments in respect of the Tranche B Term Loans payable during such period pursuant to the Finance Documents).

“Tranche B Term Loan Commitment” shall mean, for each Tranche B Lender, the aggregate principal amount of Tranche B Construction Loans of such Tranche B Lender outstanding as of the Facility B Conversion Date (after giving effect to any Borrowing of Tranche B Construction Loans on such date in accordance with Section 2.2 hereof and any prepayment of Tranche B Construction Loans on such date in accordance with Section 8 hereof); provided that the aggregate Tranche B Term Loan Commitment of all Tranche B Lenders shall not in any event exceed $100,000,000, as the same may be reduced pursuant to Section 2.13 hereof.

“Tranche B Term Loan Principal Payment” shall have the meaning provided in Section 8.1(c) hereof.

“Tranche B Term Loan Principal Payment Date” shall have the meaning provided in Section 8.1(c) hereof.

“Tranche B Term Loans” shall have the meaning provided in Section 2.4(a) hereof.

“Tranche B Term Notes” shall have the meaning provided in Section 2.9(b) hereof.

“Transaction Documents” shall mean, collectively, the Warrant, the Warrant Agreement, the Registration Rights Agreement, the Project Documents and the Finance Documents.

“Transfer Date Certificate” shall mean a “Transfer Date Certificate” as defined in and delivered under the Collateral Account Agreement.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unutilized Commitment Coefficient” shall mean the lesser of (i) a fraction, the numerator of which shall be the excess of the Total Construction Commitment over the amount of Total Funded Construction Loans and the denominator of which shall be the sum of the Unutilized Tranche A Construction Loan Commitments and the Unutilized Tranche B Construction Loan Commitments and (ii) one (1).

“Unutilized Tranche A Construction Loan Commitment” shall mean, for each Lender, at any time, the greater of (i) the Tranche A Construction Loan Commitment of such Lender at such time less the aggregate principal amount at such time of all Tranche A Construction Loans made by such Lender and (ii) zero (0).

“Unutilized Tranche B Construction Loan Commitment” shall mean, for each Lender, at any time, the greater of, (i) the Tranche B Construction Loan Commitment of such Lender at such time less the aggregate principal amount at such time of all Tranche B Construction Loans made by such Lender and (ii) zero (0).

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in paragraph (f) of Section 2.14.

“Warrant” shall mean that certain Warrant, dated as of November 7, 2012, issued by the Sponsor and GE Energy Financial Services, Inc.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of November 7, 2012, between the Sponsor and GE Energy Financial Services, Inc.

“Withholding Agent” shall mean each of the Borrowers and the Administrative Agent.

“Work” shall mean all design, fabrication, construction, erection and other services to be performed, and all items to be procured, fabricated, constructed, manufactured, completed and warranted, by a Contractor pursuant to a Construction Agreement.

1.2          Rules of Interpretation.  In each Finance Document (other than any Required Hedging Agreement), unless otherwise indicated:

(1)     each reference to, and the definition of, any document (including any Transaction Document) shall be deemed to refer to such document as it may be amended, amended and restated, supplemented, revised or otherwise modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement;

(2)     each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time;

(3)     any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities;

(4)     references to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively, unless otherwise specified;

(5)     all references to a “Section,” “Appendix,” “Annex,” “Schedule” or “Exhibit” of a Finance Document are to a Section of such Finance Document or to an Appendix, Annex, Schedule or Exhibit attached to such Finance Document;

(6)     the table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of such Finance Document;

(7)     defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(8)     the words “hereof’, “herein” and “hereunder”, and words of similar import, when used in any Finance Document, shall refer to such Finance Document as a whole and not to any particular provision of such Finance Document;

(9)     the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(10)   where the terms of any Finance Document require that the approval, opinion, consent or other input of any Secured Party be obtained, such requirement shall be deemed satisfied only where the requisite approval, opinion, consent or other input is given by or on behalf of the relevant Secured Party in writing; and

(11)   where the terms of any Finance Document require or permit any action to be taken by any Agent, such action shall be taken strictly in accordance with the applicable provisions of the relevant Finance Documents.

1.3          Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement shall be made or prepared in accordance with GAAP (including principles of consolidation where appropriate) applied on a consistent basis (except to the extent approved or required by the independent public accountants certifying such statements and disclosed therein); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, no change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of this Agreement or any other Finance Document unless the

Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, officer’s certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

SECTION 2.         AMOUNTS AND TERMS OF CREDIT FACILITY

2.1          Tranche A Construction Loan Facility.

(a)           Subject to and upon the terms and conditions set forth herein, each Tranche A Lender severally agrees to make, from time to time during the Tranche A Construction Loan Availability Period, Tranche A Loans (each a “Tranche A Construction Loan” and, collectively, the “Tranche A Construction Loans”) to the Tranche A Borrower, which Tranche A Loans shall: (i) at the option of the Tranche A Borrower, be Base Rate Loans or Eurodollar Loans (provided, however, that all Tranche A Construction Loans comprising the same Borrowing shall at all times be of the same Type); (ii) be made and maintained in Dollars; (iii) not exceed for any Tranche A Lender, in aggregate principal amount at any time outstanding, the Tranche A Construction Loan Commitment of such Tranche A Lender; (iv) after giving effect to the funding thereof, and after giving effect to the funding of any Tranche B Construction Loans requested pursuant to Section 2.2(a), do not cause the Total Funded Construction Loans to exceed to Total Construction Commitment; and (v) mature on the Tranche A Construction Loan Maturity Date.

(b)           The Tranche A Construction Loans are available only on the terms and conditions specified hereunder, and once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

2.2          Tranche B Construction Loan Facility.

(a)           Subject to and upon the terms and conditions set forth herein, each Tranche B Lender severally agrees to make, from time to time during the Tranche B Construction Loan Availability Period, Tranche B Loans (each a “Tranche B Construction Loan” and, collectively, the “Tranche B Construction Loans”) to the Tranche B Borrower, which Tranche B Loans shall: (i) at the option of the Tranche B Borrower, be Base Rate Loans or Eurodollar Loans (provided, however, that all Tranche B Construction Loans comprising the same Borrowing shall at all times be of the same Type); (ii) be made and maintained in Dollars; (iii) not exceed for any Tranche B Lender, in aggregate principal amount at any time outstanding, the Tranche B Construction Loan Commitment of such Tranche B Lender; (iv) after giving effect to the funding thereof, and after giving effect to the funding of any Tranche A Construction Loans requested pursuant to Section 2.1(a), do not cause the Total Funded Construction Loans to exceed the Total Construction Commitment; and (v) mature on the Tranche B Construction Loan Maturity Date.

(b)           The Tranche B Construction Loans are available only on the terms and conditions specified hereunder, and once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

2.3          Tranche A Term Loan Facility.

(a)           Subject to and upon the terms and conditions set forth herein, each Tranche A Lender agrees that on the Facility A Conversion Date all Tranche A Construction Loans of such Tranche A Lender outstanding on such date (after giving effect to any Borrowing of Tranche A Construction Loans on such date and any prepayment of Tranche A Construction Loans on such date in accordance herewith) shall automatically convert into term loans (each a “Tranche A Term Loan” and, collectively, the “Tranche A Term Loans”) in an aggregate principal amount not exceeding such Tranche A Lender’s Tranche A Term Loan Commitment in effect as of such date.  Such Tranche A Term Loans shall: (i) at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; (ii) be made and maintained in Dollars; (iii) not exceed for any Tranche A Lender, in aggregate principal amount at any time outstanding, the Tranche A Term Loan Commitment of such Tranche A Lender; and (iv) mature on the Tranche A Final Maturity Date.

(b)           Tranche A Construction Loans that are converted into Tranche A Term Loans shall not be deemed to be prepaid, repaid or discharged but shall be deemed to be continued as Tranche A Term Loans as provided hereby.

(c)           The Tranche A Term Loans are available only on the terms and conditions specified hereunder, and once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

2.4          Tranche B Term Loan Facility.

(a)           Subject to and upon the terms and conditions set forth herein, each Tranche B Lender agrees that on the Facility B Conversion Date all Tranche B Construction Loans of such Tranche B Lender outstanding on such date (after giving effect to any Borrowing of Tranche B Construction Loans on such date and any prepayment of Tranche B Construction Loans on such date in accordance herewith) shall automatically convert into term loans (each a “Tranche B Term Loan” and, collectively, the “Tranche B Term Loans”) in an aggregate principal amount not exceeding such Tranche B Lender’s Tranche B Term Loan Commitment in effect as of such date.  Such Tranche B Term Loans shall: (i) at the option of the Borrower, be Base Rate Loans or Eurodollar Loans; (ii) be made and maintained in Dollars; (iii) not exceed for any Tranche B Lender, in aggregate principal amount at any time outstanding, the Tranche B Term Loan Commitment of such Tranche B Lender; and (iv) mature on the Tranche B Final Maturity Date.

(b)           Tranche B Construction Loans that are converted into Tranche B Term Loans shall not be deemed to be prepaid, repaid or discharged but shall be deemed to be continued as Tranche B Term Loans as provided hereby.

(c)           The Tranche B Term Loans are available only on the terms and conditions specified hereunder, and once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

2.5          Notice of Borrowing.  Whenever a Borrower desires to make a Borrowing pursuant to Section 2.1 or 2.2 hereof, it shall give the Administrative Agent at its Notice Office

(a) at least three (3) Business Days’ prior written notice in the case of Eurodollar Loans and (b) at least one (1) Business Day’s prior written notice in the case of Base Rate Loans; provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York City time).  Each such notice (a “Notice of Borrowing”) shall be irrevocable and shall be given by such Borrower substantially in the form of Exhibit A hereto, appropriately completed to specify (i) the aggregate principal amount of the Construction Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Construction Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each applicable Lender notice of the proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.6          Pro Rata Borrowings; Availability.  Each Borrowing of Loans shall be incurred contemporaneously and ratably among the applicable Lenders based upon the amount of their respective Construction Loan Commitments of the applicable Tranche.  It is agreed that no Lender shall be responsible for any default by any other Lender of its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Lender to make a Loan hereunder.

2.7          Minimum Amount and Maximum Number of Borrowings, etc.

(a)           Except in the case of Borrowings of Construction Loans incurred solely to pay any of the Obligations, the aggregate principal amount of each Borrowing of Construction Loans or a particular Tranche shall not be less than (i) $1,000,000 or (ii) if less than $1,000,000, the remaining aggregate Construction Loan Commitments of all Lenders in respect of such Tranche.

(b)           Except in the case of Borrowings of Construction Loans incurred solely to pay any of the Obligations, each Borrower shall be limited to a maximum of one (1) Borrowing of Construction Loans per month.

(c)           At no time shall there be outstanding more than six (6) separate Interest Periods in respect of Eurodollar Loans of any Tranche.

2.8          Disbursement of Funds.  Subject to the terms and conditions hereof, no later than 11:00 a.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available, through such Lender’s Applicable Lending Office, its pro rata portion of the aggregate principal amount of the Loans requested to be made on such date, in Dollars and in immediately available funds at the payment office of the Administrative Agent (as notified to the Lenders from time to time by the Administrative Agent), and the Administrative Agent will deposit the aggregate of the amounts so made available by the Lenders into the Tranche A Construction Account (in the case of Tranche A Construction Loans) or the Tranche B Construction Account (in the case of Tranche B Construction Loans).  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable date of the Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender on demand.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if such amount is recovered from such Lender, the cost to the Administrative Agent of acquiring overnight federal funds at the then applicable rate and (ii) if such amount is recovered from a Borrower, the then applicable rate of interest as provided herein.  Nothing in this Section 2.8 shall be deemed to relieve any Lender from its obligation to make a Loan hereunder or to prejudice any rights which a Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder. Notwithstanding anything to the contrary herein, any amounts repaid by the Borrowers pursuant to this Section 2.8 shall be available for reborrowing as if such amounts had never been disbursed.

2.9          Evidence of Obligations and Notes.

(a)           Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender as a result of the Loans of such Lender, including the amounts of principal, interest and other amounts payable and paid to such Lender from time to time under this Agreement and, subject to Section 2.9(b) hereof, the Notes.  The entries made by each Lender pursuant to the foregoing sentence shall constitute prima facie evidence of the existence and amounts of the Loans and other Obligations therein recorded; provided, however, that the failure of any Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrowers to repay or pay the Loans made by such Lender, accrued interest thereon and the other Obligations of the Borrowers to such Lender hereunder in accordance with the terms of this Agreement.  Each Lender will advise each Borrower of the outstanding indebtedness hereunder to such Lender upon written request therefor.  If any amounts paid by a Borrower pursuant to this Agreement and the Notes, if any, issued pursuant hereto are insufficient to repay or pay the principal amount of all outstanding Loans owed by such Borrower, all accrued and unpaid interest thereon and all other Obligations, such Borrower shall be responsible for the deficiency.

(b)           Each Borrower agrees that, upon request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender (i) in the case of Tranche A Construction Loans or Tranche B Construction Loans, a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-1 hereto with blanks appropriately completed in conformity herewith (each, a “Tranche A Construction Note” or a “Tranche B Construction Note”, as applicable), and (ii) in the case of Tranche A Term Loans or Tranche B Term Loans, a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-2 hereto with blanks appropriately completed in conformity herewith (each, a “Tranche A Term Note” or a “Tranche B Term Note”, as applicable).

(c)           Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitments, the Loans made by each Lender, the principal amount (and stated interest) with respect to each Loan, and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Assignment and Acceptance delivered to the Administrative Agent pursuant to Section 11.11 hereof.  Failure to make any recordation, or any error in such recordation, shall not affect the Obligations.  The entries in the Register shall be rebuttably presumptive evidence of the accuracy of the information so set forth, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Finance Documents, notwithstanding notice or any provision herein to the contrary.  Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of an Assignment and Acceptance that has been executed by the requisite parties pursuant to Section 11.11 and compliance with the other provisions set forth in Section 11.11.  No assignment or transfer of a Lender’s Commitments or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section 2.9(c) and compliance with the other provisions set forth in Section 11.11.

(d)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and the outstanding principal amount of Loans evidenced thereby.  Failure to make such notation shall not affect the Borrowers’ obligations in respect of such Loans.

2.10        Conversions.  The Borrowers shall have the option to convert on any Business Day the principal amount of the Loans made pursuant to one or more Borrowings from one Type of Loan into a Borrowing of another Type of Loan; provided, however, that (i) Loans of a particular Tranche may not be so converted to another Type unless the aggregate principal amount of such Loans to be so converted equals $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) except as provided in Sections 2.12, 2.15 and 2.18, no conversion of all or any portion of any Eurodollar Loan into a Base Rate Loan may be effected on any day other than the last day of an Interest Period applicable to such Eurodollar Loan, (iii) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to be less than $1,000,000, (iv) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default has occurred and is continuing on the date of conversion or would result from such conversion, and (v) no conversion pursuant to this Section 2.10 shall result in a greater number of Interest Periods than is permitted under Section 2.7 hereof.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office prior to 11:00 a.m. (New York City time) at least three (3) Business Days’ prior notice substantially in the form attached hereto as Exhibit G (each a “Notice of Conversion or Continuation”) specifying (w) the principal amount of the

Loans to be so converted, (x) the Borrowing or Borrowings pursuant to which such Loans were made, (y) the Type of Loan from which such amount is being converted and the Type of Loan into which such amount will be converted, and (z) if such amount is to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto or, if such amount is to be continued as a Eurodollar Loan, the portion thereof to be continued and the Interest Period applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.11        Interest.

(a)           The Borrowers agree to pay interest in respect of the unpaid principal amount of each Base Rate Loan at a rate per annum which shall be equal to the sum of (x) the Base Rate in effect from time to time and (y) the Applicable Margin.

(b)           The Borrowers agree to pay interest in respect of the unpaid principal amount of each Eurodollar Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of (x) the Adjusted Eurodollar Rate in effect for such Interest Period and (y) the Applicable Margin.

(c)           From and after the occurrence of an Event of Default, all Obligations payable by the Borrowers hereunder or under any other Finance Document (other than any Obligations pursuant to a Required Hedging Agreement) shall bear interest at a rate (the “Default Rate”) equal to (x) in the case of Loans, the sum of (i) the interest rate otherwise applicable hereunder and (ii) 2.00% and (y) in the case of any other Obligations, the sum of (i) the Base Rate in effect from time to time, (ii) the Applicable Margin and (iii) 2.00%, in each case with such interest to be payable on demand.

(d)           Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Date, (ii) in respect of Eurodollar Loans, on the last day of each Interest Period applicable thereto; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, interest on such Eurodollar Loan shall be payable every three months after the beginning of such Interest Period, and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), conversion (on the amount converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.  Notwithstanding the foregoing, interest payable in accordance with Section 2.11(c) shall be payable as provided therein.

(e)           On each Interest Determination Date in respect of any Eurodollar Loan, the Administrative Agent shall determine the Adjusted Eurodollar Rate for the applicable Interest Period to be applicable to such Eurodollar Loans or to any portion thereof and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.12        Interest Periods.  At the time it gives any Notice of Borrowing or Notice of Conversion or Continuation in respect of the making or continuation of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of any Interest Period applicable to any Eurodollar Loan (in the case of any subsequent Interest Period), the applicable Borrower shall have the right to elect, by giving the Administrative Agent written notice thereof, the interest period (each, an “Interest Period”) applicable to such Eurodollar Loans, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period; provided, however, that:

(i)            all Eurodollar Loans comprising the same Borrowing shall have the same Interest Period;

(ii)           the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan (including the date of conversion thereof from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the last day of the immediately preceding Interest Period;

(iii)          if any Interest Period begins on a day for which there is no numerically corresponding day in the month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such month;

(iv)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another month, in which event such Interest Period shall end on the immediately preceding Business Day;

(v)           no Interest Period shall extend beyond the Tranche A Final Maturity Date or Tranche B Final Maturity Date, as applicable;

(vi)          no Interest Period with respect to a Term Loan may be elected that would extend beyond any applicable Term Loan Principal Payment Date unless the aggregate principal amount of Term Loans of the same Tranche outstanding having Interest Periods which end on or before such date shall be at least equal to or greater than the principal due in respect of such Term Loan on such date; and

(vii)         no Interest Period in respect of any Loans shall be selected at any time when a Default or Event of Default exists.

If upon the expiration of any Interest Period, the Borrowers have failed to elect, or are not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.13        Termination and Reduction of Commitments.

(a)           Unless otherwise previously terminated, the Tranche A Construction Loan Commitments shall terminate on the Tranche A Construction Loan Maturity Date; provided that if such date is also the Facility A Conversion Date, the Tranche A Term Loan Commitments shall terminate only upon and after giving effect to the conversion of the Tranche A Construction Loans into Tranche A Term Loans on such date.

(b)           Unless otherwise previously terminated, the Tranche B Construction Loan Commitments shall terminate on the Tranche B Construction Loan Maturity Date; provided that if such date is also the Facility B Conversion Date, the Tranche B Term Loan Commitments shall terminate only upon and after giving effect to the conversion of the Tranche B Construction Loans into Tranche B Term Loans on such date.

(c)           If the Initial Funding Date for Tranche A Construction Loans does not occur prior to December 31, 2014, then the Tranche A Construction Loan Commitments shall be terminated in their entirety on such date.

(d)           If the Initial Funding Date for Tranche B Constructions Loans does not occur prior to December 31, 2014, then the Tranche B Construction Loan Commitments shall be terminated in their entirety on such date.

(e)           The Borrowers may at any time terminate, or from time to time reduce, any of the Commitments within a Tranche; provided that (i) each reduction of such Commitments shall be in an amount that is an integral multiple of $5,000,000 (or, if less, such remaining Commitments), (ii) in the case of termination or reduction of Construction Loan Commitments, the applicable Borrower shall have demonstrated to the satisfaction of the Required Lenders the ability to pay, by means satisfactory to the Required Lenders, all remaining Facility A Project Costs necessary to cause the Facility A Project Completion Date to occur no later than the Facility A Date Certain and all remaining Facility B Project Costs necessary to cause the Facility B Project Completion Date to occur no later than the Facility B Date Certain, provided that, notwithstanding the foregoing, the Borrowers may terminate the Construction Loan Commitments in their entirety at any time if done so in connection the with full repayment of the outstanding Obligations and (iii) any reduction in the Construction Loan Commitments pursuant to this Section 2.13(e) shall automatically result in a corresponding reduction of the Term Loan Commitments of the same Tranche.

(f)            The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (c) above at least ten (10) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice from the Borrowers, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrowers to the Administrative Agent pursuant to this Section 2.13 shall be irrevocable.

2.14        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of a Finance Party under any Finance Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable

Finance Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrowers.  The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes and shall timely reimburse the Administrative Agent for any Other Taxes paid by the Administrative Agent.

(c)           Indemnification by the Finance Parties.  The Finance Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Finance Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Finance Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.11(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Finance Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           Evidence of Payments.  As soon as practicable after any payment of Taxes by a Finance Party to a Governmental Authority pursuant to this Section 2.14, the Finance Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)  executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Finance Document.

(h)           Defined Term.  For purposes of this Section 2.14, the term “applicable law” includes FATCA.

2.15        Illegality.

(a)           If any Lender determines that the introduction of any Law, or any change in any Law, or in the interpretation or administration of any Law, makes it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make a Eurodollar Loan and such determination is applied to other borrowers of such Lender or its Affiliates, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make such Loan shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b)           If any Lender determines that the introduction of any Law, or any change in any Law, or in the interpretation or administration of any Law, makes it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make a Eurodollar Loan and such determination is applied to other borrowers of such Lender or its Affiliates, the Borrowers shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full the Eurodollar Loans of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 2.16 or 2.17, if any, either on the last day of the Interest Period in respect of such Eurodollar Loan, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loan.  If the Borrowers are required so to prepay any Eurodollar Loan, then concurrently with such prepayment, the Borrowers shall, notwithstanding any otherwise applicable restriction, prohibition or requirement herein, borrow (and be deemed to have so borrowed) from the affected Lender a Base Rate Loan in the amount of the principal amount of the Eurodollar Loan so prepaid.

(c)           If the obligation of any Lender to make or maintain Eurodollar Loans has been so terminated or suspended, the Borrowers may elect, by giving notice to such Lender through the Administrative Agent, that all Loans which would otherwise be made by such Lender as Eurodollar Loans shall instead be Base Rate Loans.

(d)           Before giving notice to the Administrative Agent under this Section 2.15, the affected Lender shall designate a different Applicable Lending Office with respect to its Eurodollar Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the sole judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

2.16        Increased Costs and Reduction of Return.

(a)           If, due to any Change in Law, there shall be:

(i) any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans,

(ii)           subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          any reduction in the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount),

then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers in writing of the increased costs or reductions and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If any Lender shall have determined that any Change in Law regarding any Capital Adequacy Regulation has or would have the effect of reducing the rate of return on such Lender’s capital to a level below that which such lender could have achieved but for such Change in Law (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy and such Lender’s desired return on capital) and such determination is applied to other borrowers of such Lender or its Affiliates, then, within thirty (30) days of demand therefor by such Lender to the Borrowers through the Administrative Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, that the Borrowers shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers in writing of the increased costs or reductions and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)           Before giving notice to the Administrative Agent under Section 2.16(a), the affected Lender shall designate a different Applicable Lending Office with respect to its Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the sole judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

2.17        Funding Losses.  The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)           the failure of either Borrower to make on a timely basis any scheduled payment of principal of any Loan;

(b)           the failure of either Borrower to borrow or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion or Continuation;

(c)           the failure of either Borrower to make any prepayment in accordance with any notice delivered under Section 8.2;

(d)           subject to Section 8.7(d), the prepayment or repayment (including pursuant to Section 8.1, 8.2 or 8.3) or other payment (including after acceleration thereof) of a Eurodollar Loan on a day that is not the last day of the applicable Interest Period; or

(e)           the conversion of any Eurodollar Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loan or from fees payable to terminate the deposits from which such funds were obtained.

2.18        Inability to Determine Rates.  If the Administrative Agent reasonably determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any Interest Period with respect to any Eurodollar Loans, or that the Eurodollar Rate applicable for any Interest Period with respect to a Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan and such determination is applied to other borrowers of the Administrative Agent and its Affiliates, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or continue Eurodollar Loans or to convert any Base Rate Loan into a Eurodollar Loan hereunder shall be suspended until the Administrative Agent revokes such notice in writing.  Upon the receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion or Continuation then submitted by them.  If the Borrowers do not revoke any such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Loans.

2.19        Survival.  The agreements and obligations of the Borrowers in Sections 2.14 through 2.18 shall survive the payment of the Loans, the Notes and all other Obligations (other than Obligations under any Required Hedging Agreement).

2.20        Replacement of Lenders.  If any Lender (x) is owed increased costs or other amounts under Section 2.14, 2.15 or 2.16, (y) shall have become a Defaulting Lender or (z) fails to consent to a requested amendment, waiver or modification to any Finance Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers shall have the right, if no Default or Event of Default then exists and (in the case of (x) above) such Lender has not changed its Applicable Lending Office with the effect of eliminating such increased cost or other amount, to replace such Lender (the “Replaced Lender”) with one or more commercial banks or other financial institutions

(collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that (a) at the time of any replacement pursuant to this Section 2.20, the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to Section 11.11 hereof pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender at par and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (i) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and (ii) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender and (b) all obligations of the Borrowers owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation pursuant to clause (a) above and the payment of the amounts referred to in clauses (a) and (b) above, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to Sections 11.1, 11.2 and 11.18 and any other indemnification or expense reimbursement provisions under this Agreement or any other Finance Document, which shall survive as to such Replaced Lender in accordance with their terms.  Nothing in this Section 2.20 shall be deemed to prejudice any other rights that the Borrower may have against any Lender that is a Defaulting Lender.

2.21        Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth herein (including in the definition of Required Lenders).

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by any Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by any Agent from a Defaulting Lender pursuant to Section 11.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, if requested by the Borrowers (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made at a time when the conditions set forth in Section 3.3 and, if applicable, Section 3.2, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto

(iii)          Certain Fees.  No Defaulting Lender shall be entitled to receive any fees pursuant to Section 8.6(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)           Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.22        Interest During Construction.

(a)           Deemed Loan Requests.  Unless a Borrower shall have otherwise notified Administrative Agent at least five Business Days prior to the relevant date on which an interest payment is due (such dates, “Interest Payment Dates”) for loans of the applicable Tranche, such Borrower shall be deemed to have requested that the amount of interest due on each Interest Payment Date occurring prior to applicable Conversion Date be paid pursuant to this Section 2.22.  Subject to the conditions set forth in Section 2.22(b), each Lender agrees to effect payment of the interest due to such Lender on each such Interest Payment Date pursuant to Section 2.22(c).  If a Borrower advises the Administrative Agent that it elects not to have any such interest paid pursuant to this Section 2.22, or if the conditions for any such payment set forth in Section 2.22(b) are not satisfied, then Administrative Agent shall so advise the Lenders (and the Borrowers in the case of a failure to satisfy such conditions) in writing, in which case no Loans of such Tranche shall be made pursuant to this Section 2.22 on the relevant Interest Payment Date and such Borrower shall pay the amount of interest due on such Interest Payment Date in cash.

(b)           Conditions.  The Borrowers shall not be entitled to make any payment of interest pursuant to this Section 2.22 unless (i) the conditions precedent set forth in Sections 3.3(b), (c), (h), and (k) are determined by the Administrative Agent to have been satisfied with respect to the Loans to be funded to effect such payment pursuant to Section 2.22(c), (ii) if and to the extent such Loans are to be Tranche A Construction Loans, the initial Tranche A Construction Loans have already been funded and made, and (iii) if and to the extent such Loans are to be Tranche B Construction Loans, the initial Tranche B Construction Loans have already been funded and made.

(c)           Deemed Funding and Payment.  Subject to Sections 2.22(a) and (b), on each Interest Payment Date occurring before the Conversion Date, each Lender shall book a Loan of the applicable Tranche to each Borrower in an amount equal to the amount of interest due from such Borrower to such Lender on such Interest Payment Date, and shall apply the proceeds of such Loan to payment of the interest owed by such Borrower to such Lender on such Interest Payment Date.  Each such Loan shall be a Eurodollar Loan with an Interest Period of one month unless converted pursuant to Section 2.10. Notwithstanding anything to the contrary contained herein, in no event shall any Loans made pursuant to this Section 2.22 shall (i) cause the amount of Tranche A Construction Loans or Tranche B Construction Loans disbursed by any Lender to exceed such Lender’s Tranche A Construction Loan Commitment or Tranche B Construction Loan Commitment, as applicable or (ii) cause the amount of Total Funded Construction Loans to exceed the Total Construction Commitment.

SECTION 3.         CONDITIONS PRECEDENT.

3.1          Conditions to Closing.  The effectiveness of this Agreement and the other Finance Documents to be executed on the date hereof shall be subject to the conditions precedent that the Administrative Agent shall have received, or shall have waived receipt of, the following, each of which shall be in form and substance reasonably satisfactory to each Lender, and that the other conditions set forth below shall have been satisfied or waived by each Lender:

(a)           Transaction Documents.  Each of the following Transaction Documents shall have been executed and delivered by each party thereto, and the Administrative Agent shall have received a copy thereof executed by all parties thereto:

(i)            This Agreement;

(ii)           The Security Agreement;

(iii)          To the extent requested by any Lender, an original Tranche A Construction Note or Tranche B Construction Note for the account of such Lender, which Notes shall be appropriately completed with the name of the payee, the maximum principal amount thereof and the date of issuance (which shall be the Closing Date) inserted therein;

(iv)          The Pledge Agreement;

(v)           The Equity Contribution Agreement;

(vi)          The Sponsor Guaranty;

(vii)         The Warrant

(viii)        The Warrant Agreement;

(ix)          The Registration Rights Agreement; and

(x)           The Closing Date Project Documents and the Consent Agreements related thereto.

(b)           [Reserved]

(c)           Charter Documents.  The Administrative Agent shall have received the following documents, each certified as indicated below:

(i)            a copy of the Charter Documents of each Borrower, the Sponsor each Affiliate Project Participant and Holdings, as in effect on the Closing Date, certified by the Secretary of State or other appropriate officer of the jurisdiction of such Person’s formation or incorporation, and a certificate, where available, as to the good standing of and payment of franchise taxes by each Borrower, the Sponsor, each Affiliate Project Participant and Holdings, certified by the Secretary of State or other appropriate officer of the jurisdiction of such Person’s formation or incorporation and, in respect of the Borrowers only, each jurisdiction in which each Borrower is qualified as a foreign entity, dated as of a recent date;

(ii)           a certificate of an Authorized Officer of each Borrower, the Sponsor, each Affiliate Project Participant and Holdings, dated the Closing Date, certifying (A) that attached thereto is a true, correct and complete copy of the Charter Documents of such Person, as in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or other equivalent body) or evidence of all corporate, partnership or limited liability company action, as the case may be, of such Person, authorizing the execution, delivery and performance of the Transaction Documents to which such Person is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the name, incumbency and specimen signature of each officer of such Person executing the Transaction Documents to which such Person is intended to be a party and each other document to be delivered by such Person from time to time in connection therewith (and the Secured Parties may conclusively rely on such certificate until the Administrative Agent receives a replacement certificate in the form described in this clause (C) from such Person); and

(iii)          a certificate of another Authorized Officer of each Borrower, the Sponsor, each Affiliate Project Participant and Holdings, as applicable, as to the name,

incumbency and specimen signature of the Authorized Officer of such Person that signed the certificate referred to in clause (ii) above.

(d)           Filings, Registrations and Recordings. Any document (other than the Mortgages) required to be filed, registered, notarized or recorded in order to create and perfect the Security Interests as first priority Liens (subject only to (i) Permitted Liens and (ii) the priority afforded to such Permitted Liens by operation of Law) shall have been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the judgment of the Collateral Agent to perfect such Security Interests as such first priority Liens (subject only to (i) Permitted Liens and (ii) the priority afforded to such Permitted Liens by operation of Law) shall have been effected.

(e)           Pledge Agreement.  Each Lender and the Administrative Agent shall have received evidence satisfactory to such Person that the pledged securities required to be delivered to the Collateral Agent pursuant to the Pledge Agreement have been delivered, together with such other documents as are necessary to perfect the interests of the Secured Parties in and to the Collateral covered thereby as a first-priority security interest.

(f)            Officers’ Certificates.

(i)            Borrowers’ Certificates. The Administrative Agent shall have received a certificate signed by an Authorized Officer of each Borrower, dated the Closing Date, certifying that: (i) the representations and warranties of such Borrower contained in Section 4 hereof and the representations and warranties of such Borrower contained in each of the other Transaction Documents to which such Borrower is a party are true and correct in all material respects on and as of such date as if made on and as of such date (or, if expressly stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date), (ii) all Transaction Documents then in existence to which such Borrower is a party are in full force and effect, (iii) no Default or Event of Default has occurred and is continuing and (iv) no default or event of default has occurred and is continuing under any Closing Date Project Document.

(ii)           Sponsor’s Certificate.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of the Sponsor, dated the Closing Date, certifying that (i) the representations and warranties of the Sponsor set forth in the Transaction Documents to which the Sponsor is a party are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date) and (ii) the Sponsor is in compliance with all of its agreements contained in any Transaction Document to which it is a party.

(iii)          Holdings’ Certificate.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of Holdings, dated the Closing Date, certifying that (i) the representations and warranties of Holdings set forth in the Pledge Agreement are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of any earlier date, were true and correct in all material respects as of such earlier date) and (ii) Holdings is in compliance with all of its agreements contained in the Pledge Agreement.

(iv)          Affiliate Project Participant Certificates.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of each Affiliate Project Participant , dated the Closing Date, certifying that (i) the representations and warranties of such Affiliate Project Participant set forth in each applicable Affiliate Project Document are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of any earlier date, were true and correct in all material respects as of such earlier date) and (ii) each Affiliate Project Participant is in compliance with all of its agreements contained in each applicable Affiliate Project Document.

(g)           Financial Information, etc.

(i)            The Administrative Agent shall have received copies of (A) the unaudited consolidated financial statements of the Sponsor for the fiscal quarter ended June 30, 2012, and (B) the audited consolidated financial statements of the Sponsor for the fiscal year ended December 31, 2011. The Administrative Agent shall be deemed to have received any financial statement referred to in this clause (i) upon its filing with the Securities and Exchange Commission.

(ii)           The Administrative Agent shall have received such other financial, business and other information regarding the Closing Date Project Participants (other than the Affiliate Project Participants) as such Person shall have reasonably requested.

(h)           [Reserved]

(i)            Legal Opinions. The Administrative Agent, the Collateral Agent and the Lenders shall have received a written legal opinion of Morrison & Foerster LLP, counsel to each Borrower, the Sponsor, Holdings, and each Affiliate Project Participant, which legal opinion shall be dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders and in form, scope and substance satisfactory to each such Person.

(j)            [Reserved]

(k)           Corporate Structure. The corporate governance and capital structure of each Borrower and Holdings shall be satisfactory to the Administrative Agent.

(l)            Material Adverse Effect; Default. No event shall have occurred and no condition shall exist that has had or could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default shall have occurred and be continuing or would result from this Agreement or the other Transaction Agreements becoming effective in accordance with their respective terms.

(m)          Fees.  The Borrowers shall have paid, or made arrangements satisfactory to the Administrative Agent to pay, all fees, costs and charges payable by them (including fees of counsel to the Secured Parties) under the Finance Documents, not to exceed $500,000, on or prior to the Closing Date.

(n)           Patriot Act.  The Secured Parties shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Secured Parties in order to enable compliance with Anti-Terrorism Laws.

(o)           Preliminary Base Case Projections.  Each Lender and the Administrative Agent shall have received the Base Case Projections for each Project, which shall project (a) a Tranche A Debt Service Coverage Ratio and a Tranche B Debt Service Coverage Ratio, as applicable, of not less than 1.25:1.00 as of the end of each fiscal quarter during the period covered thereby and (b) that no more than twenty percent (20%) of the original principal amount of Tranche A Term Loans or Tranche B Term Loans shall be outstanding as of the Tranche A Final Maturity Date and the Tranche B Final Maturity Date, as applicable. The Base Case Projections shall (i) be prepared using assumptions provided in good faith by the applicable Borrower, (ii) be certified as true, complete and correct by an Authorized Officer of such Borrower and (iii) be otherwise in form and substance satisfactory to each Lender.

(p)           Project Documents.  (i) The representations and warranties of the Closing Date Project Participants contained in each Closing Date Project Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date), (ii) all Closing Date Project Documents shall be in full force and effect under the terms and conditions set forth in such Closing Date Project Documents, and (iii) no default or event of default shall have occurred and be continuing under any Closing Date Project Document.

(q)           Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to each Lender and the Administrative Agent, and each Lender and the Administrative Agent shall have received such other documents, certificates, and instruments relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby as such Person shall have reasonably requested, in each case in form and substance satisfactory to each such Person.

For the purpose of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 3.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2          Conditions to Initial Funding.  The obligation of any Lender to make its initial Construction Loan to a Borrower in respect of a Tranche on the Initial Funding Date relating to such Tranche shall be subject to the conditions precedent that, both immediately prior to the making of such initial Construction Loan and also after giving effect thereto:

(a)           Insurance. The Administrative Agent shall have received a binder certified by a nationally recognized insurance broker, with respect to each policy of insurance required to be in effect pursuant to Section 5.9 hereof in respect of such Borrower, and the designation of the Collateral Agent as loss payee thereunder to the extent required by Section 5.9 hereof.  In addition, such Borrower shall have delivered to the Administrative Agent written letters, dated no earlier than ten (10) days prior to the Initial Funding Date, from a firm of independent insurance brokers of nationally recognized standing satisfactory to the Administrative Agent, as to such insurance being in full force and effect, subject only to payment of the premium therefor (which payment shall be made on or before the Initial Funding Date).  In addition, the Administrative Agent shall have received a report from the Insurance Advisor stating that, in its opinion, all insurance policies required to be maintained (or caused to be maintained) by such Borrower pursuant to Section 5.9 hereof have been obtained and are in full force and effect on the Initial Funding Date, such insurance policies comply in all respects with the requirements of Section 5.9 hereof, and the insurance coverage required by Section 5.9 hereof is comparable in all respects to insurance carried by responsible owners and operators of properties similar to the applicable Project.

(b)           Updated Base Case Projections; Drawdown Schedule; Budget.  The Administrative Agent shall have received (i) an updated version of the Base Case Projections for the applicable Project, which shall project (a) a Tranche A Debt Service Coverage Ratio or Tranche B Debt Service Coverage Ratio, as applicable, of not less than 1.25:1.00 as of the end of each fiscal quarter during the period covered thereby and (b) that no more than twenty percent (20%) of the original principal amount of Tranche A Term Loans or Tranche B Term Loans shall be outstanding as of the Tranche A Final Maturity Date and the Tranche B Final Maturity Date, as applicable, (ii) the Construction Budget for the applicable Project, (iii) the Drawdown Schedule for the applicable Project, and (iv) the Borrower’s proposed Operating Budget for the first Operating Year of the applicable Project, in each case prepared using assumptions provided in good faith by such Borrower, certified as true, complete and correct by an Authorized Officer of such Borrower and the Project Engineer and otherwise in form and substance reasonably satisfactory to each Lender and the Project Engineer.

(c)           Project Engineer’s Report.  The Administrative Agent shall have received a report of the Project Engineer as to such matters with respect to the applicable Project as the Administrative Agent shall reasonably request, including the technical and economic feasibility of such Project, the ability of such Project to meet regulatory and contractual requirements, the status of all Necessary Governmental Approvals for such Project, the reasonableness of the Base Case Projections for such Project, the Construction Budget and the Drawdown Schedule for such Project, the operating performance assumptions of such Project, the engineering design of such Project, the commercial operating arrangements for such Project, and the adequacy and appropriateness of the Acceptance Tests of such Project, the applicable Construction Agreements, the applicable LNG Purchase Agreement and such other Project Documents as the Administrative Agent shall request.

(d)           Necessary Governmental Approvals. The Administrative Agent shall have received (i) copies of all Necessary Governmental Approvals (including all Necessary Governmental Approvals required to initiate construction), which shall be final and in full force and effect and for which either the applicable administrative and statutory appeal periods have expired or those applicable administrative and statutory appeal periods greater than ninety (90) days that have not expired and their relevant expiration dates are identified on Schedule 4.6 and, (ii) if requested, copies of all applications made for such Necessary Governmental Approvals and all material correspondence received or sent in respect of such applications; provided that with respect to Necessary Governmental Approvals (other than any Necessary Governmental Approvals required to initiate construction) that are not required by applicable Law to have been obtained on or prior to the Initial Funding Date for such Tranche in the exercise of reasonable diligence (but which are routinely obtainable and can be obtained only at a later stage of construction, only after completion of certain operations testing or only after a period of operations), the Secured Parties shall have received reasonably satisfactory assurances that such Necessary Governmental Approvals will be obtained by the time when needed in connection with the construction or operation of the applicable Project.

(e)           Environmental Matters.

(i)            The Administrative Agent shall have received from Environ Corporation, or another environmental consultant reasonably acceptable to the Administrative Agent, an environmental assessment report (with a copy to the Collateral Agent) with respect to the applicable Site (which shall include, at a minimum, a Phase I Environmental Site Assessment and Limited Compliance Review), in form, scope, and substance reasonably acceptable to the Administrative Agent; and

(ii)           The applicable Project and such Project’s design and operation shall be in compliance with all applicable Environmental Laws.

(f)            Utilities.  The Administrative Agent shall have received a certificate of an Authorized Officer of such Borrower (with a concurring certification by the Project Engineer), dated the Initial Funding Date, to the effect that all utility services necessary for the construction and operation of the applicable Project (including potable and raw water supply, storm, electric, telephone and sewage services and facilities) have been committed to such Project (with a true copy of binding agreements (if any) which evidence the same) by appropriate utilities, authorities or other Persons, or are otherwise available to such Borrower in the ordinary course of business, in each case on terms consistent with those reflected in the Construction Budget and the Base Case Projections relating to such Project.

(g)           The Sites. With respect to the Site relating to the applicable Project:

(i)            Such Borrower shall have (A) acquired a valid and indefeasible fee simple title to or leasehold interests (or other applicable interests) in the applicable Site, free and clear of all Liens other than Permitted Liens described in Section 3.2(g)(iii)(A)(1) and (B) caused one or more Mortgages in respect of the applicable Site to be duly recorded in accordance with applicable Law, together with such financing statements and any other instruments necessary to grant a mortgage lien on the applicable Site under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and such Borrower shall have provided evidence reasonably acceptable to the Administrative Agent of payment by such Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and such financing statements and other ancillary instruments.

(ii)           Such Borrower shall have obtained, at its sole cost and expense, all such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the transactions contemplated hereby, or as shall be deemed reasonably necessary by any Lender in order for such Borrower to grant the Lien contemplated by each Mortgage relating to the applicable Site.

(iii)          Such Borrower shall have obtained, at its sole cost and expense, (A) one or more Lender’s or mortgagee’s policy of title insurance issued by the Title Insurance Company, in favor of the Collateral Agent, for the benefit of the Secured Parties, that shall (1) insure the validity and priority of the Lien created under the applicable Mortgage as a valid first mortgage Lien on the applicable Site, such policy or policies to be in an aggregate amount not less than $200,000,000 (subject to a pending disbursement provision as set forth in clause (2) below) (unless approved by the Administrative Agent, in its reasonable discretion), in form and substance, and listing only those exceptions, reasonably satisfactory to the Administrative Agent, (2) contain a pending disbursement provision reasonably satisfactory to the Administrative Agent, but without an exception for unfiled mechanics’ and materialmen’s lien claims, (3) be accompanied by such reinsurance agreements as may be reasonably requested by the Administrative Agent, (4) contain such endorsements and other additional coverages and modifications as the Administrative Agent shall reasonably require, in the exercise of its sole discretion, and (5) otherwise be in form and substance reasonably satisfactory to the Administrative Agent (collectively, the “Title Insurance”) and (B) a survey of recent date of the applicable Site certified to the Collateral Agent by the Title Insurance Company and such Borrower, which survey shall be in form and substance satisfactory to each Lender and the Title Insurance Company.

(iv)          Such Borrower shall have executed and delivered such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Insurance Company to issue the Title Insurance and endorsements contemplated above.

(v)           Such Borrower shall have delivered evidence reasonably acceptable to the Administrative Agent of payment by such Borrower of all premiums for the Title Insurance in respect of such Site, and all related search and examination charges, escrow charges and related charges of the Title Insurance Company.

(vi)          The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Site (together with a notice about special flood hazard area status and flood disaster assistance duly executed by such Borrower).

(h)           Legal Opinions. The Administrative Agent shall have received such written opinions of counsel to each Finance Party and the Affiliate Project Participants as the

Administrative Agent may reasonably request, including a legal opinion by an attorney acceptable to the Administrative Agent and licensed in the state or states in which the applicable Site is located that all Necessary Governmental Approvals with regard to such Site have been obtained, are final and in full force and effect, and for which either the applicable administrative and statutory appeal periods have expired or those applicable administrative and statutory appeal periods greater than ninety (90)_days that have not expired and their relevant expiration dates are identified on Schedule 4.6. Such legal opinions shall be reasonably acceptable to the Administrative Agent.

(i)            Required Hedging Agreements.  Such Borrower shall have entered into the Required Hedging Agreements required as of such Initial Funding Date under Section 5.12 and shall have delivered copies of such Required Hedging Agreements to the Administrative Agent.

(j)            New Project Documents.  Such Borrower shall have entered into (i) a GE EPC Contract and such other Construction Agreements as are determined by the Project Engineer and the Administrative Agent in their reasonable discretion to be necessary or desirable to complete the design, development, construction, testing and start-up of the applicable Project, (ii) a Gas Supply Agreement and (iii) a Power Purchase Agreement, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and, in the case of each Gas Supply Agreement and Power Purchase Agreement shall include invoicing and payment mechanics that coordinate with the applicable LNG Purchase Agreement such there is no increase in such Borrower’s working capital requirements.

(k)           Officers’ Certificates.

(i)            Borrowers’ Certificates. The Administrative Agent shall have received a certificate signed by an Authorized Officer of each Borrower, dated the Initial Funding Date, certifying that: (i) the representations and warranties of each Borrower contained in Section 4 hereof and the representations and warranties of each Borrower contained in each of the other Transaction Documents to which such Borrower is a party are true and correct in all material respects on and as of such date as if made on and as of such date (or, if expressly stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date), (ii) all Transaction Documents then in existence to which either Borrower is a party are in full force and effect, (iii) no Default or Event of Default has occurred and is continuing, (iv) no default or event of default has occurred and is continuing under any Affiliate Project Document and (v) to such Borrower’s knowledge, no default or event of default has occurred and is continuing under any other Project Document, (other than any Immaterial Additional Project Document).

(ii)           Sponsor’s Certificate.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of the Sponsor, dated the Initial Funding Date, certifying that (i) the representations and warranties of the Sponsor set forth in the Finance Documents and the Project Documents to which the Sponsor is a party are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date) and (ii) the Sponsor is in compliance with all of its agreements contained in any Transaction Document to which it is a party.

(iii)          Holdings’ Certificate.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of Holdings, dated the Initial Funding Date, certifying that (i) the representations and warranties of Holdings set forth in the Pledge Agreement are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of any earlier date, were true and correct in all material respects as of such earlier date) and (ii) Holdings is in compliance with all of its agreements contained in the Pledge Agreement.

(iv)          Affiliate Project Participant Certificates.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of each Affiliate Project Participant, dated the Initial Funding Date, certifying that (i) the representations and warranties of such Affiliate Project Participant set forth in each Affiliate Project Document are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of any earlier date, were true and correct in all material respects as of such earlier date) and (ii) each such Affiliate Project Participant is in compliance with all of its agreements contained in each Affiliate Project Document.

(l)            Equity Letters of Credit.  The Administrative Agent shall have received the original Tranche A Equity Letters of Credit or the Tranche B Equity Letters of Credit, as applicable (as such terms are defined in the Equity Contribution Agreement).

(m)          Solvency Certificates.  The Administrative Agent shall have received a solvency certificate signed by an Authorized Officer of the Sponsor and each Borrower, substantially in the form of Exhibit H.

(n)           Updated Attachments.  The Administrative Agent shall have received, at least 10 Business Days prior to the applicable Initial Funding Date, (i) an updated version of Appendix A, in form and substance reasonably acceptable to the Administrative Agent and the Insurance Advisor, (ii) an updated version of Schedule 4.6, in form and substance reasonably acceptable to the Administrative Agent and the Project Engineer and (iii) a schedule for completion of the Work relating to the applicable Facility (a “Project Schedule”), in form and substance reasonably acceptable to the Administrative Agent and the Project Engineer.

For the purpose of determining compliance with the conditions specified in this Section 3.2, each Lender shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 3.2 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Initial Funding Date specifying its objection thereto.

3.3          Initial and Subsequent Construction Loans.  The obligation of any Lender to make its initial Construction Loan or any subsequent Construction Loan to a Borrower on any Disbursement Date shall be subject to the conditions precedent that, both immediately prior to the making of such initial Construction Loan and each such subsequent Construction Loan and also after giving effect thereto:

(a)           Construction Requisitions; Notices of Borrowing.

(i)            Not less than ten (10) Business Days prior to such Disbursement Date, the Administrative Agent shall have received (A) a Construction Requisition executed and delivered by an Authorized Officer of the applicable Borrower in respect of the Disbursement of Construction Loans to be made on such Disbursement Date, and (B) a certificate of the Project Engineer in respect of such proposed Disbursement in the form attached hereto as Exhibit C-2 (such form being subject to review by the Project Engineer subsequent to the appointment thereof), in each case containing no exceptions or qualifications that are unsatisfactory to the Required Lenders.

(ii)           The Administrative Agent shall have received a Notice of Borrowing pursuant to and in compliance with Section 2.5 hereof in respect of the Disbursement of Construction Loans on such Disbursement Date.

(b)           Representations and Warranties.  The representations and warranties of each Borrower contained in Section 4 hereof and the representations and warranties of each Finance Party, each Affiliate Project Participant and, to the knowledge of the applicable Borrower, each other Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) contained in any other Finance Document or Project Document then in effect shall be true and correct in all material respects on and as of such Disbursement Date as if made on and as of such date (or, if expressly stated to have been made solely as of an earlier date, were true and correct in all material respects as of such date).

(c)           No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the making of such Construction Loan and no default by any Finance Party, any Affiliate Project Participant or, to the knowledge of the applicable Borrower, any other Project Participant under any of the Transaction Documents (other than any Immaterial Additional Project Document) then in effect shall have occurred and be continuing or would result from the making of such Construction Loan.

(d)           Governmental Approvals, etc. (i) All Necessary Governmental Approvals in respect of the applicable Project that were not required to be obtained by the applicable Borrower or any Project Participant (other than any Immaterial Project Participant) on or prior to the Closing Date but which under applicable Law were required to be obtained prior to such Disbursement Date shall have been duly obtained and shall be final and in full force and effect and either the applicable administrative and statutory appeal periods shall have expired or those applicable administrative and statutory appeal periods greater than ninety (90) days that have not expired and their relevant expiration dates are identified on Schedule 4.6; (ii) in addition to and not in limitation of Section 3.3(d)(i) above and unless waived by the Administrative Agent, the Administrative Agent shall have received a legal opinion by an attorney acceptable to the Administrative Agent and licensed in the state or states in which the applicable Site is located that all permits and approvals required under Environmental Laws with regard to such Site have been obtained, are final and in full force and effect and either all applicable administrative and statutory appeal periods have expired or those applicable administrative and statutory appeal periods greater than ninety (90) days that have not expired and their relevant expiration dates are identified on Schedule 4.6, (iii) there shall have been no change in any applicable Law, and no issuance of any order, writ, injunction or decree of any Governmental Authority or arbitral tribunal, which, in either such case, could reasonably be expected to have a Material Adverse Effect; and (iv) there shall have been no proposed change in or modification of any applicable Law which could reasonably be expected to be enacted and which if enacted could reasonably be expected to have a Material Adverse Effect.

(e)           Material Adverse Effect.  There shall exist no circumstance, event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

(f)            Litigation.  No legal or arbitral proceedings or investigations, or any proceedings by or before any Governmental Authority, shall be pending or threatened against either Borrower, or its Properties or rights or, to the knowledge of each Borrower, against any Project Participant or its respective Properties or rights, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(g)           Construction Budget; Drawdown Schedule.  Such Construction Loan shall be in accordance with the applicable Construction Budget and the applicable Drawdown Schedule.

(h)           Fees and Expenses.  Each Borrower shall have paid or arranged for the payment when due (including, to the extent permitted, arrangement for payment out of such Disbursement) of all fees, expenses and other charges payable by it on or prior to such Disbursement Date under this Agreement or under any other Finance Document.

(i)            Title Continuation Report; Survey.  (i)  The applicable Borrower shall have delivered to the Administrative Agent a title continuation report and a down date endorsement from the Title Insurance Company to such Disbursement Date, in form and substance satisfactory to the Administrative Agent, setting forth no additional exceptions other than Permitted Liens of the type described in Section 6.1(d) and increasing the amount of the Title Insurance to the aggregate amount of all Disbursements (which, for the avoidance of doubt, shall expressly include, but shall not be limited to, the amount of the initial Construction Loan and such current Disbursement and (ii) in the case of the first Disbursement Date with respect to Construction Loans which is at least thirty (30) days after the foundations of the applicable Site have been completed, such Borrower shall have delivered to the Administrative Agent an updated survey of such Site, certified to the Collateral Agent, for the benefit of the Secured Parties, the Title Insurance Company and such Borrower, showing the Project as built to the date of such survey, which survey shall be in form and substance satisfactory to the Administrative Agent and the Title Insurance Company, and shall disclose no easements, rights of way or encumbrances, other than Permitted Liens of the type described in Section 6.1(d).

(j)            Project Costs.  The aggregate outstanding principal amount of all Construction Loans of the applicable Tranche shall not exceed 75% of the aggregate Project Costs theretofore incurred in respect of the applicable Project.

(k)           Equity Contribution.  The Administrative Agent shall have received satisfactory evidence that Equity Contributions have been deposited in the Tranche A Construction Account or the Tranche B Construction Account, as applicable, in an aggregate amount such that the ratio of the Construction Loans of the applicable Tranche (after giving effect to the proposed disbursement of Construction Loans to be made on the Disbursement Date) to such Equity Contributions does not exceed 75:25; provided, however, that for the purposes of this Section 3.3(k), Equity Contributions for each Tranche shall include the allocable portion of all Project Costs directly paid by the Sponsor in connection with the Projects prior to the applicable Initial Funding Date (including without limitation any payments made by the Sponsor with respect to any letter of credit or the issuance thereof in connection with the Projects) to the extent the same have been approved by the Administrative Agent in its reasonable discretion.

(l)            Other Documents.  The Administrative Agent shall have received such other statements, certificates, documents and approvals as the Administrative Agent may reasonably request.

The acceptance of the proceeds of each Construction Loan shall constitute a certification by the applicable Borrower to the Lenders confirming the satisfaction of the conditions set forth in clauses (a) through (l) of this Section 3.3 upon the making of such Construction Loan.

3.4          Conversion Dates.  The occurrence of the Facility A Conversion Date and the Facility B Conversion Date shall be subject to the conditions precedent that the Administrative Agent shall have received, or the Required Lenders shall have waived receipt of, the following, each of which shall be in form and substance reasonably satisfactory to the Required Lenders in their sole discretion, and that the other conditions set forth in this Section 3.4 shall have been satisfied or waived by the Required Lenders:

(a)           Term Notes.  If a Lender shall request, such Lender shall have received an original Tranche A Term Note or Tranche B Term Note, as applicable, in respect of the Term Loans made or maintained by it, duly completed, executed and delivered by the applicable Borrower, which shall (i) be dated the Facility A Conversion Date or the Facility B Conversion Date, as applicable, (ii) mature on the Tranche A Final Maturity Date or the Tranche B Final Maturity Date, as applicable, and (iii) bear interest as provided in Section 2.11 hereof.

(b)           Representations and Warranties.  The representations and warranties of each Borrower contained in Section 4 hereof and the representations and warranties of each Finance Party, each Affiliate Project Participant and, to the knowledge of the applicable Borrower, each other Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) contained in any other Finance Document or Project Document then in effect shall be true and correct in all material respects on and as of such Conversion Date as if made on and as of such date (or, if expressly stated to have been made solely as of an earlier date, were true and correct in all material respects as of such date).

(c)           Insurance. The Administrative Agent shall have received (i) a certified copy of the insurance policies required by Section 5.9 hereof or certificates of insurance with respect thereto, together with evidence of the payment of all premiums therefor, (ii) a certificate of the Insurance Advisor, certifying that insurance complying with Section 5.9 hereof, covering the risks referred to therein, has been obtained, and (iii) a letter from a nationally-recognized insurance broker stating that insurance complying with Section 5.9 hereof is in full force and effect.

(d)           No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the occurrence of such Conversion Date and no default by any Finance Party, any Affiliate Project Participant or, to the knowledge of the applicable Borrower, any other Project Participant under any of the Transaction Documents then in effect shall have occurred and be continuing or would result from the occurrence of such Conversion Date.

(e)           Material Adverse Effect.  There shall exist no circumstance, event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

(f)            Governmental Approvals.  All Necessary Governmental Approvals required for the construction and operation of the applicable Project shall have been duly obtained and shall be final and in full force and effect and either the applicable administrative and statutory appeal periods shall have expired or those applicable administrative and statutory appeal periods greater than ninety (90) days that have not expired and their relevant expiration dates are identified on Schedule 4.6.

(g)           Financial Covenants; Updated Base Case Projections.  After giving pro forma effect to the Borrowing of Term Loans to be made on such date, the Borrower shall be in compliance with Section 7 hereof and the Administrative Agent shall have received an updated version of the Base Case Projections for the applicable Project, which shall project (a) a Tranche A Debt Service Coverage Ratio or Tranche B Debt Service Coverage Ratio, as applicable, of not less than 1.25:1.00 as of the end of each fiscal quarter during the period covered thereby and (b) that no more than twenty percent (20%) of the original principal amount Tranche A Term Loans or Tranche B Term Loans shall be outstanding as of the Tranche A Final Maturity Date and the Tranche B Final Maturity Date, as applicable, in each case prepared using assumptions provided in good faith by such Borrower, certified as true, complete and correct by an Authorized Officer of such Borrower and the Project Engineer and otherwise in form and substance reasonably satisfactory to each Lender and the Project Engineer.

(h)           Completion Certificates.  The Administrative Agent shall have received (i) an executed Borrower Completion Certificate (the statements contained in which shall be true and correct in all material respects) and (ii) an executed Project Engineer Completion Certificate.

(i)            Project Completion Date. The Facility A Project Completion Date or the Facility B Project Completion Date, as applicable, shall have occurred.

(j)            Officer’s Certificates. The Administrative Agent shall have received a executed certificate of an Authorized Officer of the Borrowers, dated such Conversion Date, certifying that (i) the representations and warranties made by each Borrower in Section 4 hereof and the representations and warranties made by each Finance Party, each affiliate Project Participant and, to the knowledge of the applicable Borrower, each other Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) in each of the other Finance Documents and the Project Documents then in effect are true and correct in all material respects on and as of such Conversion Date with the same force and effect as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default has occurred and is continuing on such Conversion Date, and (iii) no default by either Borrower, any Affiliate Project Participant or, to the knowledge of the applicable Borrower, any other Project Participant under any of the Transaction Documents then in effect has occurred and is continuing on such Conversion Date.

(k)           Opinions. The Administrative Agent shall have received such supplemental written opinions of counsel to each Finance Party and the Affiliate Project Participants as the Administrative Agent may reasonably request.

(l)            Title Insurance. The Collateral Agent shall have received (i) a final down date endorsement to the Title Insurance, in favor of the Collateral Agent, for the benefit of the Secured Parties, in form, scope and substance satisfactory to the Collateral Agent and each Lender, and showing no exceptions other than those set forth in the Title Insurance, and deleting any pending disbursement provisions that may have been contained in the Title Insurance issued pursuant to Section 3.2(g)(iii) and (ii) an as-built ALTA survey of the applicable Site certified to the Administrative Agent, the Title Insurance Company and the applicable Borrower, which survey shall be in form and substance satisfactory to the Administrative Agent and the Title Insurance Company.

(m)          Debt Service Reserve Account.  As of the Conversion Date the amounts on deposit in the applicable Debt Service Reserve Account shall equal or exceed the applicable Required Debt Service Reserve Amount.

(n)           Phase I. The Administrative Agent shall have received a new Phase I Environmental Site Assessment with respect to the applicable Site, in form, scope, and substance reasonably acceptable to the Administrative Agent.

(o)           Other Documents. The Administrative Agent shall have received such other statements, certificates, documents and approvals as the Administrative Agent may reasonably request.

SECTION 4.         REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce each of the Lenders to enter into this Agreement and to make the Loans, the Borrowers make the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the Notes:

4.1          Organization.  Each Borrower is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The correct legal name of the Tranche A Borrower is “Clean Energy Tranche A LNG Plant, LLC”.  The correct legal name of the Tranche B Borrower is “Clean Energy Tranche B LNG Plant, LLC”.  Each Borrower is duly authorized and qualified to do business and is in good standing in each jurisdiction in which it owns or leases Property or in which the conduct of its business requires it so to qualify.  Each Borrower has the requisite power and authority to own or lease and operate its Properties, to carry on its business (including with respect to the Projects), to borrow money, to create the Security Interests as contemplated by the Security Documents and to execute, deliver and perform each Transaction Document (including the Notes) to which it is or will be a party.

4.2          Authority and Consents.

(a)           The execution, delivery and performance by each Borrower of each Transaction Document to which it is or will be a party, and the transactions contemplated by the Transaction Documents (i) have been duly authorized by all necessary limited liability company action (including any necessary member or manager action), (ii) will not breach, contravene, violate, conflict with or constitute a default under (A) any of its Charter Documents, (B) any applicable Law, or (C) any contract, loan, agreement, indenture, mortgage, lease or other instrument to which it is a party or by which it or any of its Properties may be bound or affected, including all Governmental Approvals and the Transaction Documents (except in the case of clauses (B) and (C) such as would not reasonably be expected to have a Material Adverse Effect), and (iii) except for the Liens created by the Security Documents, will not result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of either Borrower.

(b)           Each Transaction Document (i) has been duly executed and delivered by each Borrower and (ii) when executed and delivered by each of the other parties thereto will be the legal, valid and binding obligation of each Borrower, enforceable against each such Borrower in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person has been, is or will be required to be obtained or made (i) for the due execution, delivery, recordation, filing or performance by either Borrower of any of the Transaction Documents to which it is a party or any transaction contemplated by the Transaction Documents (other than any Necessary Governmental Approvals that will be obtained by the time needed in connection with the construction or operation of the Projects), (ii) for the grant by either Borrower, or the perfection and maintenance, of the Liens contemplated by the Security Documents then required to have been delivered (including the first priority nature thereof) (subject only to (i) Permitted Liens and (ii) the priority afforded to such Permitted Liens by operation of Law), except, in each case in this clause (ii), those which cannot be made or obtained on the date this representation is made and which are reasonably expected to be able to made or obtained at the appropriate future dates or (iii) for the exercise by the Administrative Agent or any other Secured Party of any of its rights under any Finance Document or any remedies in respect of the Collateral pursuant to the Security Documents, except, in each case in this clause (iii), those which cannot be made or obtained on the date this representation is made and which are reasonably expected to be able to made or obtained at the appropriate future dates, except, in each case in clauses (i), (ii) and (iii), for the authorizations, consents, approvals, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.

4.3          Capitalization; Indebtedness; Investments.

(a)           Schedule 4.3 (as may be updated by the Borrowers from time to time by written notice to the Administrative Agent) contains a true, correct and complete list of all of the authorized and outstanding Capital Stock of the Borrowers by class.  All of the Capital Stock of the Borrowers has been duly authorized and validly issued and is fully paid and non-assessable.  None of such Capital Stock has been issued in violation of any applicable Law.  Other than the Finance Documents, neither Borrower is a party or subject to, has outstanding or is bound by, any subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any shares of its Capital Stock.  The Capital Stock of each Borrower is owned beneficially and of record by the Persons set forth on Schedule 4.3 hereto (as may be updated by the Borrowers from time to time by written notice to the Administrative Agent).  Except for the Liens created by the Pledge Agreement, there is no Lien on any of the Capital Stock of either Borrower, and neither Borrower has been notified of the assignment of all or any part of Holdings’ Investments in such Borrower other than the assignment in favor of the Collateral Agent pursuant to the Pledge Agreement.

(b)           As of the Closing Date, (i) neither Borrower has any Indebtedness of any nature, whether due or to become due, absolute, contingent or otherwise, other than Indebtedness arising under the Finance Documents and (ii) neither Borrower holds any Investments other than Investments permitted by Section 6.4.

4.4          Financial Condition.

(a)           Neither Borrower has any outstanding obligations or liabilities, fixed or contingent, except those arising under the Transaction Documents or permitted under this Agreement.  Since December 31, 2011, no event, condition or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect.

(b)           Each Borrower is Solvent.

4.5          Litigation; Labor Disputes.  There is no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation pending or, to the best of each Borrower’s knowledge, threatened, by or before any Governmental Authority or in any arbitral or other forum, nor any order, decree or judgment in effect, pending, or, to the best of each Borrower’s knowledge, threatened, against or affecting (a) either Borrower or any of its Properties or rights or (b) any Affiliate Project Participant and to each Borrower’s knowledge any other Project Participant (other than any Immaterial Project Participant) or any of its Properties or rights, that, in the case of this clause (b), relates to the Projects, to any of the Transaction Documents or to any of the transactions contemplated thereby.  There are no ongoing, or, to the knowledge of each Borrower, currently threatened, strikes, slowdowns or work stoppages by the employees of either Borrower, any Contractor, any Approved Gas Supplier, any Approved Power Supplier or the LNG Purchaser.

4.6          Governmental Approvals.

(a)           All Governmental Approvals necessary in connection with (i) the due execution and delivery of, and performance by each Borrower, each Affiliate Project Participant and, to each Borrower’s knowledge, each other Project Participant (other than any Immaterial Project Participant) of their respective obligations, and the exercise of their respective rights under, the Transaction Documents, (ii) the legality, validity and binding effect or enforceability thereof, and (iii) on and after the applicable Initial Funding Date, the design, development, ownership, construction, installation, operation and maintenance of each Project as contemplated by the Transaction Documents (collectively, the “Necessary Governmental Approvals”), are set forth on Schedule 4.6 hereto and, except for those set forth in Part B of Schedule 4.6 hereto, each such Necessary Governmental Approval has been duly obtained or made, was validly issued, is in full force and effect, is final and not subject to modification or appeal, is held in the name of the applicable Borrower (except as specifically indicated in such Schedule) and is free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect and which the applicable Borrower does not reasonably expect to be able to satisfy.  No event has occurred that could reasonably be expected (A) to result in the revocation, termination or adverse modification of any such Necessary Governmental Approval or (B) adversely to affect any rights of the Borrower (or, as applicable, any Project Participant) under any such Necessary Governmental Approval.

(b)           As of the applicable Initial Funding Date, the Governmental Approvals set forth in Part B of Schedule 4.6 hereto are not required for the current stage of installation and construction or operation and maintenance of the Projects and are not customarily obtained until a later stage of installation and construction or after operation of the Projects has commenced.  Neither Borrower has any reason to believe that any Necessary Governmental Approvals which are not obtainable or not required to have been obtained by such Borrower as of the date of this Agreement, but which will be required in the future (including those set forth in Part B of Schedule 4.6 hereto), will not be granted in due course prior to the time when needed free from conditions or requirements which such Borrower does not reasonably expect to be able to satisfy or compliance with which could reasonably be expected to have a Material Adverse Effect.

(c)           On and after the applicable Initial Funding Date, the information set forth in each application submitted by or on behalf of each Borrower in connection with each Necessary Governmental Approval and in all correspondence sent by or on behalf of each Borrower in respect of each such application is accurate and complete in all material respects.

(d)           On and after the applicable Initial Funding Date, the applicable Facility, if installed, constructed, owned and operated in accordance with the Plans and Specifications and the Transaction Documents, will conform to and comply in all material respects with all covenants, conditions, restrictions and requirements in all Necessary Governmental Approvals, in the Transaction Documents applicable thereto, and under all zoning, environmental, land use and other Laws applicable thereto.

4.7          Margin Stock, Etc.

(a)           Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock.

(b)           Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X.

4.8          ERISA Compliance.  Neither Borrower nor Holdings nor any Subsidiary of either Borrower maintains or contributes to or has ever maintained or contributed to (or has or has ever had an obligation to maintain or contribute to) any Plan subject to Section 412 of the Code or Multiemployer Plan. No ERISA Affiliate of either Borrower maintains or contributes to or has within the prior six years maintained or contributed to or had an obligation to maintain or contribute to any Plan subject to Section 412 of the Code or a Multiemployer Plan, in either case, that could reasonably be expected to result in a Material Adverse Effect.

4.9          Taxes.

(a)           Each Borrower has timely filed all Federal and state tax returns and all material local and foreign income tax returns, and all other material tax and informational returns which are or were required to be filed by it, if any, and has paid all material Taxes owed by it (whether or not shown on any tax return) when due, except such Taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been provided in accordance with GAAP.  No claim for assessment or collection of taxes has been asserted against either Borrower or its Properties by any Governmental Authority except such taxes as are being contested in good faith and by proper proceedings and as to which adequate reserves have been provided in accordance with GAAP.  Each Borrower is an entity that is disregarded as separate from its owner within the meaning of Treasury regulation section 301.7701-3. Each set of Base Case Projections accurately reflect in all material respects all Taxes that, under present Law, will be due and payable by the applicable Borrower assuming that such Borrower has the income and expenses reflected in such Base Case Projections.

(b)           No liability for any Tax (other than customary filing and recording fees) will be incurred by either Borrower as a result of the execution, delivery or performance of this Agreement or any other Finance Document.

4.10        Investment Company Act; Public Utility Holding Company Act

(a)           Neither Borrower is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Disbursement, nor the application of the proceeds or repayment thereof by either Borrower, nor the consummation of the other transactions contemplated hereby will violate any provisions of the Investment Company Act or any rule, regulation or order of the U.S. Securities and Exchange Commission thereunder.

(b)           Neither Borrower is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

4.11        Title; Security Documents.

(a)           On and after the Initial Funding Date in respect of a Tranche, the applicable Borrower owns and has good and marketable title to or leasehold interests in the applicable Facility and the applicable Site, in each case free and clear of all Liens other than Permitted Liens.

(b)           Each Borrower has good and marketable title to all of the Property purported to be owned by it, free and clear of all Liens, other than Permitted Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other Person.  Each Borrower is lawfully possessed of a valid and subsisting leasehold estate in and to all Property which it purports to lease, free and clear of all Liens, other than Permitted Liens, and holds such leaseholds in its own name and not in the name of any nominee or other Person.  Neither Borrower has created, or is contractually bound to create, any Lien on or with respect to any of its assets, Properties, rights or revenues, except for Permitted Liens, and, except for this Agreement, neither Borrower is restricted by contract, law or otherwise from creating Liens on any of its Properties.

(c)           All Property owned, leased or otherwise used by each Borrower is located on the Sites or, prior to the applicable Initial Funding Date, at the addresses listed on Schedule 4.11.

(d)           The provisions of the Security Documents then required to have been delivered are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on or in all of the Collateral intended to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices and all other necessary and appropriate action has been taken so that the Liens created by each Security Document constitute perfected Liens on or in the Collateral intended to be covered thereby, prior and superior to all other Liens, and all necessary consents to the creation, effectiveness, priority and perfection of each such Lien have been obtained.  No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Parties or in respect of Permitted Liens.

4.12        Environmental Matters.

(a)           Each Borrower has complied and is now complying in all material respects with (i) all Environmental Laws applicable to the Projects and (ii) the requirements of any Governmental Approvals issued under such Environmental Laws with respect to the Projects.

(b)           Each Facility is designed and will be constructed and operated in such a manner that it will comply in all material respects with (i) all applicable Environmental Laws, and (ii) the requirements of any Governmental Approvals issued under such Environmental Laws with respect to such Facility (the representations in this clause (b) only being made on and after the Initial Funding Date relating to each Facility, as applicable).

(c)           To the knowledge of each Borrower, there are no facts, circumstances, conditions or occurrences regarding the Projects that (i) could reasonably be anticipated to form the basis of a material Environmental Claim against either Project, either Borrower or any other Project Participant (other than an Immaterial Project Participant), or (ii) could reasonably be anticipated to cause the Sites to be subject to any material restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

(d)           There are no past, pending, or, to the knowledge of each Borrower, threatened, material Environmental Claims with respect to the Projects against (i) either Borrower or either Project; or (ii) to the knowledge of each Borrower, any other Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) or any other Person occupying, using, or conducting operations on or about the Sites.

(e)           To the knowledge of each Borrower, Hazardous Materials have not at any time been generated, used, treated, recycled, stored on, or transported to or from, or Released, deposited or disposed of on all or any portion of the Sites other than in material compliance with all applicable Environmental Laws.

(f)            There are not now and, to the knowledge of each Borrower (after due inquiry), never have been any underground storage tanks located on the Sites, there is no asbestos contained in, forming part of, or contaminating any part of the Projects, and no polychlorinated biphenyls (PCBs) or radioactive materials are used, stored, located at or contaminate any part of the Projects (the representations in this clause (f) only being made on and after the Initial Funding Date relating to each Facility, as applicable).

(g)           To the knowledge of each Borrower, there is no soil or groundwater contamination in, on, or under the Sites that requires remediation pursuant to Environmental Laws, and any soil or groundwater remediation that has previously occurred at the Sites has been determined by the applicable Governmental Authorities to be completed.

(h)           Copies of all final reports, audits, studies, and material, non-privileged correspondence with Governmental Authorities regarding compliance with Environmental Laws or the presence of Hazardous Materials at the Project and/or the Sites that either Borrower is aware or has in its possession have been delivered to the Administrative Agent.

4.13        Subsidiaries.  Neither Borrower has any Subsidiaries or beneficially owns any Capital Stock or other ownership interest of any other Person.

4.14        Intellectual Property.  Each Borrower owns or has the right to use all material patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, intellectual property licenses and other intellectual property rights with respect thereto, and has obtained assignment of all licenses and other rights of whatsoever nature materially necessary for the design, development, construction, operation, maintenance or ownership of the Projects and the operation of its business as currently contemplated without any material conflict with the rights of others.  No material product, process, method, substance, part or other material sold or employed or presently contemplated to be sold by or employed by either Borrower in connection with its business infringes or will infringe any patent, trademark, permit, service mark, trade name, copyright, franchise, formula, license or other intellectual property right.

4.15        Insurance.  On and after the applicable Initial Funding Date, all Insurance required by Section 5.9 has been obtained and is in full force and effect.

4.16        Project Documents.

(a)           On and after the Initial Funding Date with respect to a Tranche, the Project Documents constitute all contracts, agreements, side letters, leases, powers of attorney or other instruments or documents that are necessary (other than utility services necessary for the construction and the operation of the Project for its intended purposes that are available at the Project or can reasonably be expected to be so available as and when required upon commercially reasonable terms, provided, that in any event the Borrower shall have entered into a Gas Supply Agreement and a Power Purchase Agreement) for (A) the construction, completion, operation, maintenance and ownership of the applicable Project and (B) the conduct of the business of the applicable Borrower as contemplated by the Transaction Documents.  Each Project Document has been duly authorized, executed and delivered by each Borrower, each Affiliate Project Participant and, to the knowledge of the Borrower, each other Project Participant (other than any Lender Affiliate Project Participant and any Immaterial Project Participant) party thereto, is in full force and effect and is binding upon and enforceable against each Borrower, each Affiliate Project Participant and, to the knowledge of each Borrower, each other Project Participant (other than any Lender Affiliate Project Participant and any Immaterial Project Participant) party thereto in accordance with its terms.  Each Borrower, each Affiliate Project Participant and, to the knowledge of each Borrower, each other Project Participant (other than any Immaterial Project Participant) is in compliance with the terms and conditions of the Project Documents to which it is a party, and no event has occurred that could reasonably be expected to (1) result in an event of default under, or a material breach of, any Project Document (other than any Immaterial Additional Project Document), (2) result in the revocation, termination or adverse modification of any Project Document (other than any Immaterial Additional Project Document), or (3) adversely affect the rights of either Borrower under any Project Document (other than any Immaterial Additional Project Document).

(b)           All representations and warranties of the Borrowers, the Affiliate Project Participants and, to the knowledge of each Borrower, the other parties thereto (other than any Lender Affiliate Project Participant and any Immaterial Project Participant) contained in the Project Documents (other than any Immaterial Additional Project Document) are true and correct in all material respects (except to the extent that any such representation or warranty is expressed to be made only as of an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date).

(c)           All conditions precedent to the obligations of the respective parties under the Project Documents (other than any Immaterial Additional Project Document) have been satisfied or waived, except for such conditions precedent which by their terms cannot be (and are not required to be) met until a later stage in the construction or operation of the applicable Project, and neither Borrower has any reason to believe that any such conditions precedent cannot be satisfied prior to the time when such conditions are required to be met pursuant to the applicable Project Documents (other than any Immaterial Additional Project Document).

(d)           Neither Borrower is a party to any agreement or contract other than the Transaction Documents.  As of the Closing Date, each of the Project Documents then in effect consists only of the original document (including exhibits and schedules) and the amendments thereto expressly described in the relevant definitions appearing in Section 1.1 hereto, and there are no other agreements, side letters, amendments or waivers or supplements, written or oral, with respect thereto.  The Administrative Agent has received a true, correct and complete copy of each Project Document (other than any Immaterial Additional Project Document), including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any.  None of the Project Documents has been amended or modified except as permitted under this Agreement.

4.17        No Default.  No Default or Event of Default has occurred and is continuing.

4.18        Compliance with Laws.  Neither Borrower is in violation of any Law, Governmental Approval, order, writ, injunction or decree or its Charter Documents.

4.19        Disclosure.

(a)           All documents, reports or other information pertaining to the Borrowers, the Projects, the Project Documents (other than any Immaterial Additional Project Document), or the Project Participants (other than any Lender Affiliate Project Participant and any Immaterial Project Participant) that have been furnished to the Administrative Agent or any Lender by or on behalf of the Borrowers, Holdings, the Affiliate Project Participants or the Sponsor (including (i) any application to any Lender for the extensions of credit provided for in the Finance Documents, (ii) the Finance Documents, including the exhibits and schedules attached thereto, and (iii) all other information relating to the Borrowers, the Projects, the Project Documents, or the Project Participants provided by the Borrowers, Holdings, the Affiliate Project Participants or the Sponsor to the Administrative Agent or any Lender, but excluding the Base Case Projections, the Construction Budgets and any other forecasts and projections), in light of the circumstances under which they were or are made and taken as a whole, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.  There is no fact, event or circumstance known to the Borrowers that has not been disclosed to the Administrative Agent in writing, the existence of which could reasonably be expected to have a Material Adverse Effect.

(b)           Each Construction Budget accurately specifies all costs and expenses incurred and the applicable Borrower’s best estimate of all costs and expenses anticipated by such Borrower to be incurred on or prior to the applicable Conversion Date to construct and finance the construction of the applicable Facility and to implement the applicable Project in the manner contemplated by the Transaction Documents.  Each Construction Budget and each set of Base Case Projections (i) are, as of the Initial Funding Date, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (ii) are, as of the Initial Funding Date, consistent with the provisions of the Transaction Documents in all material respects, (iii) have been prepared in good faith and with due care, and (iv) fairly represent each Borrower’s reasonable expectations as to the matters covered thereby as of the Initial Funding Date.  All projections and budgets to be furnished to the Lenders by or on behalf of the Borrower after the Initial Funding Date (A) will be based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (B) will be consistent with the provisions of the Transaction Documents in all material respects, (C) will be prepared in good faith and with due care and (D) will fairly represent each Borrower’s reasonable expectations as to the matters covered thereby as of their respective dates.

4.20        Utilities, Etc.  All utility services, means of transportation, facilities and other materials necessary for the importation, construction, installation, operation and maintenance of each Facility (including gas, electrical, potable and raw water supply, storm, telephone and sewage services and facilities, as necessary) are or will be available to the Projects (in the case of utility services, at the boundaries of each Site) when necessary for the construction, operation, testing and start-up of each Facility and, to the extent necessary or desirable, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials, in each case on terms consistent with those reflected in the applicable Construction Budget and the applicable Base Case Projections.

4.21        Transactions with Affiliates.  As of the Closing Date, other than pursuant to the LNG Purchase Agreements and as otherwise set forth on Schedule 4.21 hereto, neither Borrower has engaged or has agreed to engage in any transactions (including any transactions relating to the buying or selling of any Properties or any products of the Projects or involving the receipt of money as payment for goods or services) with any Affiliate of the Borrower.

4.22        Project Completion Date; Project Costs.

(a)           The Tranche A Borrower estimates, in good faith, that the Facility A Project Completion Date will occur no later than the scheduled date for completion in accordance with the Facility A Project Schedule and that the aggregate proceeds of the Tranche A Construction Loans and the Equity Contributions to be received by the Tranche A Borrower will be sufficient to achieve the Facility A Project Completion Date.

(b)           The Tranche B Borrower estimates, in good faith, that the Facility B Project Completion Date will occur no later than the scheduled date for completion in accordance with the Facility B Project Schedule and that the aggregate proceeds of the Tranche B Construction Loans and the Equity Contributions to be received by the Tranche B Borrower will be sufficient to achieve the Facility B Project Completion Date.

(c)           As of the Initial Funding Date, no Change Order has been proposed and no Change Order is being contemplated for proposal in the future by the Borrowers, or, to the best knowledge of the Borrowers, by any Contractor or any other party pursuant to any Construction Agreement.

4.23        Single-Purpose Entity.  Neither Borrower has engaged in any business (including any speculative trading) other than the Projects.  The Tranche A Borrower has offices at 3020 Old Ranch Parkway, Seal Beach, CA 90740 and does not have a place of business at any other location other than Site A (following the acquisition thereof). The Tranche B Borrower has offices at 3020 Old Ranch Parkway, Seal Beach, CA 90740 and does not have a place of business at any other location other than Site B (following the acquisition thereof).

4.24        Anti-Terrorism Laws.  Neither Borrower nor any of its Affiliates is in violation of any Laws relating to “know your customer,” terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Patriot Act, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations) and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) (the “Anti-Terrorism Laws”).

SECTION 5.         AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees with each of the Lenders that, so long as any Commitment or any Loan or any other Obligation is outstanding and until payment in full of all Obligations and any other amounts payable by each Borrower under the Finance Documents:

5.1          Financial Statements and Other Information.  Each Borrower shall deliver or cause to be delivered to the Administrative Agent and each Lender:

(a)           Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter of each of Holdings (beginning, in the case of Holdings, with the fiscal quarter in which the first Initial Funding Date occurs)  and the Sponsor, as applicable, a copy of the complete unaudited, consolidated (and in the case of Holdings, consolidating) statements of income, retained earnings and cash flow of such Person and the related unaudited, consolidated (and in the case of Holdings, consolidating) balance sheet of such Person as at the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter in the preceding fiscal year, if any, accompanied by a certificate of the chief financial officer of such Person, which certificate shall state that said financial statements fairly present the financial condition and results of operations of such Person in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal quarters (subject to normal year-end audit adjustments and the absence of footnotes).

(b)           Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of each of Holdings (beginning, in the case of Holdings, with the fiscal year in which the first Initial Funding Date occurs) and the Sponsor, as applicable, a copy of the complete audited, consolidated (and in the case of Holdings, consolidating)  statements of income, retained earnings and cash flow of such Person and the related audited, consolidated (and in the case of Holdings, consolidating) balance sheets of such Person as at the end of such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of KPMG LLP or such other firm of independent certified public accountants of recognized international standing as may be acceptable to the Required Lenders, which opinion shall state that said financial statements fairly present the financial condition and results of operations of such Person as at the end of, and for, such fiscal year in accordance with GAAP and shall not include any going concern or like qualification or exception.

(c)           Officer’s Certificate. At the time the Sponsor furnishes each set of its financial statements pursuant to Section 5.1(a) or (b) above, a certificate of the chief financial officer (or other senior financial officer) of each Borrower to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action such Borrower has taken and proposes to take with respect thereto).

(d)           Financial Ratios.

(i)            Following the Facility A Conversion Date, at the time it furnishes each set of financial statements pursuant to Section 5.1(a) above, the Tranche A Borrower shall provide a calculation of:

(A)          the Tranche A Debt Service Coverage Ratio as of the Quarterly Date most recently falling prior to such date, certified by the chief financial officer of the Tranche A Borrower, together with supporting data in reasonable detail;

(B)          the Tranche A Projected Debt Service Coverage Ratio as of the Quarterly Date most recently falling prior to such date, certified by the chief financial officer of the Tranche A Borrower, together with supporting data in reasonable detail;

(C)          the Tranche A Leverage Ratio as of the Quarterly Date most recently falling prior to such date, certified by the chief financial officer of the Tranche A Borrower, together with supporting data in reasonable detail.

(ii)           Following the Facility B Conversion Date, at the time it furnishes each set of financial statements pursuant to Section 5.1(a) above, the Tranche B Borrower shall provide a calculation of:

(A)          the Tranche B Debt Service Coverage Ratio as of the Quarterly Date most recently falling prior to such date, certified by the chief financial officer of the Tranche B Borrower, together with supporting data in reasonable detail;

(B)          the Tranche B Projected Debt Service Coverage Ratio as of the Quarterly Date most recently falling prior to such date, certified by the chief financial officer of the Tranche B Borrower, together with supporting data in reasonable detail;

(C)          the Tranche B Leverage Ratio as of the Quarterly Date most recently falling prior to such date, certified by the chief financial officer of the Tranche B Borrower, together with supporting data in reasonable detail.

(e)           Defaults.  Promptly after any officer or director of either Borrower knows or has a reasonable basis to believe that any Default or Event of Default or any default by any Project Participant (other than an Immaterial Project Participant) or either Borrower under any Transaction Document has occurred, a written notice of such event describing the same in detail satisfactory to the Administrative Agent and, together with such notice, a description of what action the Borrowers or such Project Participant have taken and propose to take with respect thereto.

(f)            Progress Reports.  (x) As soon as available and in any event within ten (10) Business Days after the end of each month prior to the applicable Conversion Date, a construction progress report from the Project Engineer with respect to each Project for such month, which report shall correspond to the items and classifications and periods set forth in the applicable Construction Budget and the Facility A Project Schedule or the Facility B Project Schedule, as applicable, and (y) as soon as available and in any event within thirty (30) days after the end of each fiscal year of the Borrowers following the Facility A Project Completion Date or the Facility B Project Completion Date, as applicable, an operating report from the Project Engineer with respect to the applicable Project for such fiscal year, which report shall certify that such Project has been operated and maintained substantially in accordance with Prudent Industry Practices, the Necessary Governmental Approvals and the Transaction Documents (including Section 5.18 hereof).

(g)           Operating Reports.  As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each Borrower following the Facility A Project Completion Date or the Facility B Project Completion Date, as applicable, an operating report with respect to each Project for such fiscal quarter and for the portion of the Operating Year then ended, which report shall (i) include the applicable Borrower’s production and sales volumes as well as other operating metrics as the Administrative Agent may reasonably request, (ii) correspond to the items and classifications and periods set forth in the applicable Operating Budget and shall show all Project Revenues, all expenditures for Operation and Maintenance Expenses and a reasonably detailed accounting of the use of any amounts transferred to the applicable Borrower from the applicable Operating Account and (iii) be certified as complete and correct in all material respects by an Authorized Officer of the applicable Borrower, which certificate shall also state that the Operation and Maintenance Expenses reflected therein complied with the requirements contained in Section 5.17(c) hereof, or, if any such certifications cannot be given, shall state in detail any necessary qualifications to such certifications.

(h)           Notices.  Promptly after delivery or receipt thereof, a copy of each material notice, demand, report or other communication given or received by either Borrower (i) pursuant to or relating to any of the Transaction Documents (other than any Immaterial Additional Project Document) (including all requests for material amendments or waivers) or pursuant to or relating to any Necessary Governmental Approval, or (ii) to or from any Governmental Authority relating in any way to the Projects.

(i)            Environmental Reports. (x) Within sixty (60) days after the end of each year, a report summarizing the environmental performance of each Facility over the preceding year, which report shall include narrative summaries of (i) the results of any environmental monitoring or sampling activity that identified Hazardous Materials contamination, (ii) any environmental remediation or clean up activities that have been conducted and any remaining remediation or clean up activities required by applicable Environmental Laws to address a Hazardous Materials Release required to be reported to a Governmental Authority, including the estimated cost to complete such remediation or clean up activities; (iii) any other incidents required to be reported pursuant to Environmental Laws, and (iv) any noncompliance with Environmental Law identified or alleged by any Governmental Authority; and (y) promptly after delivery or receipt thereof, copies of all final reports, audits, studies, and material, non-privileged correspondence with Governmental Authorities regarding compliance with Environmental Laws or the presence of Hazardous Materials at the Project and/or the Sites that Borrowers have in their possession.

(j)            Capital Budget. By February 28th of each fiscal year, a capital budget for each Borrower for such fiscal year.

(k)           LNG Purchase Agreement Communications. Promptly after delivery or receipt thereof, a copy of each notice, report or other communication given or received by either Borrower pursuant to the applicable LNG Purchase Agreement.

(l)            Other Information. From time to time such other information regarding the financial condition, operations, business or prospects of the Borrowers or the Projects or, to the extent obtainable by the Borrowers upon the exercise of their reasonable efforts, any Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant), as may be requested by the Administrative Agent.

(m)          Publicly Filed Information.  Notwithstanding the foregoing provisions of this Section 5.1, the filing of any of the financial statements referred to in Sections 5.1(a) or (b) with the Securities and Exchange Commission shall be deemed to satisfy any delivery requirement thereof.

5.2          Other Notices.  Each Borrower shall promptly, but in any event no later than seven (7) Business Days after any officer or director obtains knowledge thereof, give to the Administrative Agent notice of:

(a)           Any pending or threatened application or proceeding by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any Necessary Governmental Approval;

(b)           Any litigation, investigation or proceeding affecting any Finance Party (other than the Sponsor) or the Projects in which the amount involved is $250,000 or more in which injunctive, declaratory or similar relief is requested;

(c)           Any litigation, investigation or proceeding affecting the Sponsor or any Project Participant which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(d)           The discovery of (i) any Hazardous Materials in, on, or under the Sites, (ii) any unpermitted Release of Hazardous Materials from, to, in, on, or under the Projects, (iii) any noncompliance with Environmental Law, or (iv) any other condition, fact, or circumstance with respect to the Projects that, in the case of (i), (ii), (iii), or (iv) could give rise to (x) liability under Environmental Law in an amount of $250,000 or more, or (y) an Environmental Claim that, if resolved adversely, could result in liability of $250,000 or more;

(e)           The initiation of any investigation, study, sampling, testing, remediation, removal, or cleanup activity intended to identify or address (i) an unpermitted Release of Hazardous Material from, to, in, or, or under the Projects; (ii) the presence of Hazardous Material in, on, or under the Projects; or (iii) any other environmental condition with respect to the Projects, where, in the case of either (i), (ii), or (iii) the investigation, study, sampling, testing, remediation, removal, or clean up activity could cost $250,000 or more;

(f)            Any Environmental Claim threatened or asserted against or affecting (i) the Borrowers, Holdings or the Projects that, if resolved adversely, could result in liability of $250,000 or more, or (ii) the Sponsor or the LNG Purchaser that, if resolved adversely, could reasonably be expected to have a Material Adverse Effect or, in each case, any material change or development in, or resolution or settlement of any action, investigation, suit, proceeding, audit, demand, or dispute involving such an Environmental Claim;

(g)           Any request by a Project Participant (other than any Immaterial Project Participant) for an arbitration proceeding under any Project Document (other than an Immaterial Additional Project Document);

(h)           Any (i) Taking or (ii) other casualty, damage or loss to any Property of the Borrowers, whether or not insured, through fire, theft, other hazard or casualty, in excess of $100,000 for any one casualty or loss or $1,000,000 in the aggregate in any calendar year;

(i)            Any (i) delay for any reason in any milestones for the construction of the Projects, (ii) unscheduled shutdown or reduction in operation of a Facility for a period in excess of seven (7) days, or (iii) substantial labor dispute which could lead to such a shutdown or reduction;

(j)            Any actual, proposed or threatened material cessation or suspension of the Work for any reason by any Contractor for a period in excess of five (5) days;

(k)           The execution of any Material Additional Project Document, together with a copy of such Material Additional Project Document;

(l)            A violation of ERISA shall have occurred with respect to any Plan subject to Section 412 of the Code or any Multiemployer Plan that a Borrower or any ERISA Affiliate of a Borrower maintains or contributes to or has ever maintained or contributed to (or has or has ever had an obligation to maintain or contribute to) that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or in a direct liability against a Borrower in excess of $500,000;

(m)          Any material change in accounting policies or financial reporting practices;

(n)           Any event constituting force majeure under any of the Project Documents (other than an Immaterial Additional Project Document) or any claim by any Project Participant (other than an Immaterial Project Participant) alleging that a force majeure event thereunder has occurred; and

(o)           Any other event, circumstance, development or condition which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.2 shall be accompanied by a statement signed by an Authorized Officer of the Borrowers setting forth a description in reasonable detail of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

5.3          Maintenance of Existence; Conduct of Business.  Each Borrower shall (a) preserve and maintain its legal existence as a limited liability company under the laws of the State of Delaware and all of its material licenses, rights, privileges and franchises necessary for the maintenance of its corporate existence, and comply, in all material respects, with its Charter Documents, (b) not change its name, (c) engage solely in the business of constructing, owning, operating and maintaining the applicable Project and performing its obligations pursuant to the Transaction Documents to which it is a party, (d) not engage in any speculative trading and (e) not cancel, terminate, permit the cancellation or termination of, amend, modify or change any material terms or conditions of, or grant any material consent, waiver or approval under, or take or fail to take any other action that would impair the value of the interest or impair the rights of either Borrower under, any of its Charter Documents.

5.4          Compliance with Laws.  Each Borrower shall conduct its business in material compliance with all applicable requirements of Law, including all relevant Governmental Approvals and Environmental Laws, except that each Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (a) none of the Secured Parties or either Borrower could be subject to any criminal liability for failure to comply therewith, (b) all proceedings to enforce such requirement of Law against the Secured Parties, the Borrowers, the Project or any part thereof shall have been, to the extent applicable, duly stayed, and (c) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral.

5.5          Payment of Taxes, Etc.  Each Borrower shall duly pay and discharge before they become delinquent (a) all material Taxes levied or imposed upon its Property, earnings or business, (b) all material utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business, and (c) all lawful claims (including mechanics liens) and obligations that, if unpaid, might result in the imposition of a Lien upon a material portion of its Property; provided, however, that the Borrowers may contest in good faith any such Taxes, charges, claims or obligations and, in such event, may permit the Taxes, charges, claims or obligations to remain unpaid during any period, including appeals, when the Borrowers are in good faith contesting the same, so long as (i) adequate reserves shall have been established in accordance with GAAP with respect to any such Taxes, charges, claims (including mechanics liens) or obligations, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for payment thereof satisfactory to the

Administrative Agent shall have been made, (ii) in the case of any mechanics’, materialmen’s, repairmen’s, supplier’s or other similar liens filed against the Projects or any part of the Work, such disputed amounts have been bonded for not less than the amount in dispute with a surety acceptable to the Administrative Agent, or other adequate provision for payment thereof which shall be satisfactory to the Administrative Agent shall have been made, (iii) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral, and (iv) enforcement of the contested item shall be effectively stayed.

5.6          Accounting and Financial Management.  Each Borrower shall (a) maintain adequate management information and cost control systems, (b) maintain a system of accounting in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower in accordance with GAAP, and (c) promptly deliver to the Administrative Agent a copy of any “management letter” or other similar communication received by such Borrower from such Borrower’s accountants relating to such Borrower’s financial, accounting and other systems, management or accounts.  In the event that either Borrower replaces its existing auditors for any reason, such Borrower shall appoint and maintain as auditors another firm of independent public accountants, which firm shall be internationally recognized and approved by the Required Lenders.

5.7          Inspection. Subject to requirements of any Governmental Authority and safety requirements:

(a)           Each Borrower shall permit, at the expense of such Borrower, representatives of the Secured Parties and the Project Engineer, during normal business hours and at such intervals as such Person shall desire, to visit and inspect the Projects to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers and engineers.  Each Borrower will authorize its auditors (whose fees and expenses shall be for the account of such Borrower) to communicate directly with the officers and designated representatives of each Secured Party and the Project Engineer regarding its accounts and operations at any reasonable time upon prior written notice to such Borrower.

(b)           Each Borrower shall permit the Administrative Agent, the Project Engineer, and any other consultant engaged by the Administrative Agent to review (i) all Plans and Specifications, (ii) any quality control data and performance test data, and (iii) any other data relating to the Projects or to the progress of construction as may be reasonably requested by the Administrative Agent, the Project Engineer or such other consultant.  Further, each Borrower shall permit the Administrative Agent, the Project Engineer and any other consultant engaged by the Administrative Agent to monitor, witness and review the Work.

(c)           Each Borrower shall give the Administrative Agent timely notice of, and permit the Administrative Agent, the Project Engineer and any other consultant engaged by the Administrative Agent for such purpose to attend, (i) all Project construction progress review meetings held by such Borrower or its agents or representatives and (ii) any and all Acceptance Tests or other performance tests of a Facility or any component thereof (whether any such test is to be conducted on or off the Facility site).

(d)           Notwithstanding anything to the contrary herein or in any other Transaction Document, no act or omission of the Administrative Agent, any other Secured Party, the Project Engineer or any other consultant engaged by any Lender (other than any act of gross negligence or willful misconduct) shall in any way (i) affect the obligations of the Borrowers, the Contractor or any other Person under any Transaction Document or any other contract relating to any Construction Agreement, (ii) be deemed to be the acceptance of any defective work performed by the Contractor or any other Person under any Construction Agreement, or (iii) be deemed to be a waiver of any rights against the Contractor or any other Person under any Construction Agreement or otherwise.

Notwithstanding the foregoing, Borrowers shall bear the costs of only two visits, inspections, audits or examinations per Project annually, unless an Event of Default has occurred and is continuing, in which case Borrowers shall bear the cost all such visits, inspections, audits or examinations as Administrative Agent may require in its sole discretion.

5.8          Governmental Approvals.  Each Borrower shall (i) from time to time obtain and maintain, and comply with, all Necessary Governmental Approvals then required to have been obtained by such Borrower as shall now or hereafter be required under applicable Laws, (ii) cause the Projects to be duly constructed, completed, operated and maintained in all material respects in accordance with all applicable Laws, and (iii) intervene in and contest any proceeding which seeks, or may reasonably be expected, to rescind, to terminate, to modify or to suspend any Necessary Governmental Approval and, if reasonably requested by the Required Lenders, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law; provided that the obligations of the Borrowers under this Section 5.8 shall not in any way limit or impair the rights or remedies of the Secured Parties under any Finance Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension.

5.9          Insurance.

(a)           Insurance Requirements. Each Borrower shall maintain or cause to be maintained in full force and effect at all times on and after the applicable Initial Funding Date (unless otherwise specified in Appendix A) and continuing throughout the term of this Agreement (unless otherwise specified in Appendix A) insurance coverages for the applicable Project meeting the requirements set forth in Appendix A (such Appendix A to be reasonably satisfactory to the Insurance Advisor and the Administrative Agent and prepared by such Persons in consultation with the applicable Borrower on or before the applicable Initial Funding Date considering the facts and circumstances as they then exist) with responsible insurance companies authorized to do business in the State in which such Project is located with (i) an AM Best Insurance Reports rating of “A” or better and a financial size category of “X” or higher or (ii) a Standard & Poor’s financial strength rating of “A” or higher, or other companies acceptable to the Administrative Agent, with limits and coverage provisions sufficient to satisfy the requirements set forth in each of the Project Documents, but in no event less than the limits and coverage provisions set forth in Appendix A.

(b)           Endorsements. Policies of general liability insurance required to be maintained shall be endorsed as follows:

(i)            to name the applicable Borrower and its officers and employees as named insureds, and to name the Secured Parties as additional insureds;

(ii)           to provide a severability of interests and cross liability clause; and

(iii)          to provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the applicable Borrower or the Secured Parties.

(c)           Waiver of Subrogation.  Each Borrower hereby waives any and every claim for recovery from the Secured Parties for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy.  Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), such Borrower shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(d)           Amendment of Requirements.  The Administrative Agent (acting on the instruction of the Required Lenders) may at any time, upon written notice to the Borrowers, amend the requirements (including the amount and scope of insurance coverage) and approved insurance companies described in this Section 5.9 due to (i) new information (Project exposure or insurance products) not known on the Closing Date which in the reasonable judgment of the Administrative Agent (acting on the instruction of the Required Lenders) either renders required coverage materially inadequate (when compared to insurance carried by prudent operators and owners of facilities similar to the Project) or materially reduces the financial ability of the approved insurance companies to pay claims, (ii) changed circumstances after the Closing Date which in the reasonable judgment of the Administrative Agent (acting on the instruction of the Required Lenders) either render required coverage materially inadequate (when compared to insurance carried by prudent operators and owners of facilities similar to the Project) or materially reduce the financial ability of the approved insurance companies to pay claims, or (iii) more appropriate insurance heretofore unavailable or unaffordable becomes available on commercially reasonable terms; provided that in the case of this clause (iii), such changes shall be limited to requiring the Borrowers to obtain such insurance.

(e)           Additional Provisions.

(i)            Loss Notification. Each Borrower shall promptly notify the Administrative Agent of any Event of Loss likely to give rise to any claim exceeding $500,000, under any builders all risk, delay in startup, marine cargo, marine cargo delay in startup, machinery breakdown, physical damage and business interruption insurance policies.

(ii)           Payment of Loss Proceeds.  Any builders all risk, delay in startup, marine cargo, marine cargo delay in startup, machinery breakdown, physical damage or business interruption insurance policies shall include a standard lender’s loss payable endorsement in favor of the Collateral Agent for the benefit of the Secured Parties and shall name the Collateral Agent (for the benefit of the Secured Parties) as sole loss payee for all losses greater than $500,000.

(iii)          Loss Adjustment and Settlement.  A loss under any builders all risk, delay in startup, marine cargo, marine cargo delayed in startup, machinery breakdown, physical damage or business interruption insurance policies shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the applicable Borrower, subject to the approval of the Administrative Agent if such loss is in excess of $500,000.  In addition the applicable Borrower may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $500,000 the terms of such settlement are approved by the Administrative Agent (acting on the instructions of the Required Lenders).

(iv)          Policy Cancellation and Change.  Subject to the exceptions set forth on Appendix A (if any) and with the exception of any builders all risk policy which shall be non-cancelable except for nonpayment of premiums (10 days) or for non-compliance with an insurance company’s recommendations, all policies of insurance required to be maintained pursuant to this Section 5.9 shall be endorsed so that if at any time they should be canceled, or coverage be reduced in any manner, such cancellation or reduction shall not be effective as to the Secured Parties for forty-five (45) days, except for non-payment of premium which shall be for ten (10) days, after receipt by the Administrative Agent of written notice from such insurer of such cancellation or reduction.

(v)           Miscellaneous Policy Provisions.  Subject to the exceptions set forth on Appendix A (if any) , any builders all risk, delay in startup, marine cargo, marine cargo delay in startup, machinery breakdown, physical damage or business interruption insurance policies shall (A) not include any annual or term aggregate limits of liability or clause requiring the payment of an additional premium to reinstate the limits after loss except as regards the insurance applicable to the perils of flood, earth movement, sabotage and terrorism, (B) include the Secured Parties as additional named insureds as their interests may appear, and (C) include a clause requiring the insurer to make final payment on any claim within ninety (90) days after the submission of proof of loss and its acceptance by the insurer.

(vi)          Separation of Interests.  Subject to the exceptions set forth on Appendix A (if any), all policies shall insure the interests of the Secured Parties regardless of any breach or violation by a Borrower or any other Person of warranties, declarations or conditions contained in such policies, or any action or inaction of a Borrower or others. This provision may be satisfied through the use of an acceptable multi-insured endorsement.

(vii)         Acceptable Policy Terms and Conditions.  Except as otherwise agreed by the Administrative Agent in its sole discretion, all policies of insurance required to be maintained pursuant to this Section 5.9 shall be the same in all material respects as the policies furnished to the Insurance Advisor prior to the applicable Initial Funding Date.

(viii)        Waiver of Subrogation.  Subject to the exceptions set forth on Appendix A (if any) and with the exception of workers compensation insurance, all policies of insurance required to be maintained by the provisions of this Section 5.9 shall (A) provide for waivers by the insurers of subrogation in favor of the Secured Parties and their respective officers and employees and (B) provide that there shall be no recourse against any Secured Party for payment of premiums or other amounts with respect thereto.

(f)            Evidence of Insurance.  On or before the applicable Initial Funding Date and on an annual basis prior to each policy anniversary, each Borrower shall furnish the Administrative Agent with (i) certification of all required insurance marked “premium paid” or accompanied by other evidence of payment satisfactory to the Administrative Agent and (ii) a schedule of the insurance policies held by or for the benefit of such Borrower and required to be in force by the provisions of this Section 5.9.  Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself.  Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Section 5.9.  The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies.  Upon request by the Administrative Agent, each Borrower shall promptly furnish the Administrative Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained hereunder.

(g)           Reports.  Concurrently with the furnishing of the certification referred to in Section 5.9(f) above, each Borrower shall furnish the Administrative Agent with a report of a nationally recognized independent insurance broker, signed by an officer of the broker, stating that in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Section 5.9.

(h)           Failure to Maintain Insurance. In the event a Borrower fails, or fails to cause any Contractor, to take out or maintain the full insurance coverage required to be taken out and maintained by such Party by this Section 5.9, the Administrative Agent, upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as possible) to such Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same.  All amounts so advanced therefor by the Administrative Agent shall become an additional Obligation, and the Borrowers shall forthwith pay such amounts to the Administrative Agent, together with interest thereon at the Default Rate from the date so advanced until fully paid.

(i)            No Duty of Administrative Agent to Verify or Review. No provision of this Section 5.9 or any provision of any other Transaction Document shall impose on any Secured Party any duty or obligation to verify the existence or adequacy of the insurance coverage maintained pursuant to this Section 5.9, nor shall any Secured Party be responsible for any representations or warranties made by or on behalf of the Borrowers to any insurance company or underwriter.  Any failure on the part of any Secured Party to pursue or obtain the evidence of insurance required by this Agreement and/or failure of any Secured Party to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement.

(j)            Waivers of Insurance Requirements.

(i)            If at any time the Administrative Agent determines in its reasonable judgment (after consultation with the Insurance Advisor) that any insurance (including the limits or deductibles thereof) required to be maintained by this Section 5.9 is not available on commercially reasonable terms due to prevailing conditions in the commercial insurance market at such time, then upon the written request of the Borrowers together with a written report of the Borrowers’ insurance broker or another independent insurance broker of nationally recognized standing in the insurance industry (x) certifying that such insurance is not available on commercially reasonable terms (and, in any case where the required maximum coverage is not reasonably available, certifying as to the maximum amount which is so available), (y) explaining in detail the basis for such broker’s conclusions, and (z) containing such other information as the Administrative Agent or the Insurance Advisor may reasonably request, the Administrative Agent may (after consultation with the Insurance Advisor) temporarily waive such requirement; provided, however, that the Administrative Agent may, in its sole judgment, decline to waive any such insurance requirement without the consent of the Required Lenders.

(ii)           At any time after the granting of any temporary waiver pursuant to clause (i) above, but not more than once in any calendar year, the Administrative Agent may request, and the Borrowers shall furnish to the Administrative Agent within fifteen (15) days after such request, an updated insurance report reasonably acceptable to the Administrative Agent and the Insurance Advisor from the Borrowers’ independent insurance broker.

(iii)          Any waiver granted pursuant to clause (i) above shall expire, without further action by any party, immediately upon (A) such waived insurance requirement becoming available on commercially reasonable terms, as reasonably determined by the Administrative Agent (in consultation with the Insurance Advisor) or (B) failure of the Borrowers to deliver an updated insurance report pursuant to clause (ii) above.

5.10        Events of Loss and Project Document Claims.

(a)           If an Event of Loss shall occur with respect to any Collateral, the Borrowers shall (i) diligently pursue all its rights to compensation against any Person with respect to such Event of Loss and (ii) cause the Net Available Amount of any Loss Proceeds to be deposited in the applicable Loss Proceeds Account pursuant to the Collateral Account Agreement.  To the extent that any such Loss Proceeds are paid to the Borrowers, such Loss Proceeds shall be held in trust for the Collateral Agent for the benefit of the Secured Parties segregated from other funds of the Borrowers, and the Borrowers shall cause such Loss Proceeds to be deposited into the applicable Loss Proceeds Account as contemplated above as promptly as possible.

(b)           The Administrative Agent shall be entitled to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or in respect of any proceeding with respect to any Taking of Property of the Borrowers involving in excess of $500,000.

(c)           If either Borrower shall have a Project Document Claim against any Project Participant, such Borrower shall (i) diligently pursue all its rights to compensation against such Project Participant with respect to such Project Document Claim and (ii) cause the Net Available Amount received in respect of any such Project Document Claim to be deposited in the applicable Collateral Account as required by the Collateral Account Agreement and, in the case of Project Document Claims other than indemnity claims and delay liquidated damages, applied to prepay the Obligations, such prepayment to be made no later than the date which is three (3) days after the receipt of such proceeds.  To the extent that any such amounts are paid to a Borrower, such amounts shall be held in trust for the Collateral Agent for the benefit of the Secured Parties segregated from other funds of such Borrower, and such Borrower shall cause such amounts to be deposited in the applicable Collateral Account as contemplated above as promptly as possible.

5.11        Application of Loss Proceeds.

(a)           If an Event of Loss shall occur with respect to any Collateral, the applicable Borrower shall cause any Net Available Amount of any Loss Proceeds to be applied to the payment of Obligations within three (3) days of the receipt of such proceeds in accordance with Section 8.3(b) hereof; provided that, with the consent of the Required Lenders, such Borrower shall be permitted to apply such proceeds to the costs of Restoring the portion of the Project that was the subject of such Event of Loss; and provided, further, that, so long as no Default or Event of Default shall then exist, if such proceeds are $500,000 or less, such Borrower shall be permitted (without the consent of the Required Lenders) to apply such proceeds to the payment of the costs of Restoring the portion of the Project that was the subject of such Event of Loss (and such proceeds shall be delivered to such Borrower in accordance with the following sentence and Section 4.8 of the Collateral Account Agreement).  If any Loss Proceeds are to be applied to the payment of Restoration costs pursuant to the preceding sentence, the Net Available Amount of such Loss Proceeds shall be remitted to the applicable Borrower from time to time as the Restoration Work progresses and shall be applied by such Borrower to the payment of the costs of Restoration, such remittance to be made pursuant to the terms of the Collateral Account Agreement and subject to the following conditions:

(i)            In the opinion of the Project Engineer, the Net Available Amount of the Loss Proceeds (together with all other funds reasonably expected to be available to such Borrower) is sufficient to Restore the applicable Facility and to pay all Operation and Maintenance Expenses and Tranche A Debt Service and/or Tranche B Debt Service, as applicable, and to meet its other obligations hereunder and under the other Finance Documents both prior to and following completion of the Restoration Work;

(ii)           The Restoration Work shall be supervised by an architect or engineer who is satisfactory to the Administrative Agent and the Project Engineer and, before any Restoration Work is commenced, other than temporary Restoration Work to protect property or persons, to comply with governmental regulations, or to prevent interference with business, the Administrative Agent and the Project Engineer shall have approved the plans and specifications for the Restoration Work, it being understood that after giving effect to the completion of such proposed Restoration Work, the Project shall be at least equal in value and utility to the Project prior to the damage or destruction;

(iii)          Each request for payment shall be made by the delivery, at least five (5) Business Days prior to the proposed payment date, of a Restoration Requisition to the Depositary Agent (with a copy to the Administrative Agent), accompanied by a certificate signed by the supervising architect or engineer and a certificate signed by the Project Engineer, in each case concurring with the statements made in such Restoration Requisition;

(iv)          No Project Document (other than any Immaterial Additional Project Document) or Necessary Governmental Approval in effect immediately prior to the Event of Loss giving rise to such Loss Proceeds shall (A) have been canceled unless replaced in a manner satisfactory to the Administrative Agent (acting on the instructions of the Required Lenders) or (B) contain any still-exercisable right to cancel due to such Event of Loss;

(v)           No Default or Event of Default (other than a Default or Event of Default arising directly from the event as to which such Loss Proceeds have been paid) shall have occurred and be continuing or would result from such remittance;

(vi)          The Property of such Borrower constituting the Restoration Work shall be subject to the Security Interest (whether by amendment of the Security Documents or by entering into new Security Documents or otherwise); and

(vii)         Such Borrower shall have delivered to the Administrative Agent cash-flow projections and other assurances satisfactory to the Required Lenders demonstrating such Borrower’s ability to meet its obligations hereunder and under the other Finance Documents at any time both prior to and following completion of such Restoration Work.

(b)           If such Borrower shall not have commenced the Restoration Work within thirty (30) days after the Required Lenders shall have consented to the disbursement of the Loss Proceeds referred to above to pay the costs of Restoring the Project in accordance with this Section 5.11 or if at any time after such 30-day period, one or more of the foregoing conditions shall not be satisfied, then, to the extent that such Loss Proceeds shall not otherwise have been disbursed as aforesaid to such Borrower, the remaining amount of such Loss Proceeds shall be applied, on behalf of such Borrower, to the prepayment of the Loans as provided in Section 8.3(b).  Anything to the contrary in this Section 5.11 notwithstanding, if an Event of Default shall have occurred and be continuing (other than as a direct result of the Event of Loss which gave rise to such Loss Proceeds), the Administrative Agent may forthwith direct the Depositary Agent to apply the remaining amount of such Loss Proceeds to the prepayment of the Loans as provided in Section 8.3(b).

(c)           Notwithstanding anything to the contrary which may be contained in the foregoing provisions of this Section 5.11, if a Taking shall occur with respect to any Collateral, the applicable Borrower shall (i) immediately upon discovery or receipt of notice of any occurrence thereof provide written notice to the Administrative Agent, (ii) not, without the written consent of the Required Lenders, compromise or settle any claim with respect to such Taking, and (iii) apply the Net Available Amount of any Loss Proceeds received in respect of such Taking to the prepayment of the Obligations in accordance with Section 8.3(b).  The Borrowers consent to the participation to the extent permitted by Law of the Administrative Agent in any proceedings regarding any Taking, and the Borrowers shall from time to time deliver to the Administrative Agent all documents and instruments requested by the Administrative Agent to permit such participation.  Nothing in this Section 5.11(c) shall be deemed to impair any rights any Secured Party may have with respect to any such Taking.

5.12        Required Hedging Agreements.  Each Borrower shall maintain in full force and effect one or more Interest Rate Hedging Agreements (collectively, the “Required Hedging Agreements”) with an Acceptable Swap Counterparty, which shall effectively enable such Borrower to protect itself in a manner satisfactory to the Administrative Agent against the risk of interest rate fluctuations as to a notional principal amount at least equal to 75% of the outstanding principal amount of, (i) with respect to the Tranche A Borrower, the Tranche A Construction Loans from time to time and (ii) with respect to the Tranche B Borrower, the Tranche B Construction Loans from time to time, which Required Hedging Agreements shall be entered into and become effective on or prior to the applicable Initial Funding Date and shall be maintained until the Facility A Conversion Date or the Facility B Conversion Date, as applicable; provided that, in each case, if any Required Hedging Agreement is with an Acceptable Swap Counterparty other than a Secured Swap Counterparty, such Borrower shall not post any cash collateral, letter of credit or other margin thereunder, and the obligations of such Borrower thereunder shall not be secured by the Security Documents or any other Lien on the Property of such Borrower and shall be subordinated to the Obligations in a manner and pursuant to terms and conditions which are in all respects satisfactory to the Required Lenders.

5.13        Chief Place of Business; etc.  Each Borrower shall (a) maintain its chief place of business at 3020 Old Ranch Parkway, Seal Beach, CA 90740 and maintain the office where it keeps its records concerning the Transaction Documents at such address, (b) not keep any place of business or assets outside of the Sites other than as provided in clause (a) above, (c) not change its name, and (d) not do business under any other name than “Clean Energy Tranche A LNG Plant, LLC”, with respect to the Tranche A Borrower, and “Clean Energy Tranche B LNG Plant, LLC”, with respect to the Tranche B Borrower, unless, in any such case, such Borrower shall have given the Administrative Agent at least thirty (30) days’ prior written notice, and all action requested by the Administrative Agent necessary or advisable in the Administrative Agent’s opinion to preserve and perfect the Security Interests with respect to the Collateral shall have been taken.

5.14        Use of Proceeds.

(a)           (i) The Tranche A Borrower shall use the proceeds of the Tranche A Construction Loans in accordance with the provisions of this Agreement and the Collateral Account Agreement to pay Facility A Project Costs and (ii) the Tranche B Borrower shall use the proceeds of the Tranche B Construction Loans in accordance with the provisions of this Agreement and the Collateral Account Agreement to pay Facility B Project Costs, in each case, in accordance with the applicable Construction Budget.

(b)           Neither Borrower shall, without the prior written consent of the Administrative Agent, amend, revise or modify a Construction Budget to increase or decrease or otherwise change the number or type of Construction Budget categories, or request any Loans for the purpose of funding any Project Costs in excess of the amount contained in such Construction Budget for such category of Project Costs or request any Loans in respect of the Contingency in an amount which would result in the Contingency being reduced to less than 3% of the total of such Construction Budget.

5.15        Project Construction; Maintenance.

(a)           The Borrowers shall cause the Projects to be duly constructed and completed in accordance with the Construction Budgets, the Construction Agreements, the Plans and Specifications and Prudent Industry Practice and shall cause the Facility A Project Completion Date to occur on or before the Facility A Date Certain and the Facility B Project Completion Date to occur on or before the Facility B Date Certain.

(b)           The Borrowers shall maintain and preserve the Projects and all of their other material Properties necessary for the proper conduct of their business in good working order and in such condition that each Facility will have the capacity and functional ability to perform, on a continuing basis (ordinary wear and tear excepted), in normal commercial operation, the functions for which it was specifically designed in accordance with the applicable Construction Agreements at substantially the levels contemplated thereby.  The Borrowers shall cause each Project to be operated, serviced, maintained and repaired so that the condition and operating efficiency thereof will be maintained and preserved (ordinary wear and tear excepted) in all material respects in accordance and in compliance with (i) Prudent Industry Practices, (ii) such operating standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors and sub-contractors, (iii) the terms and conditions of all insurance policies maintained with respect to such Project at any time, (iv) all requirements of Law and all Governmental Approvals applicable to such Project and (v) the terms of the Project Documents (other than any Immaterial Additional Project Documents).

(c)           The Borrowers shall not alter, remodel, add to, reconstruct, improve or demolish any part of the Projects or any other Collateral, except as contemplated by or in accordance with the Plans and Specifications.

(d)           The Borrowers shall not, directly or indirectly, make or commit to make any expenditure in respect of the purchase or other acquisition of fixed or capital assets, other than (i) expenditures contemplated by the Construction Budgets or the prevailing Operating Budgets, as appropriate and (ii) expenditures permitted to be made pursuant to Section 5.11.

5.16        Performance of Project Documents.

(a)           Each Borrower shall perform and observe all of its covenants and agreements contained in any of the Project Documents (other than any Immaterial Additional Project Documents) to which it is or becomes a party, to the extent that the failure of such Borrower to perform or observe such covenant or agreement would permit any other party to such Project Document (other than such Borrower) to terminate such Project Document.

(b)           Each Borrower shall take all commercially reasonable action to prevent the early termination of any Project Document (other than any Immaterial Additional Project Document), (unless such early termination is the result of the completion of performance thereunder) and shall take any and all action as may be reasonably necessary promptly to enforce its rights and to collect any and all sums due to it under the Project Documents.

(c)           Each Borrower shall instruct all applicable Project Participants to make all payments payable to such Borrower to the Depositary Agent for deposit in the appropriate Collateral Account in accordance with the Collateral Account Agreement.

5.17        Operating Plan and Budget.

(a)           On or before the Facility A Project Completion Date or the Facility B Project Completion Date, as applicable, the applicable Borrower shall adopt an operating plan and a budget of Operation and Maintenance Expenses in respect of the applicable Facility for the period from such date to the end of the first Operating Year of such Facility, and, no less than thirty (30) days in advance of the beginning of each Operating Year of such Facility thereafter, it shall similarly adopt an operating plan and a budget of Operation and Maintenance Expenses for such Operating Year for such Facility (such operating plan and budget for an Operating Year, an “Operating Budget”).  Copies of the proposed Operating Budget for each Operating Year shall be furnished at least thirty (30) days before final adoption thereof to the Administrative Agent, and no Operating Budget shall be adopted without the prior written approval of the Administrative Agent and the Project Engineer.  In the event that the prior written approval of the Administrative Agent and/or the Project Engineer for a proposed Operating Budget is not obtained prior to the first day of the Operating Year to which such proposed Operating Budget relates, the applicable Borrower may continue to operate the applicable Project in accordance with the Operating Budget then in effect with the budgeted cost of each budget item being increased to the lesser of (i) the amount therefor in the proposed Operating Budget or (ii) 110% of the amount of the budgeted cost of such budget item in the current Operating Budget.  Copies of the final Operating Budget so adopted shall be furnished to the Administrative Agent promptly upon the adoption thereof.

(b)           The applicable Borrower may at any time propose an amended annual budget for the remainder of the then current Operating Year for a Facility and, when so adopted, it shall be deemed to be and shall be effective as the annual Operating Budget for such Facility.  Copies of any such amended Operating Budget which is proposed shall be furnished at least ten (10) days before final adoption thereof to the Administrative Agent, and no such amended Operating Budget shall be adopted without the prior written approval of the Administrative Agent and the Project Engineer.  Copies of the final amended Operating Budget shall be furnished to the Administrative Agent promptly after adoption thereof.

(c)           The amounts provided in the annual Operating Budget for each item and classification of Operation and Maintenance Expenses for each month of each Operating Year shall not exceed the amounts reasonably expected to be necessary therefor, and the applicable Borrower shall not expend (or submit a Transfer Date Certificate which contemplates the expenditure of) any amount for Operation and Maintenance Expenses during any month if such expenditure would cause the aggregate amount of Operation and Maintenance Expenses expended by the Borrower in such Operating Year for such Facility, after taking into account amounts theretofore paid in such Operating Year, to exceed by more than 10% the aggregate amount budgeted to be expended through such month in the applicable Operating Budget for such Facility, unless such expenditure could not reasonably be anticipated and failure to make such expenditure would have created an abnormal risk of personal injury to employees or significant physical damage to the applicable Project and, in any such event, such Borrower shall immediately advise the Administrative Agent of such excess expenditures and, within ten (10) days of the making of any such expenditure, prepare and file with the Administrative Agent an amended Operating Budget to reflect such changes.

5.18        Environmental Compliance.  Each Borrower shall:

(a)           comply in all material respects and cause all other Persons constructing, occupying or conducting operations at the Projects to comply in all material respects with all Environmental Laws now or hereafter applicable to the Projects;

(b)           obtain, at or prior to the time required by applicable Environmental Laws, all Governmental Approvals required pursuant to applicable Environmental Laws for the construction, operation and maintenance of the Projects, and maintain such Governmental Approvals in full force and effect;

(c)           not generate, use, treat, recycle, store, Release or dispose of, or permit the generation, use, treatment, recycling, storage, Release or disposal of Hazardous Materials on the Sites, or transport or permit the transportation of Hazardous Materials to or from the Projects other than in material compliance with all applicable Environmental Laws;

(d)           conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials at, on, in, under or emanating from the Projects to the extent required by and in accordance with the requirements of all applicable Environmental Laws; and

(e)           provide the Administrative Agent with information and documents concerning any Environmental Claim, Release of Hazardous Material, or any other environmental condition or matter relating to the Projects, including but not limited to any matter or condition relating to compliance with applicable Environmental Laws and Governmental Approvals required by such Environmental Laws, as may be reasonably requested by the Administrative Agent.

5.19        Security Documents.

(a)           Each Borrower shall take all actions necessary or requested by the Administrative Agent or the Collateral Agent to maintain each Security Document in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by the Security Documents and the priority thereof, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens adversely affecting the rights of any Secured Party in any Collateral, (v) publishing or otherwise delivering notice to third parties, (vi) depositing title documents, and (vii) taking all other actions either necessary or otherwise requested by the Administrative Agent or the Collateral Agent to ensure that all Collateral (including any after-acquired Property of the Borrowers intended to be covered by any Security Document) is subject to a valid and enforceable first-priority Lien (subject only to (i) Permitted Liens and (ii) the priority afforded to such Permitted Liens by operation of Law) in favor of the Collateral Agent for the benefit of the Secured Parties.  In furtherance of the foregoing, (A) each Borrower shall ensure that all Property acquired by it shall become subject to the Lien of the Security Documents having the priority contemplated thereby promptly upon the acquisition thereof and (B) except with respect to the Checking Accounts, each Borrower shall not open or maintain any bank account without first taking all such actions as may be necessary or otherwise requested by the Administrative Agent to ensure that such bank account is subject to a valid and enforceable first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

(b)           Each Borrower shall take all action necessary to cause each Additional Project Document to which it is a party and each Site Real Estate Right obtained following the Closing Date, including, without limitation, each Specified Site Real Estate Right upon the procurement of a Consent Agreement from the applicable Specified Facility RE Right Grantor, to be or become subject to the Liens of the Security Documents (whether by amendment to any Security Document, execution of a new Security Document or otherwise) in favor of the Collateral Agent, and with respect to any Material Additional Project Document, shall deliver or cause to be delivered to the Administrative Agent and the Collateral Agent such certificates or other documents with respect thereto as the Administrative Agent or the Collateral Agent may reasonably request.  Each Borrower shall cause each party to a Material Additional Project Document (other than such Borrower) and each Specified Facility RE Right Grantor to execute and deliver a Consent Agreement with respect to each such Material Additional Project Document or Specified Site Real Estate Right, as applicable.

5.20        Required Debt Service Reserve Amounts.

(a)           From and after the Facility A Conversion Date, the Tranche A Borrower shall cause the funds on deposit in the Tranche A Debt Service Reserve Account to at all times equal or exceed the Tranche A Required Debt Service Reserve Amount.

(b)           From and after the Facility B Conversion Date, the Tranche B Borrower shall cause the funds on deposit in the Tranche B Debt Service Reserve Account to at all times equal or exceed the Tranche B Required Debt Service Reserve Amount.

5.21        Payment of Project Costs with Project Revenues.

(a)           Any Project Revenues received by the Tranche A Borrower prior to the Facility A Conversion Date shall be deposited into the Tranche A Construction Account and applied, in accordance with the Collateral Account Agreement, to pay Tranche A Project Costs.

(b)           Any Project Revenues received by the Tranche B Borrower prior to the Facility B Conversion Date shall be deposited into the Tranche B Construction Account and applied, in accordance with the Collateral Account Agreement, to pay Tranche B Project Costs.

5.22        Anti-Terrorism Laws.  Each Borrower shall promptly provide to any Secured Party any information that such Secured Party may require in order to comply with any requirement under any Anti-Terrorism Law.

5.23        Further Assurances.  Each Borrower shall promptly and duly execute and deliver to the Administrative Agent or the Collateral Agent, as applicable, such documents and assurances and take such further action as the Administrative Agent or the Collateral Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Finance Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Secured Parties pursuant to the Finance Documents.

5.24        Separateness.  Each Borrower shall (i) maintain books and records separate from those of any other Person, including the other Borrower, the Sponsor and its other Subsidiaries; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) observe all organizational formalities; (iv) hold itself out to creditors and the public as separate and distinct from any other Person, including the other Borrower, the Sponsor and its other Subsidiaries; (v) conduct its business in its name or in its own business name or trade name, and use stationary, invoices and checks separate from those of the other Borrower, the Sponsor and its other Subsidiaries; and (vi) not hold itself out as being available to satisfy the obligations of any other Person, including the other Borrower, the Sponsor and its other Subsidiaries.

5.25        Collateral Account Agreement.  Each Borrower shall cause the Collateral Account Agreement to be finalized and executed by each party thereto and each of the Collateral Accounts thereunder to be established no later than the date thirty (30) days following the Closing Date.

SECTION 6.         NEGATIVE COVENANTS

6.1          Limitation on Liens.  Neither Borrower shall create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(a)           the Security Interests;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days to the extent not required to be paid under Section 5.5 or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not interfere in any material respect with the use, marketability or disposition of either Project or Site, (ii) the negative outcome of such contest could not reasonably be expected to result in a Material Adverse Effect and (iii) a bond, cash reserves or other security reasonably acceptable to Administrative Agent has been posted or provided in such manner and amount as to assure Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined;

(c)           Liens for any tax, assessment or other governmental charge, either secured by a bond or other security reasonably acceptable to Administrative Agent or not yet delinquent or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not interfere in any material respect with the use, marketability or disposition of either Project or Site, (ii) the negative outcome of such contest could not reasonably be expected to result in a Material Adverse Effect and (iii) a bond, cash reserves or other security reasonably acceptable to Administrative Agent has been posted or provided in such manner and amount as to assure Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined;

(d)           Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to Administrative Agent have been provided or are fully covered by insurance;

(e)           Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $1,000,000 in the aggregate at any one time, and with any such Lien to be released as promptly as practicable;

(f)            pledges or deposits made in the ordinary course of business in connection with the Project owned by such Borrower to secure obligations under worker’s compensation, unemployment insurance and other social security and similar laws and regulations;

(g)           any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(h)           Liens on cash securing obligations in respect of surety bonds or similar instruments and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements in an aggregate amount not exceeding $1,000,000 at any one time outstanding; and

(i)            those matters constituting exceptions to title contained in the Title Insurance pursuant to Section 3.2(g)(iii), and such other easements, rights-of-way and other encumbrances on title to real property that have been expressly approved by the Administrative Agent in writing, in the exercise of its sole discretion.

6.2          Indebtedness.  Neither Borrower shall create, incur, suffer to exist or otherwise become liable for any Indebtedness except:

(a)           Indebtedness arising under the Finance Documents;

(b)           Indebtedness (other than Indebtedness for borrowed money) secured by a Permitted Lien;

(c)           contingent liabilities, to the extent otherwise constituting Indebtedness, including those relating to (i) the acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit, (ii) the endorsement of negotiable instruments received in the normal course of its business, and (iii) contingent liabilities incurred with respect to any Necessary Governmental Approval or Transactions Document; and

(d)           obligations in respect of surety bonds or similar instruments and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements incurred in the ordinary course of business and in an aggregate amount not exceeding $1,000,000 at any one time outstanding.

6.3          Leases.  Neither Borrower shall enter into any agreement, or be or become liable as lessee under any agreement, for the lease, hire or use of any real or personal Property, except as provided for in the then applicable Operating Budget.

6.4          Investments; Subsidiaries.

(a)           Neither Borrower shall make or permit to remain outstanding any Investments, except Permitted Investments.

(b)           Neither Borrower shall establish, create or acquire any Subsidiary without the prior consent of the Administrative Agent.

6.5          Distributions.  Neither Borrower shall make any distributions or pay any dividends to the Sponsor, Holdings or any other Person in respect of its Capital Stock or any other ownership interest in such Borrower, whether in cash or other Property, or redeem, purchase or otherwise acquire any interest of Holdings or the Sponsor, or permit Holdings or the Sponsor to withdraw any capital from the Borrowers (all of the foregoing being referred to as “Distributions”), or make any payment of any management or other fees to any Affiliate of the Borrowers, or make any payment in respect of any subordinated Indebtedness; provided that the Borrowers may make Tax Distributions pursuant to the Collateral Account Agreement; and provided further, (y) amounts on deposit in the Tranche A Distribution Account may be remitted to the Tranche A Borrower on any Quarterly Distribution Date and (z) amounts on deposit in the Tranche B Distribution Account may be remitted to the Tranche B Borrower on any Quarterly Distribution Date, in each case for the purpose of making a Distribution or for any other purpose, so long as each of the following conditions is satisfied:

(i)            both the Facility A Conversion Date and the Facility B Conversion Date shall have occurred;

(ii)           no Default or Event of Default shall have occurred and be continuing or would result from the making of such Distribution;

(iii)          each Borrower shall have delivered the most recent Debt Service Coverage Statement, Projected Debt Service Coverage Statement and Leverage Ratio Statement by the time required by Section 5.1(d) and such statements shall demonstrate that (A) each of the Tranche A Debt Service Coverage Ratio and the Tranche B Debt Service Coverage Ratio on the most recent Quarterly Date prior to such Quarterly Distribution Date was at least 1.25:1.00; (B) each of the Tranche A Projected Debt Service Coverage Ratio and the Tranche B Projected Debt Service Coverage Ratio on the most recent Quarterly Date prior to such Quarterly Distribution Date was at least 1.25:1.00 and (C) each of the Tranche A Leverage Ratio and the Tranche B Leverage Ratio on the most recent Quarterly Date prior to such Quarterly Distribution Date were not more than 2.50:1.00;

(iv)          no default or event of default shall have occurred and be continuing under any Project Document (other than an Immaterial Additional Project Document), other than commercial disputes arising in the ordinary course of business which involve claims of less than $250,000;

(v)           funds on deposit in each Debt Service Reserve Account shall equal or exceed the applicable Required Debt Service Reserve Amount; and

(vi)          each of the Tranche A Distribution Account and the Tranche B Distribution Account shall have, as of such Quarterly Distribution Date, at least $1.00 on deposit therein.

6.6          Transactions with Affiliates.  Except as provided in the Finance Documents, and the Affiliate Project Documents entered into by a Borrower prior to the applicable Initial Funding Date, neither Borrower shall directly or indirectly (a) make any Investment in or payment to an Affiliate of the Borrowers, (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate of the Borrowers, (c) purchase or acquire Property from an Affiliate of the Borrowers or (d) enter into any other transaction or arrangement directly or indirectly with or for the benefit of an Affiliate of the Borrowers, unless such transaction is (i) in the ordinary course of such Borrower’s (and such Affiliate’s) business, (ii) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and (iii) otherwise acceptable in form and substance to the Administrative Agent in its sole discretion.

6.7          Merger; Sales and Purchases of Assets.  Neither Borrower shall merge into or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer, or otherwise Dispose of any assets or Property other than: (a) sales, transfers and other Dispositions of assets of such Borrower, having a value not to exceed $100,000 in the aggregate, and determined by such Borrower (in its reasonable opinion) to be obsolete or no longer used by or useful to such Borrower for the operation or maintenance of the Project owned by such Borrower; (b) sales of Permitted Investments prior to the maturity thereof; (c) Distributions or other payments in accordance with Section 6.5 hereof; and (d)

pursuant to the LNG Purchase Agreements.  Neither Borrower shall purchase or acquire any assets other than the purchase of (i) assets reasonably required for the completion of the Project owned by such Borrower in accordance with the applicable Construction Budget, (ii) subject to Section 5.17 hereof, assets in the ordinary course of business reasonably required in connection with the operation of the Project owned by such Borrower and (iii) Permitted Investments.

6.8          Amendment of Transaction Documents; Additional Project Documents; Change Orders; etc.

(a)           Neither Borrower shall: (i) agree to or permit the cancellation, suspension or termination of any Transaction Document (other than (B) any Immaterial Additional Project Document, (B) any Project Document upon the completion of performance thereunder; or (C) any Financing Document in connection with the termination of the Commitments and the repayments of the Obligations in full); (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of Law or otherwise) any part of its interest in any Transaction Document; (iii) waive or extend materially any cure or grace period for any material default under or breach of any Project Document (other than any Immaterial Additional Project Document) or waive, fail to enforce, forgive or release any material right, interest or entitlement, howsoever arising, under or in respect of any Project Document (other than any Immaterial Additional Project Document); (iv) petition, request or take any other legal or administrative action (including any arbitration proceedings) that seeks, or may be expected, to rescind, terminate or suspend any Project Document (other than any Immaterial Additional Project Document) or amend or modify all or any material part thereof; (v) exercise any right to initiate an arbitration proceeding under any Project Document or take any action with respect to any arbitration proceeding involving any other party to a Project Document; (vi) agree to or permit the assignment of any rights or the delegation of any obligations of any Project Participant (other than any Immaterial Project Participant) under any Project Document (other than any Immaterial Additional Project Document) except as permitted without the consent of the Borrowers by the terms of such Project Document; (vii) amend, supplement, modify or give any consent under any Project Document (other than any Immaterial Additional Project Document) or exercise any material option thereunder if such amendment, supplement, modification or consent could reasonably be expected to cause any material milestones to be materially delayed or would increase the costs to the Borrower associated with such Project Document unless those costs are included in the then applicable budget or paid for with an Equity Contribution (other than Primary Equity Contributions as defined in and required by the Equity Contribution Agreement); (viii) except as may be permitted by Section 11.10, amend, supplement, modify or give any consent under any Finance Document or exercise any material option thereunder; or (ix) enter into any Material Additional Project Document other than the Gas Supply Agreements and the Power Purchase Agreements.

(b)           Notwithstanding the provisions of the foregoing subsection (a), each Borrower may, upon ten (10) Business Days’ prior notice to the Project Engineer and the Administrative Agent (or such lesser notice as is acceptable to the Administrative Agent), enter into any Change Order if: (i) such Change Order is reasonable and necessary; (ii) such Change Order does not change the Plans and Specifications; (iii) the Cost of such Change Order does not exceed $100,000 or cause the aggregate Cost of all Change Orders theretofore made, together with the Cost of such Change Order, to exceed $200,000; (iv) such Change Order does not result in a material extension of any guaranteed completion or acceptance date under any Construction Agreement; (v) such Change Order does not result in any change to, or amendment of, (A) the Acceptance Tests, (B) the compensation and payment provisions set forth in any Construction Agreement, or (C) the conditions pursuant to which payment of any damages is required to be made, either directly or indirectly; and (vi) such Change Order could not otherwise reasonably be expected to have a Material Adverse Effect.

(c)           In the event that any Project Document (other than any Immaterial Additional Project Document) is terminated or canceled prior to its expressed expiration date, the applicable Borrower shall promptly, but no later than the date which is thirty (30) days after such termination or cancellation (subject to the consent of the Required Lenders), enter into an Additional Project Document with a Replacement Project Participant constituting a replacement of the Project Document so terminated or canceled.  The obligations of each Borrower under this subsection (c) shall not be in derogation or limitation of the obligations of such Borrower under subsection (a) of this Section 6.8 or in any way limit or impair the rights or remedies of the Secured Parties hereunder or under any other Finance Document directly or indirectly arising out of the termination or cancellation of any Project Document.

6.9          Completion; Acceptance Tests.

(a)           Neither Borrower shall, without the prior approval of the Required Lenders (after consultation with the Project Engineer), (i) take any action (including any postponement of the Work pursuant to any provision of any Construction Agreement) or fail to take any action which could permit an extension of any guaranteed completion or acceptance date under any Construction Agreement, (ii) accept or confirm that a Project or a stage thereof has been provisionally or finally completed pursuant to any Construction Agreement, (iii) fail to advise any counterparty to a Construction Agreement of any defects, deficiencies or discrepancies of which either Borrower has knowledge, (iv) notify any counterparty to a Construction Agreement that it accepts a punch list, (v) issue, approve or execute any acceptance or completion certificate or otherwise confirm acceptance or completion of a Project or any portion or phase thereof, (vi) waive, defer or reduce any of the requirements of any of the Acceptance Tests, (vii) accept or confirm that a Facility has satisfied any of the Acceptance Tests, or (viii) reject a Facility.

(b)           Neither Borrower shall schedule or agree to the scheduling of any Acceptance Tests without at least fifteen (15) days’ prior written notice to the Administrative Agent and the Project Engineer.

6.10        ERISA.  Neither Borrower nor Holdings nor any Subsidiary of either Borrower shall at any time establish, maintain, contribute to or be required or permitted to contribute to any Plan subject to Section 412 of the Code or any Multiemployer Plan.

6.11        Sale and Leaseback Transactions.  Neither Borrower will, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which such Borrower has sold or transferred or is to sell or transfer to any other Person or (b) which such Borrower intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Borrower to any Person.

6.12        Certain Agreements.  Neither Borrower shall enter into any agreement or undertaking (except for the Finance Documents) restricting, or purporting to restrict, the ability of such Borrower to (a) amend this Agreement or any other Finance Document, (b) sell any of its assets, (c) create Liens, (d) create or incur Indebtedness or (e) make any Distribution.

6.13        Transfers of Equity Interests.  Neither Borrower shall (i) permit or consent to the transfer (by assignment, sale, pledge, collateral assignment or otherwise) of any Capital Stock of such Borrower or (ii) issue any new Capital Stock other than to Holdings to the extent pledged by Holdings to the Collateral Agent.

6.14        Bank Accounts.  Except for the Checking Accounts, neither Borrower shall at any time own, open or suffer to exist in its name any deposit account, securities account, commodities account or other bank account except for the Collateral Accounts. Neither Borrower shall permit funds on deposit in the applicable Checking Accounts to exceed $100,000 in the aggregate for each Borrower.

6.15        Fiscal Year and Fiscal Quarter; Accounting Changes.  Neither Borrower shall make any change in its fiscal year, which shall be the calendar year.  Neither Borrower shall make any change in its fiscal quarter, which shall be the calendar quarter.  Neither Borrower shall make any change in accounting policies or reporting policies, except as required by GAAP.

SECTION 7.         FINANCIAL COVENANTS

7.1          Debt Service Coverage Ratios.

(a)           From and after the Facility A Conversion Date, the Tranche A Debt Service Coverage Ratio as of any Quarterly Date (beginning with the Quarterly Date at the end of the first full fiscal quarter following the Facility A Conversion Date) shall be no less than 1.20:1.00.

(b)           From and after the Facility B Conversion Date, the Tranche B Debt Service Coverage Ratio as of any Quarterly Date (beginning with the Quarterly Date at the end of the first full fiscal quarter following the Facility B Conversion Date) shall be no less than 1.20:1.00.

SECTION 8.         PAYMENT PROVISIONS; FEES

8.1          Repayment of Principal.

(a)           Each Borrower shall repay in full in cash, on a joint and several basis, the aggregate principal amount of (i) the Tranche A Construction Loans, together with accrued and unpaid interest thereon and all other Tranche A Obligations outstanding, and such Tranche A Construction Loans shall mature, on the Tranche A Construction Loan Maturity Date and (ii) the Tranche B Construction Loans, together with accrued and unpaid interest thereon and all other Tranche B Obligations outstanding, and such Tranche B Construction Loans shall mature, on the

Tranche B Construction Loan Maturity Date (in each case, except to the extent that such Construction Loans are converted into Term Loans in accordance with Section 2.3 or 2.4 hereof).  The Tranche A Construction Loan Commitments shall automatically be reduced to zero on the Tranche A Construction Loan Maturity Date; the Tranche B Construction Loan Commitments shall automatically be reduced to zero on the Tranche B Construction Loan Maturity Date.

(b)           On each Quarterly Date commencing with the first Quarterly Date following the first full fiscal quarter after the Facility A Conversion Date (each such Quarterly Date, a “Tranche A Term Loan Principal Payment Date”), the Borrowers (jointly and severally) shall repay in cash Tranche A Term Loans in an amount (each such amount, a “Tranche A Term Loan Principal Payment”) equal to the product of (i) the aggregate outstanding principal amount of the Tranche A Term Loans as of the Facility A Conversion Date multiplied by (ii) the percentage listed opposite such Quarterly Date in Annex III.

(c)           On each Quarterly Date commencing with the first Quarterly Date following the first full fiscal quarter after the Facility B Conversion Date (each such Quarterly Date, a “Tranche B Term Loan Principal Payment Date”), the Borrowers (jointly and severally) shall repay in cash Tranche B Term Loans in an amount (each such amount, a “Tranche B Term Loan Principal Payment”) equal to the product of (i) the aggregate outstanding principal amount of the Tranche B Term Loans as of the Facility B Conversion Date multiplied by (ii) the percentage listed opposite such Quarterly Date in Annex III.

(d)           The Borrowers (jointly and severally) shall repay in full in cash the aggregate outstanding principal amount of the Tranche A Term Loans together with all interest accrued thereon and all other outstanding Tranche A Obligations on the Tranche A Final Maturity Date.

(e)           The Borrowers (jointly and severally) shall repay in full in cash the aggregate outstanding principal amount of the Tranche B Term Loans together with all interest accrued thereon and all other outstanding Tranche B Obligations on the Tranche B Final Maturity Date.

8.2          Voluntary Prepayments.

(a)           Each Borrower shall have the right to prepay the Construction Loans, without premium or penalty, in whole at any time, together with a permanent cancellation of the Construction Loan Commitments, by giving the Administrative Agent at least five (5) Business Days’ prior written notice at the Notice Office of its intent to prepay the Construction Loans.  Subject to Section 8.7(d), prepayments of a Eurodollar Loan may only be made pursuant to this Section 8.2(a) on the last day of an Interest Period applicable thereto, unless such Borrower pays all amounts owing under Section 2.17 as a result of prepaying such Eurodollar Loan on a day other than the last day of the Interest Period applicable thereto.

(b)           Each Borrower shall have the right to prepay the Term Loans, without premium or penalty, in whole or in part at any time and from time to time after the applicable Conversion Date on the following terms and conditions: (i) prior to the date on which all Tranche A Obligations have been repaid in full and the Tranche A Term Loan Commitments have been terminated, the Tranche A Borrower may only prepay Tranche A Term Loans; (ii) prior to the date on which all Tranche B Obligations have been repaid in full and the Tranche B Term Loan Commitments have been terminated, the Tranche B Borrower may only prepay Tranche B Term Loans; (iii) such Borrower shall give the Administrative Agent at least seven (7) Business Days’ prior written notice at the Notice Office of its intent to prepay Term Loans, the aggregate principal amount of the prepayment, the Types and Tranche of Term Loans to be prepaid and, in the case of Eurodollar Loans, the specific Eurodollar Loan or Eurodollar Loans pursuant to which made (which notice the Administrative Agent shall promptly transmit to each of the Lenders); (iv) such prepayment of Term Loans shall be in an aggregate principal amount of at least $5,000,000 (or an integral multiple of $1,000,000 in excess thereof); (v) Subject to Section 8.7(d) prepayments of a Eurodollar Loan may only be made pursuant to this Section 8.2(b) on the last day of an Interest Period applicable thereto, unless such Borrower pays all amounts owing under Section 2.17 as a result of prepaying such Eurodollar Loan on a day other than the last day of the Interest Period applicable thereto; and (vi) each prepayment of Term Loans pursuant to this Section 8.2(b) shall be applied to reduce the applicable Term Loan Principal Payments in inverse chronological order of their due dates.

8.3          Mandatory Prepayments.  Each Borrower shall make mandatory prepayments of the Loans as follows:

(a)           Project Document Claims.  Each Borrower shall prepay the outstanding Obligations pursuant to Section 5.10(c) hereof.

(b)           Loss Proceeds.  Each Borrower shall prepay the outstanding Obligations to the extent required pursuant to Section 5.11 hereof.

(c)           Dispositions.  In the event of any Disposition (other than as permitted by Section 6.7 hereof), the Borrowers shall cause the Net Disposition Proceeds to be deposited in the applicable Collateral Account pursuant to the Collateral Account Agreement and applied to prepay the outstanding Obligations, such prepayment to be made no later than the date which is three (3) days after the receipt of such Net Disposition Proceeds.

(d)           Debt and Equity Issuances.  In the event of any issuance by either Borrower of any Capital Stock (or the receipt of any other equity funding by such Borrower) following the Conversion Date (other than pursuant to the Equity Contribution Agreement) or the issuance by either Borrower of any Indebtedness (other than Indebtedness permitted pursuant to Section 6.2), the Borrowers shall cause the Net Issuance Proceeds to be deposited in the applicable Collateral Account pursuant to the Collateral Account Agreement and applied to prepay the outstanding Obligations, such prepayment to be made no later than the date which is three (3) days after the receipt of such Net Issuance Proceeds; provided that no such payment shall cure or otherwise remedy any Default or Event of Default that may be caused by such Borrower issuing such Capital Stock (or receiving such other proceeds of equity funding) or Indebtedness

(e)           Extraordinary Receipts.  In the event either Borrower receives any Extraordinary Receipt, the Borrowers shall cause the proceeds of such Extraordinary Receipt to be deposited in the applicable Collateral Account pursuant to the Collateral Account Agreement and applied to prepay the outstanding Obligations, such prepayment to be made no later than the date which is three (3) days after the receipt of such Extraordinary Receipt.

(f)            Failure to Satisfy Distribution Release Conditions.  Each Borrower shall prepay the outstanding Obligations to the extent required pursuant to Section 4.7(c) of the Collateral Account Agreement.

(g)           Excess Cash Sweep.  Commencing on the first (i) Tranche A Term Loan Principal Payment Date occurring after the Facility A Conversion Date, the Tranche A Borrower shall prepay the outstanding Obligations on each Tranche A Term Loan Principal Payment Date in an amount equal to seventy-five percent (75%) of the Tranche A Excess Cash Flow and (ii) Tranche B Term Loan Principal Payment Date occurring after the Facility B Conversion Date, the Tranche B Borrower shall prepay the outstanding Obligations on each Tranche B Term Loan Principal Payment Date in an amount equal to seventy-five percent (75%) of the Tranche B Excess Cash Flow.

(h)           Conversion Date.  (i) The Tranche A Borrower shall prepay on the Facility A Conversion Date the outstanding Obligations to the extent required pursuant to Section 4.1(e)(v) of the Collateral Account Agreement and (ii) the Tranche B Borrower shall prepay on the Facility B Conversion Date the outstanding Obligations to the extent required pursuant to Section 4.1(e)(v) of the Collateral Account Agreement.

(i)            [Reserved].

(j)            Application.  Subject to Section 8.7(d), all prepayments made pursuant to clauses (a) through (i) above shall be applied in accordance with Section 4.11 of the Collateral Account Agreement and Section 8.7(c) hereof.

8.4          Method and Place of Payment

(a)           Except as set forth in the following sentence or as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 11:00 a.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds as follows:                                                                                                                                                                                                                , or pursuant to such other instructions as the Administrative Agent shall designate to the Borrowers in writing.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided that in the event that the day on which any such payment relating to a Eurodollar Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

(b)           With respect to any repayment of Obligations pursuant to Section 8.1 hereof or any mandatory prepayment of Obligations pursuant to Section 8.3 hereof, the applicable Borrower may, subject to Section 8.3(i) hereof, designate the Types of Loans which are to be repaid or prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made; provided that (i) Subject to Section 8.7(d), repayments and prepayments of Eurodollar Loans may only be made on the last day of an Interest Period applicable thereto unless all such Eurodollar Loans with Interest Periods ending on or prior to such date of required repayment or prepayment and all Base Rate Loans have been paid in full, and (ii) each repayment or prepayment of Loans made pursuant to a single Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(c)           All computations of interest and Fees hereunder shall be made on the basis of a 360-day year and the actual number of days elapsed; provided that computations of interest on Base Rate Loans calculated using the Prime Rate hereunder shall be made on the basis of a 365- or 366-day year, as the case may be, and the actual number of days elapsed.

8.5          Net Payments.  All payments made by the Borrowers hereunder or under any Note shall be made without setoff, counterclaim or other defense.

8.6          Fees.

(a)           Construction Loan Commitment Fee.  The Borrowers agree (jointly and severally) to pay to the Administrative Agent, for the account of each Lender that is not a Defaulting Lender, (i) a commitment fee from the Closing Date through the end of the Tranche A Construction Loan Availability Period, computed at a rate equal to 0.50% per annum on the daily average Modified Unutilized Tranche A Construction Loan Commitment Amount of such Lender during such period and (ii) a commitment fee from the Closing Date through the end of the Tranche B Construction Loan Availability Period, computed at a rate equal to 0.50% per annum on the daily average Modified Unutilized Tranche B Construction Loan Commitment Amount of such Lender during such period.  Such fees shall be due and payable in arrears on (x) each Quarterly Date from the Closing Date through the end of the Tranche A Construction Loan Availability Period and through the end of the Tranche B Construction Loan Availability Period, as applicable and (y) the last day of the Tranche A Construction Loan Availability Period and the Tranche B Construction Loan Availability Period, as applicable.

(b)           Upfront Commitment Fees.  As set forth in the Warrant Agreement, Sponsor will issue on the Closing Date (as defined in the Warrant Agreement) to GE Energy Financial Services, Inc., on behalf of the Borrowers, warrants to purchase 500,000 shares of Sponsor common stock as an upfront commitment fee.

(c)           Additional Fees. The Borrowers agree (jointly and severally) to pay to the Lenders and the Agents, for their respective accounts, such other fees as have been agreed to in writing by the Borrowers and such Persons.

8.7          Application of Payments; Sharing

(a)           Subject to the provisions of this Section 8.7, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations, it shall promptly distribute such payment to the Lenders and the other Secured Parties, as applicable, pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Transaction Documents, or otherwise), which, in any such case, is in excess of its ratable share of payments on account of the Obligations (other than Obligations under any Required Hedging Agreement) obtained by all Lenders, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations (other than Obligations under any Required Hedging Agreement) of the Borrowers to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           All prepayments of Obligations pursuant to Sections 8.3(a) through (i) shall be applied as follows: (i) in the case of the Tranche A Borrower (A) first to prepay all outstanding Tranche A Obligations until all such Obligations have been paid in full and (B) second to prepay all outstanding Tranche B Obligations until all such Obligations have been paid in full; and (ii) in the case of the Tranche B Borrower (A) first to prepay all outstanding Tranche B Obligations until all such Obligations have been paid in full and (B) second to prepay all outstanding Tranche A Obligations until all such Obligations have been paid in full.

(d)           Notwithstanding the foregoing or anything to the contrary herein, but only in respect of any mandatory prepayment under Section 8.3, the Borrowers shall have the right, by giving five Business Days’ notice to Administrative Agent, in lieu of prepaying a Eurodollar Loan on a day other than the last day of an Interest Period for such Eurodollar Loan, to deposit or cause Administrative Agent to deposit into the applicable Debt Service and Related Payments Account an amount equal to the Eurodollar Loans to be prepaid.  Such funds shall be held in the applicable Debt Service and Related Payments Account until the expiration of the Interest Period applicable to the Eurodollar Loan to be prepaid at which time such amount shall be used to prepay such Eurodollar Loan and any interest accrued on such amount shall be deposited into the Project Revenues Account.  The deposit of amounts into the applicable Debt Service and Related Payments Account shall be deemed to satisfy Borrower’s obligation to make the relevant mandatory prepayment on its due date, but shall not, however, constitute a prepayment of Loans and all Loans to be prepaid using the proceeds from the applicable Debt Service and Related Payments Account shall continue to accrue interest at the then applicable interest rate for such Loans until actually prepaid.  All amounts in the applicable Debt Service and Related Payments Account shall only be invested in Permitted Investments as directed in the sole discretion of Administrative Agent.  Borrower shall bear the expense and risk of any such investment.

SECTION 9.         EVENTS OF DEFAULT AND REMEDIES

9.1          Events of Default.  The occurrence of any of the following events or circumstances shall constitute an “Event of Default” hereunder:

(a)           Any Finance Party (i) shall fail to pay any principal payable pursuant to this Agreement or any other Finance Document, when the same becomes or shall be declared to be due and payable (whether prior to its stated maturity or otherwise) or (ii) shall fail to pay any interest payable pursuant to any Note or any other amount payable pursuant to this Agreement or any other Finance Document, in each case within 3 days when the same becomes or shall be declared to be due and payable (whether prior to its stated maturity or otherwise); or

(b)           Any Finance Party (other than the Sponsor) shall default in the payment when due of any principal of or interest on any of its other Indebtedness having a principal or stated amount in excess of $500,000 beyond any period of grace specified therein, or in the payment when due of any amount under any Hedging Agreement having a termination value owed by such Finance Party in excess of $500,000 beyond any period of grace specified therein; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any such Hedging Agreement shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset or, in the case of a Hedging Agreement, to permit the payments owing under such Hedging Agreement to be liquidated as the result of the early termination thereof; or the Sponsor or any Affiliate Project Participant shall default in the payment when due of any principal of or interest on any of its other Indebtedness having a principal or stated amount in excess of $18,000,000 beyond any period of grace specified therein, or in the payment when due of any amount under any Hedging Agreement having a termination value owed by the Sponsor or an Affiliate Project Participant in excess of $18,000,000 beyond any period of grace specified therein; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Hedging Agreement shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset or, in the case of a Hedging Agreement, to permit the payments owing under such Hedging Agreement to be liquidated as the result of the early termination thereof; or

(c)           Any representation, warranty or certification made (or deemed made) by or on behalf of any Finance Party or any Affiliate Project Participant in this Agreement, any other Finance Document, or in any notice or other certificate, agreement, document, financial statement or other statement delivered pursuant hereto or thereto, shall prove to have been false or misleading in any material respect when made or deemed made; or

(d)           The Borrower shall fail to comply with any term, covenant or provision set forth in Sections 5.1 through 5.5, 5.9, 5.11, 5.13, 5.14, 5.17 through 5.19, 5.25 or in Article 6 or 7 hereof; or

(e)           The Sponsor or Holdings shall fail to comply with any term, covenant or provision set forth in the Equity Contribution Agreement or any other Finance Document to which it is a party beyond any period of grace specified therein; or

(f)            Any Finance Party or any Affiliate Project Participant shall fail to comply with or perform any other agreement or covenant (other than those referred to in the foregoing clauses (a), (d) or (e)) contained in this Agreement or in any other Finance Document and, in the case of any such agreement or covenant, such failure shall continue unremedied for thirty (30) days; or

(g)           Any Finance Party or any Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(h)           Any Finance Party or any Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under or file a petition to take advantage of any Bankruptcy Law (as now or hereafter in effect), (iv) fail to controvert in an appropriate manner within sixty (60) days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it in an involuntary case under any Bankruptcy Law, (v) take any corporate action for the purpose of effecting any of the foregoing, or (vi) take any action under any other applicable Law which would result in a similar or equivalent outcome as set forth in subclauses (i) through (v) hereof; or

(i)            A proceeding or case shall be commenced, without the application or consent of the Borrower, against any Finance Party or any Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its Property, or (iii) similar relief in respect of any Finance Party or any Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant) under any Bankruptcy Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against any Finance Party or any Project Participant (other than any Lender Affiliate Project Participant or any Immaterial Project Participant), shall be entered in an involuntary case under any Bankruptcy Law; or any proceeding or action shall be commenced under any other applicable Law which would result in a similar or equivalent outcome as set forth in subclauses (i) through (iii) hereof; or

(j)            A final judgment or judgments for the payment of money (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has not disclaimed responsibility to cover such judgment) in excess of, (A) $250,000 in the case of any one judgment, or $500,000 in the aggregate, shall be rendered against the Borrower or (B) $5,000,000 in the case of any one judgment or $18,000,000 in the aggregate, shall be rendered against the Sponsor or the LNG Purchaser, in either case, by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower, the Sponsor or the LNG Purchaser, as the case may be, and the same shall not be discharged (or provision satisfactory to the Required Lenders shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower, the Sponsor or the LNG Purchaser, as the case may be, shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(k)           Any non-monetary judgment or order shall be rendered against any Finance Party or any Project Participant (other than an Immaterial Project Participant) that has had or could reasonably be expected to have a Material Adverse Effect, and a stay of execution thereof shall not have been obtained within thirty (30) days from the date of entry thereof; or

(l)            Either a Borrower or any ERISA Affiliate of a Borrower shall at any time establish, maintain, contribute to, or be required to contribute to, any Plan subject to Section 412 of the Code or any Multiemployer Plan that could reasonably be expected to result, individually, or in the aggregate, in a Material Adverse Effect or in a direct liability against such Borrower in excess of $500,000; or

(m)          Any Finance Party or Project Participant (other than any Lender Affiliate Project Participant or an Immaterial Project Participant) shall be dissolved or liquidated (as a matter of law or otherwise); or a proceeding shall be commenced by any Person seeking the dissolution or liquidation of any Finance Party or Project Participant (other than any Lender Affiliate Project Participant or an Immaterial Project Participant) and, if such proceedings were commenced by any Person other than a Finance Party or Project Participant (other than any Lender Affiliate Project Participant or an Immaterial Project Participant), either (i) such proceedings shall not be dismissed without any such dissolution, liquidation or other Material Adverse Effect within thirty (30) days from the date of commencement thereof or (ii) the Required Lenders shall reasonably determine that such proceedings and the effect thereof could reasonably be expected to have a Material Adverse Effect; or

(n)           Any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason (or any Finance Party shall so assert) or any of the Secured Parties shall cease to have a first priority, perfected Lien on any Collateral (including, without limitation, any Site Real Estate Right), subject only to Permitted Liens, and except, in each case, where the occurrence of any of the foregoing is a result of the gross negligence or willful misconduct of the Collateral Agent; or

(o)           Either Borrower or any Project Participant (other than an Immaterial Project Participant) shall fail to obtain any Necessary Governmental Approval, renew, maintain or comply with any Necessary Governmental Approval or any such Governmental Approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Government Approval and such proceeding is not terminated within thirty (30) days; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect; or

(p)           (i)(A) any Project Document (other than any Immaterial Additional Project Document) shall be terminated (other than by virtue of the scheduled expiration in the ordinary course of such Project Document in accordance with its terms), (B) the Borrower or any Project Participant (other than an Immaterial Project Participant) shall take any action to terminate any Project Document (other than any Immaterial Additional Project Document) to which it is a party or (C) any event under a Project Document (other than any Immaterial Additional Project Document) shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit a Project Participant (other than an Immaterial Project Participant) to terminate such Project Document, (ii) any Transaction Document (other than any Immaterial Additional Project Document), or any material provision of any Transaction Document, shall at any time for any reason cease to be valid and binding or in full force and effect or any party thereto (other than a Secured Party) shall so assert in writing, (iii) any Transaction Document (other than any Immaterial Additional Project Document), or any material provision of any Transaction Document (other than any Immaterial Additional Project Document), shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto (other than a Secured Party) or any Governmental Authority, (iv) the Borrower or any Project Participant (other than an Immaterial Project Participant) shall deny that it has any further liability or obligation under any Transaction Document (other than any Immaterial Project Document), other than in connection with the scheduled expiration in the ordinary course of such Transaction Document in accordance with its terms, or (v) any Project Participant (other than an Immaterial Project Participant) shall default in the observance or performance of any of the material covenants or agreements contained in any Project Document (other than any Immaterial Additional Project Document) and such default shall not be cured within the applicable grace period (if any) contained in such Project Document, or any party to any Project Document (other than an Immaterial Project Participant) assigns or transfers all or any part of its rights and obligations in, to or under such Project Document other than to a transferee that has been approved by the Required Lenders; provided that an Event of Default with respect to any Project Document shall be deemed not to have occurred under this clause (p) if such Project Document is replaced by a Replacement Project Document within sixty (60) days of the occurrence of a Default under this clause (p) with respect to such Project Document; or

(q)           The Facility A Project Completion Date shall not have occurred by the Facility A Date Certain or the Facility B Project Completion Date shall not have occurred by the Facility B Date Certain; or

(r)            Either Borrower shall have voluntarily abandoned the construction or the operation of the Facility owned by such Borrower, such abandonment to be evidenced by such Borrower’s cessation of such construction or operation for a period of sixty (60) consecutive days for reasons not associated with the occurrence of a force majeure event; or

(s)            There shall have occurred a casualty event resulting in damage to or destruction or loss of all or substantially all of a Facility or the use thereof; or

(t)            Any Environmental Claim shall have been asserted against a Borrower or any Project Participant or any Release, emission, discharge or disposal of any Hazardous Materials shall have occurred in violation of Environmental Laws which, in either case, could reasonably be expected to have a Material Adverse Effect; or

(u)           A Change of Control shall have occurred; or

(v)           An Expropriation Event shall have occurred; or

(w)          After the Initial Funding Date in respect of either Tranche, the Borrowers shall fail to have cash, unfunded Commitments and unfunded Equity Contributions pursuant to the Equity Contribution Agreement in an aggregate amount sufficient to pay all anticipated Project Costs necessary to cause, (i) in the case of the Tranche A Borrower, the Facility A Project Completion Date to occur on or before the Facility A Date Certain and (ii) in the case of the Tranche B Borrower the Facility B Project Completion Date to occur on or before the Facility B Date Certain, and such failure shall continue unremedied for thirty (30) days;

provided, that, notwithstanding the foregoing, no Event of Default shall occur with respect to a Borrower as a result of an Event of Default specified paragraphs (a), (b), (d), (j), (k), (l) or (o) above having occurred solely with respect to the other Borrower, unless and until such Event of Default shall continue unremedied for (x) an additional ten (10) days in the case of the Events of Default specified in paragraphs (a) and (b) above,  (y) an additional thirty (30) days in the case of (A) the Event of Default specified in paragraph (d) above to the extent arising from a breach  of a covenant set forth in Section 5.1, 5.2, 5.4, 5.5, 5.9, 5.17 or 5.18, or (B)  the Events of Default specified in paragraphs (j), (k) and (l) above  or (z) an additional thirty (30) days in the case of paragraph (o) above, which period , in the case of this clause (z), shall be extended up to an additional sixty (60) days so long as (i) the applicable Borrower shall have fully commenced its actions to cure such Event of Default during the initial thirty (30) day period and (ii) during such sixty (60) day extension period, the applicable Borrower shall at all times be diligently pursuing such cure.

9.2          Acceleration

(a)           If an Event of Default specified in paragraph (h) or (i) of Section 9.1 hereof shall occur with respect to either Borrower, automatically all Commitments shall immediately terminate and all Loans (with accrued interest thereon) and all other amounts owing under the Finance Documents (other than the Required Hedging Agreements) shall immediately become due and payable, without presentment, demand, protest or other requirements, all of which are hereby expressly waived by the Borrowers.

(b)           If any Event of Default (other than an Event of Default referred to in Section 9.2(a) hereof) shall occur, then the Administrative Agent (acting at the direction of the Required Lenders) may by notice to the Borrowers either (A) declare the Commitments to be terminated, whereupon all Commitments shall immediately terminate and/or (B) declare the Loans, all accrued and unpaid interest thereon and all other amounts owing to the Lenders under the Finance Documents (other than the Required Hedging Agreements)  to be due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or other requirements, all of which are hereby expressly waived by the Borrowers.

(c)           Except as expressly provided above in this Section 9.2, presentment, demand, protest and all other notices and other formalities of any kind are hereby expressly waived by the Borrowers.

9.3          Other Remedies.  Upon the occurrence and during the continuation of an Event of Default:

(a)           Either Agent may exercise any or all rights and remedies at law or in equity (in any combination or order that such Agent may elect), including, without prejudice to such Agent’s other rights and remedies, any and all rights and remedies available under any of the Finance Documents (other than any Required Hedging Agreement).

(b)           With the prior written consent of the Required Lenders, which consent may be given or withheld in the Required Lenders’ sole discretion, any Contractor or any subcontractor thereof may submit an invoice on behalf of the applicable Borrower, and the Lenders may, in their sole discretion, make payments directly to such Person or any other Person.  All sums advanced and disbursed pursuant to this paragraph shall be deemed to be Construction Loans of the applicable Tranche disbursed pursuant to the Finance Documents.

(c)           Each Borrower hereby appoints the Administrative Agent and/or the Collateral Agent (acting on the instruction of the Required Lenders) as the attorney-in-fact of such Borrower, with full power of substitution, and in the name of such Borrower, if the Administrative Agent and/or the Collateral Agent elects to do so at any time upon the occurrence and during the continuance of any Event of Default, to (i) make such changes in the Plans and Specifications, employ such engineers and contractors as may be required, and advance and apply such sums as are necessary, including any proceeds of the Loans, for the purpose of completing the construction of the Facilities, (ii) disburse and directly apply the proceeds of any Loan to the satisfaction of any of such Borrower’s obligations hereunder or under any other Finance Document, (iii) hold, use, disburse and apply the Loans for payment of any Project Costs, and/or the payment or performance of any obligation of such Borrower under any Project Document, (iv) advance and incur such expenses as the Required Lenders deem necessary for the completion of construction of the Facilities and to preserve the Projects, (v) disburse any portion of any Loan, from time to time, to Persons other than the Borrowers for the purposes specified herein or in any other Transaction Document, (vi) construct, maintain or operate the Facilities, (vii) execute all applications and certificates in the name of such Borrower as may be required for construction and operation of the Facilities, (viii) endorse the name of such Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to such Borrower with respect to the Projects, (ix) do every act with respect to the Transaction Documents and the construction and operation of the Projects that such Borrower may do, and (x) prosecute or defend any action or proceedings incident to the Projects. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. The Administrative Agent and the Collateral Agent shall have no obligation to undertake any of the foregoing actions, and, if it takes any such action it shall have no liability to the Borrowers to continue the same or for the sufficiency or adequacy thereof. At the request of the Administrative Agent or the Collateral Agent, each Borrower shall ratify all actions taken by the Administrative Agent or the Collateral Agent (as applicable) hereunder.

(d)           Any funds of any Lender or the Administrative Agent (including the proceeds of any Loans) used for any purpose referred to in this Section 9.3, whether or not in excess (without obligating any Lender to fund any Loans in excess of its Commitment) of the relevant Commitments shall (i) be governed hereby, (ii) constitute a part of the Obligations secured by the Security Documents, (iii) bear interest at the Default Rate, and (iv) be payable upon demand by such Lender or the Administrative Agent, as applicable.

SECTION 10.       THE AGENTS

10.1        Appointment.

(a)           Each Lender hereby irrevocably (subject to Section 10.9 hereof) designates and appoints General Electric Capital Corporation as Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Finance Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and each other Finance Document to which the Administrative Agent or the Collateral Agent  (as applicable) is a party and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent (as applicable) by the terms of this Agreement or any such other Finance Document, together with such other powers as are reasonably incidental thereto.

(b)           Each Lender hereby irrevocably (subject to Section 6.4 of the Collateral Account Agreement and Section 10.9 hereof) consents to the appointment by the Administrative Agent of the Depositary Agent under the Collateral Account Agreement and each other Finance Document to which it is a party, and hereby authorizes such Depositary Agent to take such actions on its behalf under the provisions of the Finance Documents, and to exercise such powers and perform such duties as are expressly delegated to it by the terms thereof, together with such powers as are reasonably incidental thereto.

(c)           Each of the Lenders authorizes and directs, respectively, each Agent to execute, deliver and perform each of the Finance Documents to which such Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of such Agent contained in the Finance Documents.

(d)           Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Finance Document, none of the Agents shall have any duties or responsibilities except those expressly set forth herein and in the other Finance Documents to which such Agent is a party, nor shall any of the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Finance Document or otherwise exist against any of the Agents. Without limiting the generality of the foregoing sentence, the use of the terms “Administrative Agent”, “Collateral Agent” and “Depositary

Agent” in this Agreement with reference to the Administrative Agent, the Collateral Agent and the Depositary Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such terms are used merely as a matter of market custom, and are intended to create or reflect only a relationship between independent contracting parties.

10.2                        Delegation of Duties.  Any of the Agents may execute any of its duties under this Agreement or any other Finance Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  None of the Agents shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3                        Liability of the Agents.  None of the Agents or any Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document (other than any Project Document to which it is a party) or the transactions contemplated hereby including, without limitation, any consents, approvals or objections provided by any Agent under the Collateral Account Agreement (except for its own gross negligence or willful misconduct) or (b) be responsible in any manner to any of the Secured Parties or any other Person for any recital, statement, representation or warranty made by a Borrower or any Affiliate of a Borrower, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Transaction Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of a Borrower or any other party to any Transaction Document (other than itself) to perform its obligations hereunder or thereunder. None of the Agents or any Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the Properties, books or records of a Borrower or any Affiliate of a Borrower. Notwithstanding any other provision of the Finance Documents, in no event shall the Collateral Agent be required to foreclose on or take possession of the Collateral, if, in the judgment of the Collateral Agent, such action would be in violation of any applicable Law, rule or regulation, or if the Collateral Agent reasonably believes that such action would result in the incurrence of liability by the Collateral Agent for which it is not fully indemnified

10.4                        Reliance by the Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, e-mail, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telecopy, telex, teletype, or telephone message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to a Borrower), independent accountants and other experts selected by any such Agent.  Each Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent.  Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document (other than any Project Document to which it or any of its Affiliates is a party) unless such Agent shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, all of the Lenders) as such Agent deems appropriate or such Agent shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each of the Agents shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Secured Parties.

10.5                        Notice of Default.  No Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Agent shall have actually received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.”  If any Agent actually receives any such notice of the occurrence of a Default or an Event of Default, it shall give notice thereof to each other Agent and the Lenders.  Each Agent shall take such action with respect to such Default or Event of Default as may be reasonably requested by the Required Lenders in accordance with this Section 10; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6                        Credit Decision.  Each Lender expressly acknowledges that none of the Agents or the Agent-Related Persons has made any representation or warranty to it, and that no act by any of the Agents hereafter taken, including any review of the Projects or of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by any Agent or Agent-Related Person to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of each Borrower, the Projects, the value of and title to any Collateral, and all applicable bank regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of each Borrower and the Projects. Except for notices, reports and other documents expressly required pursuant to any Finance Document to be furnished to the Lenders by the Agents, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Projects or of any Borrower which may come into the possession of any Agent or any of the Agent-Related Persons.

10.7                        Indemnification of Agents.

(a)                                 Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent (in its capacity as such) and the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata in accordance with the aggregate principal amount of the Loans held by such Lender, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent or the Agent-Related Persons of any portion of such Indemnified Liabilities to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from such Agent’s gross negligence or willful misconduct.

(b)                                 Without limitation of the foregoing, each Lender shall reimburse each Agent (in its capacity as such) upon demand for its ratable share as provided above of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower.

(c)                                  The undertakings of the Lenders in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

10.8                        Agents in Individual Capacities.  Each of the Agents and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Borrower or its respective Affiliates as though such Agent were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding a Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliates) and acknowledge that the Agents shall be under no obligation to provide such information to them. Any Agent which is also a Lender hereunder shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

10.9                        Successor Agents.

(a)                                 The Administrative Agent may, on the instructions of the Required Lenders, remove and replace the Depositary Agent pursuant to the terms and conditions of the Collateral Account Agreement and may, on the instructions of the Required Banks, direct the Depositary Agent according to the terms of this Agreement and the relevant Finance Documents.

(b)                                 Subject to the appointment and acceptance of a successor as provided below, following the Conversion Date, the Administrative Agent or the Collateral Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers, and the

Administrative Agent or the Collateral Agent may be removed at any time following the Conversion Date with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or the Collateral Agent.  If no successor Administrative Agent or Collateral Agent shall have been appointed by the Required Lenders and shall have accepted such appointment with thirty (30) days after the resigning Administrative Agent’s or Collateral Agent’s giving of notice of resignation or the giving of any notice of removal of the Administrative Agent or the Collateral Agent, then the Borrowers may appoint a successor to such Administrative Agent or Collateral Agent.  If the Collateral Agent shall resign or be removed pursuant to the foregoing provisions, upon the appointment of a successor Collateral Agent hereunder, the former Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent.  Upon its appointment as a successor Administrative Agent or Collateral Agent hereunder, such successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such resigning or removed Administrative Agent or Collateral Agent, and such resigning Administrative Agent or Collateral Agent or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder.

(c)                                  After any Agent’s resignation or removal, the provisions of this Section 10 and of Sections 11.1 and 11.2 hereof shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

SECTION 11.                     MISCELLANEOUS

11.1                        Costs and Expenses.  The Borrowers shall pay, within five (5) Business Days after demand, (a) all reasonable costs and expenses of the Administrative Agent, the Collateral Agent and the Depositary Agent incurred after the Closing Date in connection with the preparation, issuance, execution, delivery, filing, recording and administration of this Agreement, the other Transaction Documents, and any other documents which may be delivered in connection herewith or therewith, including all reasonable costs and expenses with respect to the Platform, all reasonable engineers’, architects’, environmental, fuel, insurance and other consultants’ fees (including any such fees incurred in connection with the preparation of any report referred to herein and any inspections pursuant hereto), all reasonable Attorney Costs (including the reasonable fees and expenses of any local counsel) incurred by the Administrative Agent, the Collateral Agent or the Depositary Agent with respect to the transactions contemplated by this Agreement, and (b) all costs and expenses incurred by any Secured Party (including Attorney Costs) in connection with (i) any and all amounts which any Secured Party has paid relative to curing any Event of Default resulting from the acts or omissions of the Borrower under this Agreement or any other Transaction Document, (ii) the enforcement or attempted enforcement of, or the investigation or preservation of any rights or remedies under, this Agreement or any other Transaction Document, or (iii) any amendment, waiver or consent with respect to any provision contained in this Agreement or any other Transaction Document.

11.2                        Indemnity.  Whether or not the transactions contemplated hereby are consummated:

(a)                                 The Borrowers shall pay, indemnify, and hold each Secured Party and each of their respective Affiliates and each of its and their officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans or the termination, resignation or replacement of any Agent or any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any other Transaction Document (other than with respect to any Lender Affiliate Project Participant, any Lender Affiliate Project Document to which it is a party), including the Security Documents and any other document or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Secured Party of any of its respective rights or remedies under any of the Finance Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Transaction Document (other than with respect to any Lender Affiliate Project Participant, any Lender Affiliate Project Document to which it is a party) or the Loans, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.

(b)                                 Environmental Indemnity

(i)                                     Without in any way limiting the generality of the other provisions contained in this Section 11.2, each Borrower agrees to defend, protect, indemnify, save and hold harmless each Indemnified Person, whether as beneficiary of any of the Security Documents, as a mortgagee in possession, or as successor-in-interest to such Borrower by foreclosure deed or deed in lieu of foreclosure, or otherwise, from and against any and all liabilities, obligations, losses, damages (including foreseeable and unforeseeable consequential damages and punitive claims payable to third parties pursuant to a final judgment in a third-party claim), penalties, fees, claims, actions, judgments, suits, costs, disbursements (including Attorney Costs and consultants’ fees and disbursements) and expenses (collectively, “Losses”) that may at any time be incurred by, imposed on, asserted or awarded against any such Indemnified Person directly or indirectly based on, or arising out of or resulting from, (A) the actual or alleged presence of Hazardous Materials on, in, under or affecting all or any portion of the Sites or the Projects whether or not the same originates or emanates from the Sites or the Projects or any property adjoining or adjacent to the Sites or from properties at which any Hazardous Materials generated, stored or handled at or by the Projects were Released or disposed of, (B) any Environmental Claim against an Indemnified Person relating to the Sites or the Projects, or (C) any liability incurred by an Indemnified Person under Environmental Laws as a result of the exercise of any Secured Party’s rights under any of the provisions of the Security Documents (the “Indemnified Matters”), whether any of the Indemnified Matters arise before or after foreclosure of any of the Security Interests or other taking of title to all or any portion of the Collateral by any Secured Party, including (x) the costs of remediation of Hazardous Materials required at any portion of the Sites or the Projects or any property adjoining or adjacent to the Sites pursuant to Environmental Law or as the result of the resolution of an Environmental Claim, (y) additional costs required to take reasonable precautions to protect against the Release of Hazardous Materials on, in, under or affecting the Sites or the Projects, into the air, any body of water, any other public domain or any surrounding areas, and (z) costs incurred to comply, in connection with all or any portion of the Sites or any surrounding areas, with all applicable Environmental Laws with respect to Hazardous Materials, regardless of whether any of the Indemnified Matters or Losses are caused by or result from the negligence or strict liability of any Indemnified Person, except with respect to any such Indemnified Matter to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.

(ii)                                  In no event shall any site visit, observation, or testing by any Indemnified Person (or any representative of any such Person) be deemed to be a representation or warranty that Hazardous Materials are or are not present in, on, or under, the Sites or the Projects, or that there has been or shall be compliance with any Environmental Law. Neither the Borrowers nor any other Person is entitled to rely on any site visit, observation, or testing by any Indemnified Person. No Indemnified Person owes any duty of care to protect the Borrowers or any other Person against, or to inform the Borrowers or any other Person of, any Hazardous Materials or any other adverse condition affecting the Sites, the Facilities or the Projects. No Indemnified Person shall be obligated to disclose to the Borrowers or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by any Indemnified Person.

(iii)                               Notwithstanding the foregoing, the provisions of this Section 11.2(b) shall not (i) require the Borrowers to indemnify any Lender Affiliate Project Participant for any Losses arising as a result of any action or inaction of such Lender Affiliate Project Participant under the applicable Lender Affiliate Project Document or (ii) release any Lender Affiliate Project Participant from any of its obligations under any Lender Affiliate Project Document.

(c)                                  Survival; Defense.  The obligations in this Section 11.2 shall survive payment of the Loans and all other Obligations. At the election of any Indemnified Person, each Borrower’s indemnification obligations under this Section 11.2 shall include the obligation to defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person, at the sole cost and expense of the Borrowers. All amounts owing under this Section 11.2 shall be paid within five (5) days after demand.

(d)                                 Contribution.  To the extent that any undertaking in the preceding paragraphs of this Section 11.2 may be unenforceable because it is violative of any law or public policy, each Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

(e)                                  Settlement.  So long as the Borrowers are in compliance with their obligations under this Section 11.2, the Borrowers shall not be liable to any Indemnified Person under this Section 11.2 for any settlement made by such Indemnified Person without the Borrowers’ consent.

(f)                                   Limitation on Liability.  Each Borrower agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any of the other Transaction Documents (other than against a Lender Affiliate Project Party pursuant to a Lender Affiliate Project Document), the actual or proposed use of the proceeds of the Loans or any of the transactions contemplated by the Transaction Documents (other than against a Lender Affiliate Project Party pursuant to a Lender Affiliate Project Document).

11.3                        Notices.

(a)                                 All notices, requests, demands, documents, reports, information, financial statements, certificates, materials and other communications (collectively, the “Communications”) provided for hereunder shall be in writing including, unless the context expressly otherwise provides, by facsimile or other electronic transmission (including by email and, with respect to Communications by a Borrower to the Lenders, as a result of the same having been posted on the Platform by the Administrative Agent following delivery thereof by a Borrower to the Administrative Agent as provided herein); provided that any matter transmitted by a Borrower by facsimile or other electronic transmission (other than any such transmissions which were posted on the Platform for the benefit of the Lenders) (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof and (ii) shall be followed promptly by a hard copy original thereof to the Administrative Agent by express courier.  All Communications shall be transmitted or delivered to the address, facsimile number or email address specified on the applicable signature page hereof or to such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto.

(b)                                 All Communications (i) sent by express courier will be effective upon delivery to or refusal to accept delivery by the addressee and (ii) transmitted by facsimile or other electronic transmission will be effective when sent and confirmation of receipt received by the sender; except that all Communications to any Agent shall not be effective until actually received.

(c)                                  Each Borrower acknowledges and agrees that any agreement of the Secured Parties to receive certain Communications by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of such Borrower. The Secured Parties shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Borrower to give such Communications and the Secured Parties shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by any of the Secured Parties in reliance upon such telephonic, facsimile or other electronically transmitted Communications.

(d)                                 Each Borrower further acknowledges and agrees that any Agent may make any Communications received from the Borrowers available to the Lenders by posting such Communications on a secure electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of any Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in any Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with any Communications or the Platform.  In no event shall any Agent or any of its officers, directors, employees, counsel, agents, attorneys-in-fact and Affiliates have any liability to the Borrowers, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Borrower’s or such Agent’s transmission of any Communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Person’s gross negligence or willful misconduct.

11.4                        Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. The Borrowers may not assign or otherwise transfer any of its rights or obligations under this Agreement or any of the other Finance Documents.

11.5                        No Waiver; Remedies Cumulative.  No failure or delay on the part of any of the Secured Parties or the holder of any Note or Loan in exercising any right, power or privilege hereunder or under any other Finance Document and no course of dealing between any Borrower and any Secured Party or the holder of any Note or Loan shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Finance Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  No notice to or demand on a Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Party or the holder of any Note or Loan to take any other or further action in any circumstances without notice or demand.  All remedies, either under this Agreement or any other Finance Document or pursuant to any applicable Law or otherwise afforded to any Secured Party, shall be cumulative and not alternative.

11.6                        No Third Party Beneficiaries.  The agreement of each Lender to make extensions of credit to the Borrowers on the terms and conditions set forth in this Agreement and the other Finance Documents is solely for the benefit of the Borrowers, and no other Person (including any other Project Participant, or any contractor, sub-contractor, supplier, worker, carrier, warehouseman, materialman or vendor furnishing supplies, goods or services to or for the benefit of a Borrower or a Project or receiving services from a Project) shall have any rights hereunder against any Secured Party with respect to the Finance Documents, the Loans, the proceeds thereof or otherwise.

11.7                        Reinstatement.  To the extent that any Secured Party receives any payment by or on behalf of a Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to such Borrower or to its estate, trustee, receiver, custodian or any other party under any Bankruptcy Law or otherwise, then to the extent of the amount so required to be repaid, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the Obligations as of the date such initial payment, reduction or satisfaction occurred.

11.8                        No Immunity.  To the extent that a Borrower may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document, to claim for itself or its revenues, assets or Properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment, set-off execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed to such Person such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the law of the applicable jurisdiction.

11.9                        Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

11.10                 Amendment or Waiver.

(a)                                 No provision of this Agreement or any other Finance Document may be amended, supplemented, modified or waived, except by a written instrument signed by the Required Lenders (taking into account the provisions in Section 2.21 hereof) and each Finance Party party thereto, and, to the extent its rights or obligations may be affected thereby, the Agent or Agents party thereto.  Notwithstanding the foregoing provisions, no such waiver and no such amendment, supplement or modification shall (i) increase or extend the Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Construction Loan Commitments of all Lenders or the Term Loan Commitments of all Lenders, shall not constitute an increase or extension of any Commitment of any Lender), without the prior written consent of such Lender, (ii) postpone or delay any date fixed by this Agreement or any other Finance Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Finance Document, without the prior written consent of such Lender, (iii) reduce the principal of, or the rate of interest (other than the application of Default Interest, which may be waived by the Required Lenders) specified in any Finance Document on, any Loan of any Lender, without the prior written consent of such Lender, (iv) release all or substantially all of the Collateral except as shall be otherwise provided in any Security Document or other Finance Document or consent to the assignment or transfer by either Borrower of any of its respective obligations under this Agreement or any other Finance Document, without the prior written consent of each Lender, (v) amend, modify or waive any condition precedent contained in Section 3 hereof, without the prior written consent of each Lender, (vi) amend, modify or waive any provision of this Section 11.10 or Section 11.1 or 11.2 hereof, without the prior written consent of each Lender, or (vii) reduce the percentage specified in or otherwise amend the definition of Required Lenders without the prior written consent of each Lender; provided that no provision of this Agreement or any other Finance Document may be amended, supplemented, modified or waived without the prior written consent of each Secured Swap Counterparty or, in the case of a Required Hedging Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital,  if such amendment, supplement, modification or waiver would alter the ratable treatment of the Obligations owing to any Secured Swap Counterparty arising under Required Hedging Agreements resulting in such Obligations being junior in right of payment to principal on the Loans or would result in such Obligations becoming unsecured (other than releases of Liens affecting all Lenders and otherwise permitted in accordance with the terms hereof) in each case in a a manner adverse to any Secured Swap Counterparty; provided, further, that any reference to “Finance Documents” in this Section 11.10(a) shall be deemed to exclude any Required Hedging Agreement.

(b)                                 Any waiver and any amendment, supplement or modification made or entered into in accordance with Section 11.10(a) hereof shall be binding upon the Borrowers and the Secured Parties.

11.11                 Assignments, Participations, etc.

(a)                                 Prior to the occurrence of the Conversion Date with respect to both Tranche A Loans and Tranche B Loans, so long as no Event of Default has occurred and is continuing, each Lender agrees that it shall not be permitted to assign its interest in the Loans or its other rights and obligations hereunder and under the other Finance Documents.  On or after the occurrence of such Conversion Dates (and at any time after the occurrence and during the continuance of an Event of Default), any Lender may, with the written consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrowers, in each case not to be unreasonably withheld, at any time assign to one or more Eligible Assignees (each, an “Assignee”) (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to (i) an entity that is an Affiliate of such Lender or (ii) another Lender and provided that if any  Borrower fails to respond to any such request for written consent within five (5) Business Days, such Borrower shall be deemed to have consented to such assignment) all or any part of any Loan and the other rights and obligations of such Lender hereunder and under the other Finance Documents; provided that (A) (x) each such assignment by a Lender of its Loans, its Notes or its Commitments shall be made in such a manner so that the same portion of its Loans, its Notes and Commitments is assigned to the Assignee, (y) each such assignment by a Lender of its Loans, its Notes or its Commitments of a particular Tranche shall be made in such a manner so that the same portion of its Loans, its Notes and Commitments of each other Tranche is assigned to the Assignee and (z) Construction Loans, Construction Notes, and Construction Loan Commitments of a particular Tranche shall only be assigned contemporaneously with Term Loan Commitments of the same Tranche, (B) in the case of an assignment of any part of a Loan or share of an assignor’s commitments to any Assignee, such assignment shall not be for an amount less than $5,000,000 or, if less, such assignor’s entire interest in the Loans and/or the Commitments (provided that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one Assignee for purposes of determining compliance with the minimum assignment size referred to above), and (C) the Borrower and the Agents may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (1) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such assigning Lender and the Assignee, (2) the assigning Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500 (provided that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds), and (3) the assigning Lender shall have delivered to the Borrowers and the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit F hereto (an “Assignment and Acceptance”) with respect to such assignment from the assigning Lender.

(b)                                 From and after the date that the Administrative Agent notifies the assigning Lender and the Borrowers that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and under the other Finance Documents, and this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to effect the addition of the Assignee, and any reference to the assigning Lender hereunder or under the other Finance Documents shall thereafter refer to such Lender and to the Assignee to the extent of their respective interests and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Finance Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Finance Documents.

(c)                                  Within five (5) Business Days after its receipt of notice from the Administrative Agent that (i) it has received an executed Assignment and Acceptance and payment of the processing fee and (ii) the Assignee has required a Note or Notes evidencing the Assignee’s assigned Commitments and Loans, the Borrowers shall execute and deliver to the Administrative Agent a new Note or Notes evidencing the Assignee’s assigned Commitments and Loans and, if the assigning Lender has retained a portion of its Loans, a replacement Note or Notes reflecting the Commitment and the principal amount of the Loans retained by the assigning Lender (such Note or Notes to be in exchange for, but not in payment of, the Note or Notes held by such Lender).

(d)                                 Notwithstanding the foregoing provisions of this Section 11.11 or any other provision of this Agreement, the Administrative Agent has the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”).  At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.11.  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service.  With the prior approval of the Administrative Agent, the Administrative Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loans and the Commitments shall be effected by the provisions set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein.

(e)                                  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)                                   Any Lender may at any time on or after the occurrence of the Conversion Date with respect to both Tranche A Loans and Tranche B Loans, without the consent of, or notice to, the applicable Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 2.14(d) and 10.7 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Section 11.10  that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, and Section 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (a) of this Section; and (B)

shall not be entitled to receive any greater payment under Sections 2.17 or 2.14 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 8.7 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Finance Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Finance Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)                                  Notwithstanding any other provision contained in this Agreement or any other Transaction Document to the contrary, any Lender may assign all or any portion of the Loans held by it as collateral security; provided that any payment in respect of such assigned Loans or Notes made by the Borrowers to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers’ obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

11.12                 Survival.  All indemnities set forth herein, including Sections 11.1, 11.2, 11.13 and 11.18 hereof, shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans. In addition, each representation and warranty made or deemed to be made pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

11.13                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER FINANCE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES TO ENTER INTO THIS AGREEMENT.

11.14                 Right of Set-off.  In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including by branches and agencies of any Lender wherever located), to or for the credit or the account of a Borrower against and on account of the Obligations or liabilities of such Borrower to such Lender under this Agreement or any of the other Finance Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Finance Document, irrespective of whether such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such application.  Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any right of setoff pursuant to this Section 11.14, (a) all amounts so set off shall be promptly paid over to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.15                 Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

11.16                 Domicile of Loans.  Subject to Sections 2.14(e), 2.15(d) and 2.16(c), each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.

11.17                 [Reserved]

11.18                 Governing Law; Submission to Jurisdiction

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State

court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement, any other Finance Document or the transactions contemplated hereby or thereby. Each Borrower hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law or any right to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of real property interests which are part of the Collateral.  To the extent permitted by applicable Law, each Borrower further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to such Borrower at the address referenced in Section 11.3 hereof, such service to be effective upon the date indicated on the postal receipt returned from such Borrower.

11.19                 Patriot Act Notification.  The Administrative Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow the Administrative Agent or such Lender, as applicable, to identify such Borrower in accordance with the Patriot Act.

11.20                 Complete Agreement.  THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS REPRESENT THE FINAL AND COMPLETE AGREEMENT OF THE PARTIES HERETO, AND ALL PRIOR NEGOTIATIONS, REPRESENTATIONS, UNDERSTANDINGS, WRITINGS AND STATEMENTS OF ANY NATURE ARE HEREBY SUPERSEDED IN THEIR ENTIRETY BY THE TERMS OF THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS.

11.21                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.22                 Release of Collateral.  Notwithstanding anything to the contrary contained herein or in any other Finance Document, the Administrative Agent and Collateral Agent are hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party or Affiliate thereof except as expressly required by Section 11.10) to take any action requested by the Borrowers having the effect of releasing any Collateral to the extent necessary or appropriate to permit consummation of any transaction not prohibited by any Finance Document or that has been consented to in accordance with Section 11.10.

11.23                 Confidentiality.

(a)                                 Each Secured Party agrees to keep confidential all information provided to it by any Finance Party or other Secured Party pursuant to or in connection with any Transaction

Document; provided that nothing herein shall prevent any such Person from disclosing any such information (i) to a Secured Party or any Affiliate thereof, (ii) subject to an agreement to comply with the provisions of this Section 11.23, to any actual or prospective Eligible Assignee or Participant, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iv) upon the request or demand of any Governmental Authority or regulatory authority (including any self-regulatory authority), (v) in response to any order of any court or other Governmental Authority or regulatory authority (including any self-regulatory authority) or as may otherwise be required pursuant to any applicable Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed other than as a result of a breach of this Section 11.23, (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Secured Party’s investment portfolio in connection with ratings issued with respect to such Secured Party, (ix) to any insurance or reinsurance company for the purpose of obtaining insurance in respect of its Loans or Commitments hereunder (provided such persons are informed of the confidential nature of such information), (x) in connection with the exercise of any remedy hereunder or under any other Transaction Document, (xi) solely with respect to the existence of the transactions contemplated in the Finance Documents, the parties thereto and the maximum amounts thereof, to market data collectors and similar service providers to the lending industry, and (xii) solely with respect to the existence of the transactions contemplated in the Finance Documents, the parties thereto and the maximum amounts thereof, to advertisers for placement in financial and other newspapers and journals or on a home page or similar place for dissemination of information on the Internet.

(b)                                 Each Secured Party acknowledges that information furnished to it pursuant to this Agreement or the other Transaction Documents may include material non-public information concerning the Borrowers and their Affiliates and their respective directors, officers, employees, agents or advisors or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c)                                  Notwithstanding the foregoing clause (a) of this Section, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (i) the identity of participants or potential participants in the transactions contemplated herein (and no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws (it being understood that, for such purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transaction is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions)), (ii) the existence or status of any negotiations, or (iii) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.

11.24                 Joint and Several Liability of the Borrowers.

(a)                                 Notwithstanding anything in this Agreement or any other Finance Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Finance Documents in consideration of the financial accommodations to be provided by the Secured Parties under this Agreement and the other Finance Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.  Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 11.24), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction between them.  If and to the extent either Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation.  Subject to the terms and conditions hereof, the Obligations of each Borrower under the provisions of this Section 11.24 constitute the absolute and unconditional, full recourse Obligations of each Borrower, enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Finance Documents or any other circumstances whatsoever.

(b)                                 The provisions of this Section 11.24 are made for the benefit of the Secured Parties and their successors and assigns, and may be enforced by them from time to time against either or both of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Secured Parties or such successors or assigns first to marshal any of their claims or to exercise any of their rights against the other Borrower or to exhaust any remedies available to them against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 11.24 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c)                                  Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Finance Documents, or any payments made by it to the Secured Parties with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which either Borrower may have against the other Borrower with respect to any payments to the Secured Parties hereunder or under any other Finance Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

11.25                 No Fiduciary Duty.  Each Agent, each Lender and their respective Affiliates (each, a “Bank Party”) may have economic interests that conflict with those of the Borrowers.  The Borrowers agree that nothing in the Finance Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Bank Parties and the Borrowers, their stockholders or Affiliates.  The Borrowers acknowledge and agree that (i) the transactions contemplated by the Finance Documents are arm’s-length commercial transactions between the Bank Parties, on the one hand, and the Borrowers, on the other hand, (ii) in connection therewith and with the process leading to such transactions, each Bank Party is acting solely as a principal and not the agent or fiduciary of the Borrowers, their management, stockholders, creditors or any other person, (iii) no Bank Party has assumed an advisory or fiduciary responsibility in favor of the Borrowers with respect to the transactions contemplated hereby or in any other Finance Document or the process leading thereto (irrespective of whether any Bank Party or any of its Affiliates has advised or is currently advising the Borrowers on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Finance Documents and (iv) the Borrowers have consulted their own legal and financial advisors to the extent it deemed appropriate.  The Borrowers further acknowledge and agree that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto.  The Borrowers agree that they will not claim that any Bank Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrowers, their stockholder or Affiliates, in connection with such transactions or the process leading thereto.

*                                                                                         *                                                                                         *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Notice Address:	CLEAN ENERGY TRANCHE A LNG PLANT, LLC, as Borrower
Address: Clean Energy Tranche A LNG Plant, LLC c/o Clean Energy Fuels Corp. 3020 Old Ranch Parkway Seal Beach, CA 90740
Attention: Nate Jensen and Rick Wheeler
Telephone No.: (562) 493-7239	By:	/s/ Andrew J. Littlefair
Telecopier No.: (562)493-4956		Name: Andrew J. Littlefair
Email: njensen@cleanenergyfuels.com		Title: President & Chief Executive Officer

Notice Address:	CLEAN ENERGY TRANCHE B LNG PLANT, LLC, as Borrower
Address: Clean Energy Tranche B LNG Plant, LLC c/o Clean Energy Fuels Corp. 3020 Old Ranch Parkway Seal Beach, CA 90740
Attention: Nate Jensen and Rick Wheeler
Telephone No.: (562) 493-7239	By:	/s/ Andrew J. Littlefair
Telecopier No.: (562)493-4956		Name: Andrew J. Littlefair
Email: njensen@cleanenergyfuels.com		Title: President & Chief Executive Officer

Signature Page to Credit Agreement

Notice Address:		GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and Collateral Agent
Address:	General Electric Capital Corporation c/o GE Energy Financial Services 800 Long Ridge Road Stamford, CT 06927	By:	/s/ Tyson Yates
Attention:	Dipika Chanana		Name: Tyson Yates
Telephone No.:	203-316-7521		Title: Authorized Signatory
Telecopier No.:	513-770-2270
Email:	EFS.AgencyServices@ge.com
With copies to:	Stephen Lenihan Tel: 203-961-2273 Fax: 203-357-4897 stephen.lenihan@ge.com

Notice Address:		GENERAL ELECTRIC CAPITAL CORPORATION, as Lender
Address:	General Electric Capital Corporation c/o GE Energy Financial Services 800 Long Ridge Road Stamford, CT 06927	By:	/s/ Tyson Yates
Attention:	Dipika Chanana		Name: Tyson Yates
Telephone No.:	203-316-7521		Title: Authorized Signatory
Telecopier No.:	513-770-2270
Email:	EFS.AgencyServices@ge.com
With copies to:	Stephen Lenihan Tel: 203-961-2273 Fax: 203-357-4897 stephen.lenihan@ge.com

Signature Page to Credit Agreement

Exhibit A

to

Credit Agreement

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

[Date](1)

General Electric Capital Corporation,

as Administrative Agent for the Lenders party
to the Credit Agreement referred to below

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, CT 06927

Attn: Dipika Chanana

Ladies and Gentlemen:

The undersigned, [                    ], refers to the Credit Agreement dated as of November 7, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit  Agreement,” the terms defined therein being used herein as therein defined) among the undersigned, you, as Administrative Agent, and the other parties thereto and hereby gives you notice, irrevocably, pursuant to Section 3.3(a)(ii) of the Credit Agreement, that the undersigned hereby requests a Borrowing of Loans under the Credit Agreement, and in that connection set forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.5 of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is [                    ], 20[    ].

(ii)                                  The aggregate principal amount of the Proposed Borrowing is $ [        ].

(iii)                               The Proposed Borrowing is to consist of [Base Rate Loans] [Eurodollar Loans].

(iv)                              [The initial Interest Period for the Proposed Borrowing is      [months] and such Interest Period shall expire                  ,         .](2)

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A)                          the date of the Proposed Borrowing is a Business Day; and

(B)                          each of the conditions precedent contained in Section [3.2 and] [3.3] of the Credit Agreement has been fully satisfied.

(1)  At least three (3) Business Days prior to the date of the Proposed Borrowing in the case of Eurodollar Loans and at least one (1) Business Day prior to the date of the Proposed Borrowing in the case of Base Rate Loans.

(2)  To be included for a Proposed Borrowing of Eurodollar Loans.

Very truly yours,

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Exhibit B-1

to

Credit Agreement

[FORM OF CONSTRUCTION NOTE]

TRANCHE [A][B] CONSTRUCTION NOTE

U.S. $[ ]	New York, New York
[Date]

Each of Clean Energy Tranche A LNG Plant, LLC, a Delaware limited liability company, and Clean Energy Tranche B LNG Plant, LLC, a Delaware limited liability company (collectively, the “Borrowers”), FOR VALUE RECEIVED, hereby jointly and severally promise, subject to [Section 2.3(a)][Section 2.4(a)] of the Credit Agreement referred to below, to pay on the Tranche [A][B] Construction Loan Maturity Date (as defined in the Credit Agreement) to General Electric Capital Corporation (the “Lender”), for the account of its Applicable Lending Office (as defined in the Credit Agreement), in accordance with the Credit Agreement referred to below, the principal sum of [        ]DOLLARS, or, if less, so much thereof as shall constitute outstanding Tranche [A][B] Construction Loans (as defined in the Credit Agreement) which have been lent by the Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America (in freely transferable U.S. dollars and in immediately available funds).

The Borrowers promise also to pay interest on the unpaid principal amount hereof in like money from the date hereof until paid in full at the rate per annum which shall be determined in accordance with the provisions of the Credit Agreement, said interest to be payable at the times and at the place provided for in the Credit Agreement.

The Lender is hereby authorized by the Borrowers to endorse on the schedule attached to this Tranche [A][B] Construction Note (or any continuation thereof) the amount of, and the duration of each Interest Period (if applicable) for, each Tranche [A][B] Construction Loan made by the Lender to the Borrowers under the Credit Agreement, the date such Tranche [A][B] Construction Loan is made and the amount of each payment or prepayment of principal of such Tranche [A][B] Construction Loan received by the Lender; provided that any failure by the Lender to make any such endorsement or any error therein shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement in respect of such Tranche [A][B] Construction Loan.

This Tranche [A][B] Construction Note is one of the Notes referred to in the Credit Agreement, dated as of November 7, 2012 among the Borrowers, General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation, as Collateral Agent, the Lenders and other persons from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and is entitled to the benefits thereof. This Tranche [A][B] Construction Note is secured by the Security

Documents (as defined in the Credit Agreement). This Tranche [A][B] Construction Note is subject to repayment and prepayment, in whole or in part, as specified in the Credit Agreement, and Loans made under the Credit Agreement may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Tranche [A][B] Construction Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Tranche [A][B] Construction Note.

THIS TRANCHE [A][B] CONSTRUCTION NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

2

Exhibit B-2

to

Credit Agreement

[FORM OF TERM NOTE]

[TRANCHE [A][B] TERM NOTE

U.S. $[ ]	New York, New York
[Date]

Each of Clean Energy Tranche A LNG Plant, LLC, a Delaware limited liability company, and Clean Energy Tranche B LNG Plant, LLC, a Delaware limited liability company (collectively, the “Borrowers”), FOR VALUE RECEIVED, hereby jointly and severally promise to pay on the Tranche [A][B] Final Maturity Date (as defined in the Credit Agreement referred to below) to General Electric Capital Corporation (the “Lender”), for the account of its Applicable Lending Office (as defined in the Credit Agreement), in accordance with the Credit Agreement, the principal sum of [                    ] DOLLARS, or so much thereof as shall constitute outstanding Tranche [A][B] Term Loans (as defined in the Credit Agreement) which have been lent by the Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America (in freely transferable U.S. dollars and in immediately available funds).

The Borrowers promise also to pay interest on the unpaid principal amount hereof in like money from the date hereof until paid in full at the rate per annum which shall be determined in accordance with the provisions of the Credit Agreement, said interest to be payable at the times and at the place provided for in the Credit Agreement.

The Lender is hereby authorized by the Borrowers to endorse on the schedule attached to this Tranche [A][B] Term Note (or any continuation thereof) the amount of, and the duration of each Interest Period (if applicable) for, the Tranche [A][B] Term Loan made by the Lender to the Borrowers under the Credit Agreement, the date such Tranche [A][B] Term Loan is made and the amount of each payment or prepayment of principal of such Tranche [A][B] Term Loan received by the Lender; provided that any failure by the Lender to make any such endorsement or any error therein shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement in respect of such Tranche [A][B] Term Loan.

This Tranche [A][B] Term Note is one of the Notes referred to in the Credit Agreement, dated as of November 7, 2012 among the Borrowers, General Electric Capital Corporation, as Administrative Agent and Collateral Agent, the Lenders and other persons from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and is entitled to the benefits thereof. This Tranche [A][B] Term Note is secured by the Security Documents (as defined in the Credit Agreement). This Tranche [A][B] Term Note is subject to repayment and prepayment, in whole or in part, as specified in the Credit Agreement, and Loans made under the Credit Agreement may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Tranche [A][B] Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Tranche [A][B] Term Note.

THIS TRANCHE [A][B] TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

2

Exhibit C-1

to

Credit Agreement

[FORM OF CONSTRUCTION REQUISITION]

CONSTRUCTION REQUISITION(3)
NO.

[Date]

General Electric Capital Corporation, as Administrative Agent

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, CT 06927

Attn: Dipika Chanana

Re:                             Credit Agreement, dated as of November 7, 2012 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit  Agreement”), among Clean Energy Tranche A LNG Plant, LLC and Clean Energy Tranche B LNG Plant, LLC (collectively, the “Borrowers”), General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation, as Collateral Agent, the Lenders and other persons from time to time party thereto; and Collateral Account Agreement, dated as of [                ], 2012 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Collateral Account Agreement”), among the Borrowers, the Administrative Agent, the Collateral Agent and [                  ], as Depositary Agent and securities intermediary.

Ladies and Gentlemen:

This Construction Requisition (this “Construction Requisition”) is delivered to you pursuant to Section 3.3(a)(i) of the Credit Agreement and covers the payment of Project Costs which are due and payable or will become due and payable during the thirty-day period beginning on the date set forth in paragraph 1 below, or if this Construction Requisition is being delivered exclusively in connection with the application of Project Revenues to the payment of Facility [A][B] Project Costs, the earliest date set forth in Schedule I hereto (the “Construction Period”). Each capitalized term used herein and not otherwise defined herein shall have the definition assigned to that term in the Credit Agreement. With respect to this Construction Requisition, Tranche [A][B] Borrower hereby certifies as follows:

1.                                      Tranche [A][B] Borrower  intends to deliver to the Administrative Agent a Notice of Borrowing in respect of Tranche [A][B] Construction Loans in the aggregate principal amount of $[              ]. The Disbursement Date with respect to such Tranche [A][B] Construction Loans shall be [                    ].

(3)  Subject to review by the Project Engineer.

2.                                 Set forth on Schedule I attached hereto is the following information: (a) the name of each Person to whom any payment is to be made from the amounts described in paragraph 1 above, (b) an accurate description of the work performed, services rendered, materials, equipment or supplies delivered or such other purpose for which each such payment was or is to be made, (c) a reasonable estimate of the aggregate amount of each such payment, (d) the proposed (or actual) date of each such payment and (e) the payment or wire transfer instructions for each such payment.  The amounts to be withdrawn from the Tranche [A][B] Construction Account pursuant to this Construction Requisition will be used to pay Facility [A][B] Project Costs which have been paid, or are due and payable, or will become due and payable during the Construction Period.

3.                                 Attached hereto as Attachment I are copies of all invoices, payment applications and other written information with respect to each item set forth on Schedule I and, in the case of any amount set forth on Schedule I payable to the Contractors, a true and complete copy of the applicable progress report, if any, and payment request submitted to Tranche [A][B] Borrower by such party. The proposed application of amounts to be withdrawn from the Tranche [A][B] Construction Account pursuant to this Construction Requisition complies with the applicable requirements contained in the Credit Agreement (including Section 5.21) and the Collateral Account Agreement.

4.                                 The Facility [A][B] Project Costs for which payment is requested under this Construction Requisition have not been the basis for any prior Construction Requisition submitted by Tranche [A][B] Borrower and approved for disbursement by the Project Engineer. Furthermore, all amounts previously drawn from the Tranche [A][B] Construction Account have been applied to pay Facility [A][B] Project Costs listed on the applicable Construction Requisition with respect to which such amounts were drawn

5.                                 Attached hereto as Attachment II are copies of partial lien waivers executed by each of the Contractors, covering all work, labor and materials done, performed or furnished for or to Tranche [A][B] Borrower as of the date hereof.

6.                                 All Change Orders entered into by Tranche [A][B] Borrower which required the approval of any Lender have been so approved in accordance with the Credit Agreement.

7.                                 The work under the Construction Agreements in respect of which payment is requested pursuant to this Construction Requisition has been performed in accordance with each of the Construction Agreements, the Facility [A][B] Plans and Specifications and Prudent Industry Practices.

8.                                 Attached hereto as Attachment III is an update to the applicable Construction Budget setting forth (i) the actual Facility [A][B] Project Costs incurred to date, (ii) the estimated Project Costs in order to achieve the Facility [A][B] Project Completion Date and (iii) the remaining amount of the Contingency.

2

9.                                      Tranche [A][B] Borrower  is not aware of any event that has occurred (a) that has had or could reasonably be expected to have a Material Adverse Effect or (b) the occurrence of which is likely to cause the Facility [A][B] Project Completion Date to occur after the Facility [A][B] Date Certain. Tranche [A][B] Borrower estimates, after reasonable investigation, that the Facility [A][B] Project Completion Date will occur on or prior to [          ].

10.                               All conditions set forth in Section [3.2 and] 3.3 of the Credit Agreement to the making of the Construction Loans contemplated by this Construction Requisition have been (or, on or prior to the Disbursement Date with respect to such Construction Loans, will be) satisfied.

Very truly yours,

[ ]

By:
Name:
Title:

3

Schedule I

to

Exhibit C-1

PAYMENT INFORMATION

Name of Payee	Purpose	Amount of Payment	Date of Payment	Payment Instructions

Attachment I

to

Exhibit C-1

[INVOICES AND CONTRACTOR’S PAYMENT APPLICATION]

Attachment  II

to

Exhibit C-1

[LIEN WAIVERS]

Attachment  III

to

Exhibit C-1

[UPDATE TO THE CONSTRUCTION BUDGET]

Exhibit C-2

to

Credit Agreement

[FORM OF PROJECT ENGINEER’S CERTIFICATE]

PROJECT ENGINEER’S CERTIFICATE (DRAWDOWNS)(4)

[Date]

Re: Construction Requisition No.

To:

General Electric Capital Corporation, as Administrative Agent

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, CT 06927

Attn: Dipika Chanana

Re: [ ] and [ ]

[                    ], acting as the “Project Engineer” under the Credit Agreement defined below, hereby submits this certificate in connection with the Construction Requisition attached as Exhibit A hereto in relation to the (i) proposed Disbursement of Tranche [A][B] Construction Loans and/or (ii) proposed application of Project Revenues, pursuant to the Credit Agreement.

Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement, dated as of November 7, 2012 among Clean Energy Tranche A LNG Plant, LLC, Clean Energy Tranche B LNG Plant, LLC, General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation, as Collateral Agent, the Lenders and other persons from time to time party thereto (as in effect on the date hereof, the “Credit Agreement”).

The Project Engineer has discussed all matters believed pertinent to this Certificate with Tranche [A][B] Borrower, the GE Contractor and any other third party deemed appropriate, and has made such inspections, site visits, reviews, examinations and investigations as the Project Engineer believed were reasonably necessary to establish the accuracy of this certificate. On the basis of the foregoing and on the understanding and belief that the Project Engineer has been provided true, correct and complete information from such other parties as to the matters covered by this certificate, the Project Engineer hereby certifies, in its professional opinion, as of the date hereof, that:

1.                                 The individual executing this certificate is a duly authorized representative of the Project Engineer, authorized to execute and deliver this certificate on behalf of the Project Engineer.

(4)  Subject to review by the Project Engineer.

2.                                      The Project Engineer has performed its review of the Construction
Requisition referenced above (the “Requisition”) in a professional manner using sound project management and supervisory principles and procedures and in accordance with the standards of care practiced by leading consulting engineers in performing similar tasks on like projects. The Project Engineer represents that it has the required skills and capacity to perform its services in the foregoing manner.

3.                                      The Project Engineer has received all information it has requested relating to each Construction Agreement and any other Transaction Document and has no reason to believe that any of the information is untrue, incorrect or incomplete.

4.                                      With respect to the Requisition, the Project Engineer has no reason to believe, except as may be noted below, that any statement made by Tranche [A][B] Borrower in the Requisition is not true.

5.                                 Facility [A][B] is being built in accordance with the Facility [A][B] Plans and Specifications, the quality of the Work completed to date is in accordance with the Construction Agreements, and the Project Engineer has no reason to believe that the Project is being built in violation of any applicable laws, regulations, or Governmental Approvals in effect at the time of performance of the relevant Work, subject to the following:

6.                                 With respect to the amount requested in the Requisition pertaining to any element of the Work performed under each Construction Agreement, (a) the Contractors, are entitled to receive such amount as of the date of the proposed Disbursement of Tranche [A][B] Construction Loans pursuant to the terms of such Construction Agreement and (b) except as noted below, all such Work has been satisfactorily completed.

Element Not Completed	Value

2

7.                                      The expenditures contemplated by the Requisition set forth below are contemplated by the line item of the Construction Budget specified below opposite each such expenditure. Such payments, when added to other such payments previously authorized, represent the percentage specified below of the aggregate amount of such payments provided for in the Construction Budget.

Expenditure	Line Item	Percentage
%
%

8.                                 The Project Engineer believes, except as may be noted below, that all Governmental Approvals and all filings with Governmental Authorities required to be obtained or made to date for the construction and operation of the Project as contemplated by the Project Documents have been obtained or made.

9.                                           It is the professional opinion of the undersigned that the Facility [A][B] Project Completion Date, as defined in the Credit Agreement, will occur on or prior to                             , 20[    ].

10.                               The Project Engineer has no reason to believe that the Contractors have failed to perform on a timely basis any material obligation under the applicable Construction Agreement as of the date hereof, except as may be noted below. The Project Engineer has no reason to believe, except as may be noted below, that there has occurred an event or there exists a default on the part of the Borrowers or the Contractors, under the applicable Construction Agreement, which would permit any party to terminate such Construction Agreement or to suspend such party’s performance thereunder.

3

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

[ ]

By:
Name:
Title:

4

Exhibit A to
Exhibit C-2  to

Credit Agreement

CONSTRUCTION REQUISITION

[attached]

Exhibit D-1

to

Credit Agreement

[FORM OF BORROWERS COMPLETION CERTIFICATE]

[                    ]

[                    ]

COMPLETION CERTIFICATE(5)

[INSERT CONVERSION DATE]

General Electric Capital Corporation, as Administrative Agent and Collateral Agent

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, CT 06927

Attn: Dipika Chanana

[                                  ], as Depositary Agent

[Address]

Attention: [                    ]

This Certificate is being delivered by the undersigned, [                    ], a Delaware limited liability company ( “Tranche [A][B] Borrower”), in connection with the Credit Agreement dated as of November  7, 2012 (as amended, supplemented or modified and in effect from time to time, the “Credit Agreement”) among the Borrowers, General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation, as Collateral Agent, the Lenders and other persons time to time party thereto.

Each capitalized term used herein and not otherwise defined has the meaning assigned thereto in the Credit Agreement.

After due inquiry and to induce the Secured Parties to rely hereon and to take action in reliance hereon, I do hereby certify that I am an Authorized Officer of the Tranche [A][B] Borrower, and in such capacity do hereby further certify that:

1. Facility [A][B] has been started up and operated.

(5)  Subject to review by the Project Engineer.

2.              The total production capacity of Facility [A][B] is at least 250,000 gallons of LNG per day (taking into account reasonable measurement tolerances), as self-determined using data generally accepted in the natural gas liquefaction industry.

3.              All portions of the Work (except for painting and punch list items the total cost of which to complete does not exceed $500,000) have been completed in accordance in all material respects with the Construction Agreements and in compliance with all applicable Laws and Governmental Approvals, and all clearing, landscaping, lighting and paving of Site [A][B] and all ancillary construction, upgrades and improvements necessary for the operation of Facility [A][B] as contemplated by the Transaction Documents have been completed.

4.              Attached hereto as Exhibit A are certified copies of the insurance policies required by Section 5.9 of the Credit Agreement, or certificates of insurance with respect thereto together with evidence of the payment of all premiums therefor.

5.              Attached hereto as Exhibit B is a certificate of the Insurance Advisor, certifying that insurance complying with Section 5.9 of the Credit Agreement, covering the risks referred to therein, has been obtained and is in full force and effect.

6.              Attached hereto as Exhibit C is a letter from a nationally-recognized insurance broker stating that insurance complying with Section 5.9 of the Credit Agreement is in full force and effect.

7.              No Default or Event of Default has occurred and is continuing or would result from the occurrence of the Facility [A][B] Conversion Date, and no default by any Finance Party, any Affiliate Project Participant or, to the knowledge of the Tranche [A][B] Borrower, any other Project Participant under any of the Transaction Documents then in effect has occurred and is continuing or would result from the occurrence of the Facility [A][B] Conversion Date.

8.              There exists no circumstance, event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

9.              All Necessary Governmental Approvals required for the construction and operation of Facility [A][B] have been duly obtained and are final and in full force and effect and either the applicable administrative and statutory appeal periods shall have expired or those applicable administrative and statutory appeal periods greater than ninety (90) days that have not expired and their relevant expiration dates are identified on Schedule 4.6 of the Credit Agreement.

10.       The representations and warranties of the Borrowers contained in Section 4 of the Credit Agreement and the representations and warranties of each Finance Party, each Affiliate Project Participant and, to the knowledge of the Tranche [A][B] Borrower, each other Project Participant (other than any Lender Affiliate Project Participant or any Immaterial

2

Project Participant) contained in any other Finance Document or Project Document then in effect are true and correct in all material respects on and as of the date hereof as if made on and as of such date (or, if expressly stated to have been made solely as of an earlier date, were true and correct as of such date).

11.       Attached hereto as Exhibit D are (i) a final down date endorsement to the Title Insurance, in favor of the Collateral Agent for the benefit of the Secured Parties, showing no exceptions other than those set forth in the Title Insurance (as previously endorsed pursuant to Section 3.3(i) of the Credit Agreement) and (ii) the final “as-built” ALTA survey of the Site certified to the Collateral Agent, the Title Insurance Company and the Borrowers.

3

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

[ ]

By:
Name:
Title:

4

Exhibit D-2

to

Credit Agreement

[FORM OF PROJECT ENGINEER COMPLETION CERTIFICATE]

PROJECT ENGINEER COMPLETION CERTIFICATE(6)
[INSERT CONVERSION DATE]

To:

General Electric Capital Corporation, as Administrative Agent and Collateral Agent

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, CT 06927

Attn: Dipika Chanana

[                                          ], as Depositary Agent

[Address]

Attention: [                    ]

Re: [ ] and [ ]

[                    ], acting as the “Project Engineer” under the Credit Agreement defined below, hereby submits this Certificate in connection with the Facility [A][B] Project Completion Date, as defined in the Credit Agreement (as defined below).

Except as otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement, dated as of November 7, 2012, among Clean Energy Tranche A LNG Plant, LLC, Clean Energy Tranche B LNG Plant, LLC, General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation, as Collateral Agent, the Lenders and other persons from time to time party thereto (as in effect on the date hereof, the “Credit Agreement”).

The Project Engineer has discussed all matters believed pertinent to this certificate with the Borrowers, the GE Contractor and any other third party deemed appropriate, and has made

(6)  Subject to review by the Project Engineer.

such inspections, site visits, reviews, examinations and investigations as the Project Engineer believed were reasonably necessary to establish the accuracy of this certificate. On the basis of the foregoing and on the understanding and belief that the Project Engineer has been provided true, correct and complete information from such other parties as to the matters covered by this certificate, the Project Engineer hereby certifies, in its professional opinion, as of the date hereof, that:

1.                                 The individual executing this certificate is a duly authorized representative of the Project Engineer, authorized to execute and deliver this certificate on behalf of the Project Engineer.

2.                                 The Project Engineer has performed its review of Facility [A][B] in a professional manner using sound project management and supervisory principles and procedures and in accordance with the standards of care practiced by leading consulting engineers in performing similar tasks on like projects. The Project Engineer represents that it has the required skills and capacity to perform its services in the foregoing manner.

3.                                 The Project Engineer has received all information it has requested relating to the Construction Agreements and any other Transaction Document and has no reason to believe that any of the information is untrue, incorrect or incomplete.

4.                                 The total production capacity of Facility [A][B] is at least 250,000 gallons of LNG per day (taking into account reasonable measurement tolerances), as verified by the Project Engineer using data generally accepted in the natural gas liquefaction industry.

5.                                 All portions of the Work (except for painting and punch list items the total cost of which to complete does not exceed $500,000) have been completed in accordance in all material respects with the Construction Agreements and in compliance in all material respects with all applicable Laws and Governmental Approvals, and all clearing, landscaping, lighting and paving of Site [A][B] and all ancillary construction, upgrades and improvements necessary for the operation of Facility [A][B] as contemplated by the Transaction Documents have been completed.

6.                                 The Acceptance Tests have been successfully completed to the satisfaction of the Project Engineer.

2

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

[ ]

By:
Name:
Title:

3

Exhibit E

to

Credit Agreement

[FORM OF CONSENT AGREEMENT]

ACKNOWLEDGMENT AND CONSENT AGREEMENT

[Date]

[                              ] (the “Contracting Party”) hereby acknowledges to Clean Energy Tranche A LNG Plant, LLC (“Tranche A Borrower”), Clean Energy Tranche B LNG Plant, LLC (“Tranche B Borrower” and together with Tranche A Borrower, the “Borrowers”) and General Electric Capital Corporation, as collateral agent (in such capacity, the “Collateral Agent”) that the Borrowers and the Collateral Agent have advised Contracting Party that the Borrowers and the Collateral Agent have entered into the Security Agreement, dated as of November 7, 2012 (as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”) for the benefit of the Secured Parties (as such term is defined in the Security Agreement), and the Contracting Party hereby agrees as follows:

1.                                      The Contracting Party hereby acknowledges and consents to the pledge and assignment of all right, title and interest of Tranche [A] [B] Borrower in, to and under (but not its obligations, liabilities or duties with respect to) the [                              ], dated [                              ], between the Contracting Party and Tranche [A] [B] Borrower (as amended by [describe all existing amendments], the “Assigned Agreement”) by Tranche [A] [B] Borrower to the Collateral Agent pursuant to the Security Agreement.

2.                                      The Contracting Party represents and warrants as follows:

(a)                                 Each of this agreement (this “Consent”) and the Assigned Agreement has been duly authorized, executed and delivered by the Contracting Party, is in full force and effect and is a legal, valid and binding obligation of the Contracting Party enforceable against the Contracting Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, debt adjustment, moratorium or other similar laws affecting creditors’ rights generally.  [Except as described in paragraph 1 above,] there are no amendments, modifications or supplements (whether by waiver, consent or otherwise) to the Assigned Agreement, either oral or written.

(b)                                 The Borrowers have complied with all conditions precedent required to be complied with by or on behalf of Tranche [A] [B] Borrower on or prior to the date hereof pursuant to the Assigned Agreement.

(c)                                  The Contracting Party is a [                          ] duly organized, validly existing and in good standing under the laws of the jurisdiction of its [incorporation] [formation]. The Contracting Party has the [corporate] power to carry on its business as currently being conducted and as proposed to be conducted by it.  The Contracting Party has the [corporate] power and authority to execute and deliver this Consent and the Assigned Agreement and to perform its obligations under each thereof.

(d)                                 The execution and delivery of this Consent and the Assigned Agreement by the Contracting Party did not, and the fulfillment and compliance with the respective provisions hereof and thereof by the Contracting Party do not and will not, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien, security interest, charge or encumbrance upon any of the properties or assets of the Contracting Party pursuant to the provisions of, or result in any violation of, the articles, by-laws or any other charter document of the Contracting Party, or any applicable law, statute, rule or regulation, or any agreement, instrument, order, judgment or decree, to which the Contracting Party is subject.

(e)                                  No consent or approval of or other action by or any notice to or filing with, any court or administrative or governmental body (except those previously obtained) was required in connection with the execution and delivery of the Assigned Agreement, or is required in connection with the execution and delivery of this Consent or the performance by the Contracting Party of its obligations hereunder or thereunder. The Contracting Party has obtained all permits, licenses, approvals, consents and exemptions with respect to the performance of its obligations under this Consent and the Assigned Agreement required by applicable laws, statutes, rules and regulations in effect as of the date hereof.

(f)                                   There are no proceedings pending or, to the best of the Contracting Party’s knowledge, threatened against or affecting the Contracting Party in any court or by or before any governmental authority, arbitration board or tribunal that may result in a material adverse effect upon the property, business, prospects, profits or condition (financial or otherwise) of the Contracting Party, or the ability of the Contracting Party to perform its obligations under this Consent and the Assigned Agreement, and the Contracting Party is not in default with respect to any order of any court, governmental authority, arbitration board or tribunal.

(g)                                  The Contracting Party affirms that it has no notice of any assignment relative to the right, title and interest of Tranche [A] [B] Borrower in, to and under the Assigned Agreement other than the pledge and assignment referred to in paragraph 1.

(h)                                 After giving effect to the pledge and assignment referred to in paragraph 1, and after giving effect to the consent to such pledge and assignment by the Contracting Party, there exists no event or condition (a “Termination Event”) that would, either immediately or with the passage of time or giving of notice, or both, entitle either the Contracting Party or Tranche [A] [B] Borrower to terminate or suspend its obligations under the Assigned Agreement and there are no claims or rights of set-off pending by any party to the Assigned Agreement.  All amounts due under the Assigned Agreement as of the date hereof have been paid in full.

(i)                                     All representations, warranties and other statements made by the Contracting Party in the Assigned Agreement were true and correct in all material respects as of the date when made and (unless expressly stated to have been made solely as of an earlier date) are true and correct in all material respects as of the date of this Consent.

3.                                      (a)                                 From and after the date hereof and unless and until the Contracting Party shall have received written notice from the Collateral Agent that the lien of the Security Agreement has been released in full, the Collateral Agent shall have the right, but not the obligation, to pay all sums due under the Assigned Agreement by Tranche [A] [B] Borrower and to perform any other act, duty or obligation required of Tranche [A] [B] Borrower thereunder at any time; provided, that no such payment or performance shall be construed as an assumption by the Collateral Agent or any Secured Party of any covenants, agreements or obligations of Tranche [A] [B] Borrower under or in respect of the Assigned Agreement.

(b)                                 The Contracting Party agrees that it will not terminate or suspend its obligations under the Assigned Agreement without first giving the Collateral Agent notice and opportunity to cure as provided below.

(c)                                  If a Termination Event shall occur, and the Contracting Party shall desire to terminate or suspend its obligations under the Assigned Agreement, the Contracting Party first shall give written notice to the Collateral Agent of such Termination Event (which notice shall not be given pursuant to this paragraph until the date upon which the Contracting Party is entitled to terminate or suspend its obligations under the Assigned Agreement).  If the Collateral Agent elects to exercise its right to cure as herein provided, it shall, within thirty (30) days after the receipt by it of the notice from the Contracting Party referred to in the preceding sentence, deliver to the Contracting Party a written notice stating that it has elected to exercise such right to cure, together with a written statement of the Collateral Agent that it will promptly commence to cure the Termination Event(s) described in the Contracting Party’s notice, and that it will, during the cure period, diligently attempt in good faith to complete the curing of such Termination Event(s).

(d)                                 The Collateral Agent shall have ninety (90) days after the delivery of the notice by the Collateral Agent referred to in paragraph 3(c) in which to cure the Termination Event(s) specified in such notice; provided that in the case of termination due to monetary defaults, such period to cure the Termination Event(s) shall be thirty (30) days.  In the event that any such Termination Event (except monetary defaults) shall be incurable by the Collateral Agent within such ninety (90) day period, the Contracting Party shall not exercise any remedies under the Assigned Agreement if the Collateral Agent shall, within such ninety (90) day period, initiate action to cure such Termination Event and diligently attempt to complete the curing thereof.  Any curing of or attempt to cure any Termination Event shall not be construed as an assumption by the Collateral Agent or the other Secured Parties of any covenants, agreements or obligations of Tranche [A] [B] Borrower under or in respect of the Assigned Agreement.

(e)                                  If, before the Collateral Agent shall have cured any Termination Event pursuant to paragraph 3(d), Tranche [A] [B] Borrower shall have cured such Termination Event, the Contracting Party promptly shall provide the Collateral Agent with notice of such cure and the discontinuance of such Termination Event.

4.                                      (a)                                 Notwithstanding any provision in the Assigned Agreement to the contrary, in the event of the rejection of the Assigned Agreement by a receiver of Tranche [A] [B] Borrower or otherwise pursuant to bankruptcy or insolvency proceedings, at the Collateral Agent’s request, the Contracting Party will enter into a new agreement with the Collateral Agent’s nominee, for the remainder of the originally scheduled term of the Assigned Agreement, effective as of the date of such rejection, with the same covenants, agreements, terms, provisions and limitations as are contained in the Assigned Agreement.

(b)                                 If the Collateral Agent or its nominee is prohibited by any process or injunction issued by any court having jurisdiction of any bankruptcy or insolvency proceeding involving Tranche [A] [B] Borrower, from continuing the Assigned Agreement in place of Tranche [A] [B] Borrower or from otherwise exercising any of its rights or remedies hereunder or under the Security Agreement in respect of the Assigned Agreement, then the times specified herein for the exercise by the Collateral Agent of any right or benefit granted to it hereunder (including without limitation the time period for the exercise of any cure rights granted hereunder) shall be extended for the period of such prohibition; provided that the Collateral Agent is diligently pursuing such rights or remedies (to the extent permitted) in such bankruptcy or insolvency proceeding or otherwise.

5.                                      The Contracting Party acknowledges that upon an exercise of rights and remedies, the Collateral Agent may (but shall not be obligated to) assume, or cause any purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure to assume, all of the interests, rights and obligations of Tranche [A] [B] Borrower thereafter arising under the Assigned Agreement.  If the interest of Tranche [A] [B] Borrower in the Assigned Agreement shall be assumed, sold or transferred as hereinbefore provided, the assuming party shall agree in writing to be bound by and to assume the terms and conditions of the Assigned Agreement and any and all obligations to the Contracting Party arising or accruing thereunder from and after the date of such assumption, and the Contracting Party shall continue to perform its obligations under the Assigned Agreement in favor of the assuming party as if such party had thereafter been named as Tranche [A] [B] Borrower  under the Assigned Agreement; provided that if the Collateral Agent (or any entity acting on behalf of the Collateral Agent or any of the other Secured Parties) assumes the Assigned Agreement as provided above, it shall not be personally liable for the performance of the obligations thereunder except to the extent of all of its right, title and interest in and to the Project (as defined in the Security Agreement). Notwithstanding any such assumption or disposition by the Collateral Agent, a purchaser, an assignee or a transferee, Tranche [A] [B] Borrower shall not be released or discharged from and shall remain liable for any and all of its obligations to the Contracting Party arising or accruing under the Assigned Agreement prior to such assumption.

6.                                      The Contracting Party shall make all payments due to Tranche [A] [B] Borrower under the Assigned Agreement to [                    ], as Depositary Agent, to Account No. [                    ], ABA No. [                    ].  All parties hereto agree that each payment by the Contracting Party to the Depositary Agent of amounts due to Tranche [A] [B] Borrower from the Contracting Party under the Assigned Agreement shall satisfy the Contracting Party’s corresponding payment obligation under the Assigned Agreement.  All payments required to be made by the Contracting Party under the Assigned Agreement shall be made without any offset, recoupment, abatement, withholding, and reduction or defense whatsoever.

7.                                      The Contracting Party shall deliver to the Collateral Agent, concurrently with the delivery thereof to Tranche [A] [B] Borrower, a copy of each notice, request or demand given by the Contracting Party pursuant to the Assigned Agreement.

8.                                      No amendment or modification of, or waiver by or consent of Tranche [A] [B] Borrower in respect of, any provision of the Assigned Agreement shall be effective unless the same shall be in writing and the Collateral Agent shall have given its prior written consent thereto.

9.                                      Notice to any party hereto shall be in writing and shall be deemed to be delivered on the earlier of: (a) the date of personal delivery, (b) if deposited in a United States Postal Service depository, postage prepaid, registered or certified mail, return receipt requested, or sent by express courier, in each case addressed to such party at the address indicated below (or at such other address as such party may have theretofore specified by written notice delivered in accordance herewith), upon delivery or refusal to accept delivery, or (c) if transmitted by facsimile, the date when sent and facsimile confirmation is received; provided that any facsimile communication shall be followed promptly by a hard copy original thereof by express courier:

The Collateral Agent:

The Borrowers:

The Contracting Party:

10.                               The Contracting Party agrees to execute such acknowledgments or other similar instruments as the Collateral Agent shall reasonably request in connection with the transactions provided for in this Consent.

11.                               This Consent shall be binding upon and shall inure to the benefit of the successors and assigns of the Contracting Party, and shall inure to the benefit of the Collateral Agent, the Secured Parties and their respective successors, transferees and assigns.

12.                               This Consent may be executed in one or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.                               THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14.                               In the event of any conflict between the terms, conditions and provisions of this Consent and those of any other agreement, document or instrument (including, without limitation, the Assigned Agreement), the terms, conditions and provisions of this Consent shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Consent as of the date first written above.

[CONTRACTING PARTY]

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Collateral Agent

By:
Name:
Title:

Acknowledged and Agreed:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Exhibit F

to

Credit Agreement

[FORM OF ASSIGNMENT AND ACCEPTANCE]

ASSIGNMENT AND ACCEPTANCE

[Date]

Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto (as such Credit Agreement may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

[Name of Assignor] (the “Assignor”) and [Name of Assignee] (the “Assignee”) hereby agree as follows:

1.                                 The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, a portion of the Assignor’s rights and obligations under the Credit Agreement as of the Settlement Date (as hereinafter defined) as specified in Item 5 of Annex I (the “Assigned Share”) including, without limitation, all rights and obligations with respect to the Assigned Share of the outstanding Loans. After giving effect to such sale and assignment, the amount of the outstanding Loans owing to the Assignee will be as set forth in Item 5 of Annex I.

2.                                 The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Finance Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Finance Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition or prospects of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Credit Agreement or the other Finance Documents or any other instrument or document furnished pursuant thereto.

3.                                 The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Finance Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agents to take such action each as an agent on its behalf and to exercise such powers under the Credit Agreement and the other Finance Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) confirms that it is an Eligible Assignee as defined in the Credit Agreement.

4.                                      Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, an executed original hereof will be delivered to the Administrative Agent. The effective date of this Assignment and Acceptance shall be [Date] (the “Settlement Date”).

5.                                 Upon the delivery of a fully executed original hereof (accompanied by any documentation required under Section 2.14(f) of the Credit Agreement) to the Administrative Agent, as of the Settlement Date, (i) the Administrative Agent shall record the Assignment and Acceptance in the Register pursuant to Section 2.9(c) of the Credit Agreement, the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Finance Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Finance Documents.

6.                                 On the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loans made pursuant to the Credit Agreement which are outstanding on the Settlement Date, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date. It is agreed that the Assignee shall be entitled to all interest on the Assigned Share of the outstanding Loans at the rates specified in the Credit Agreement which accrues from and after the Settlement Date, such interest to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the outstanding Loans which occur from and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee.

7.                                      The Assignee agrees that it will furnish to the Administrative Agent and the Borrowers the documentation required under Section 2.14(f) of the Credit Agreement.

8.                                 THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.                                      The addresses of the Assignee for notice and payment purposes are set forth in Items 3 and 4, respectively, of Annex I hereto.

*                 *                 *

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their duly authorized officers as of the date first written above.

[NAME OF ASSIGNOR]

By:
Name:
Title:

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

By:
Name:
Title:

The undersigned, as Administrative Agent, hereby consents to this Assignment and Acceptance

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:
Name:
Title:

3

The undersigned Borrowers hereby consent to this Assignment and Acceptance

CLEAN ENERGY TRANCHE A LNG PLANT, LCC

By:
Name:
Title:

CLEAN ENERGY TRANCHE B LNG PLANT, LLC

By:
Name:
Title:(7)

(7)  To be inserted to the extent required under Section 11.11(a) of the Credit Agreement.

4

Annex I

to

Exhibit F

ANNEX I

TO

ASSIGNMENT AND ACCEPTANCE

1.          Borrowers: Clean Energy Tranche A LNG Plant, LLC and Clean Energy Tranche B LNG Plant, LLC

2.          Name and date of Credit Agreement and other documents or agreements evidencing or securing the Obligations: (1) Credit Agreement, dated as of November 7, 2012 among [                                  ], [                        ], General Electric Capital Corporation, as Administrative Agent and Collateral Agent, the Lenders and other persons from time to time party thereto; and (2) the Security Documents described in the Credit Agreement.

3.          Notice Address (for Assignee):

4.          Assignee’s Payment Instruction:

5.          Assigned Share (as of Settlement Date):

(a)	Aggregate principal amount of outstanding Loans:	$(	)%
(b)	Tranche A Construction Loan Commitment:	$(	)%
(c)	Tranche B Construction Loan Commitment:	$(	)%
(d)	Tranche A Term Loan Commitment:	$(	)%
(e)	Tranche B Term Loan Commitment:	$(	)%

Exhibit G

to

Credit Agreement

[FORM OF NOTICE OF CONVERSION OR CONTINUATION]

NOTICE OF CONVERSION OR CONTINUATION

[Date](8)

General Electric Capital Corporation,

as Administrative Agent for the Lenders party to the Credit Agreement referred to below

c/o GE Energy Financial Services

800 Long Ridge Road

Stamford, CT 06927

Attn: Dipika Chanana

Ladies and Gentlemen:

The undersigned, [            ] refers to the Credit Agreement dated as of November 7, 2012

(as amended, restated, supplemented or otherwise modified from time to time, the “Credit  Agreement,” the terms defined therein being used herein as therein defined) among (i) the undersigned and Clean Energy Tranche [A][B] LNG Plant, LLC, as borrowers, (ii) General Electric Capital Corporation, as Administrative Agent and Collateral Agent and (iii) the Lenders and other persons from time to time party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.10 of the Credit Agreement, that the undersigned hereby requests to convert or continue certain Loans under the Credit Agreement, as set forth below, and in that connection sets forth below the information relating to such conversion or continuation (the “Proposed Continuation/Conversion”) as required by Section 2.10 of the Credit Agreement:

(i)                                the Business Day of the Proposed Continuation/Conversion is ,       . [Insert date that is no sooner than the third Business Day following the date of this Notice of Continuation/Conversion];

(ii)                             the Loan (or portion thereof) to be Continued/Converted in the Proposed Continuation/Conversion was originally borrowed on                       ;

(iii)                          each Loan (or portion thereof) to be Continued/Converted in the Proposed Continuation/Conversion is a [Eurodollar Loan] [Base Rate Loan].

[The Interest Period applicable to such Loan is                          .](9);

(iv)                         the Type of Loans (or portion thereof) resulting from the Proposed Continuation/Conversion is a [Base Rate Loan] [Eurodollar Loan];(1)

(8)  At least three Business Days prior to the date of proposed continuation as or conversion.

(9)  Applicable only to Eurodollar Loans.

[(v)                        the initial Interest Period to be applicable to each Loan resulting from the Proposed Continuation/Conversion shall be                   .(10)]; and

(vi)                              the aggregate principal amount of Loans (or portions thereof) proposed to be Continued/Converted in this Proposed Continuation/Conversion is $             .

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Continuation/Conversion:

(A)                                    the date of the Proposed Continuation/Conversion is a Business Day; and

(B)                                    [no Default or Event of Default has occurred and is continuing, or would result from such Proposed Continuation/Conversion.](11)

Very truly yours,

[ ]

By:
Name:
Title:

(10)  Applicable only to Eurodollar Loans.

(11)  Applicable only to conversion from Base Rate Loans to Eurodollar Loans.

2

Exhibit H

to

Credit Agreement

[FORM OF SOLVENCY CERTIFICATE]

[                              ]

[                              ]

[                              ]

SOLVENCY CERTIFICATE

Pursuant to Section 3.2(m) of the Credit Agreement dated as of November 7, 2012 (the “Credit Agreement”; all capitalized terms defined therein being used herein as therein defined), by and among (i) Clean Energy Tranche A LNG Plant, LLC, a Delaware limited liability company (“Tranche A Borrower”) and Clean Energy Tranche B LNG Plant, LLC, a Delaware limited liability company (“Tranche B Borrower” and, together with [                            ], the “Borrowers”), (ii) the financial institutions from time to time party thereto as Lenders, (iii) each Secured Swap Counterparty and (iv) General Electric Capital Corporation, as Administrative Agent and Collateral Agent, the undersigned Authorized Officer of each Borrower and the Sponsor hereby certifies as of the date hereof that such Borrower is, and immediately after giving effect to the incurrence of all Indebtedness and Obligations being incurred in connection with the Credit Agreement will be, Solvent.

IN WITNESS WHEREOF, I have hereunto set my hand this [     ] day of [ ], [2012].

CLEAN ENERGY TRANCHE A LNG PLANT, LLC

By:
Name:
Title:

CLEAN ENERGY TRANCHE B LNG PLANT, LLC

By:
Name:
Title:

CLEAN ENERGY LNG HOLDINGS, LLC

By:
Name:
Title:

Exhibit I-1

to

Credit Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATES:

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Clean Energy Tranche A LNG Plant, LLC and Clean Energy Tranche B LNG Plant, LLC, as Borrowers, the Lenders from time to time party thereto, and General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation as Collateral Agent, and each other party from time to time party thereto.

Pursuant to the provisions of Section 2.14(f)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

Exhibit I-2

to

Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Clean Energy Tranche A LNG Plant, LLC and Clean Energy Tranche B LNG Plant, LLC, as Borrowers, the Lenders from time to time party thereto, and General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation as Collateral Agent, and each other party from time to time party thereto.

Pursuant to the provisions of Section 2.14(f)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

Exhibit I-3

to

Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Clean Energy Tranche A LNG Plant, LLC and Clean Energy Tranche B LNG Plant, LLC, as Borrowers, the Lenders from time to time party thereto, and General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation as Collateral Agent, and each other party from time to time party thereto.

Pursuant to the provisions of Section 2.14(f)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20[ ]

Exhibit I-4

to

Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of November 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Clean Energy Tranche A LNG Plant, LLC and Clean Energy Tranche B LNG Plant, LLC, as Borrowers, the Lenders from time to time party thereto, and General Electric Capital Corporation, as Administrative Agent, General Electric Capital Corporation as Collateral Agent, and each other party from time to time party thereto.

Pursuant to the provisions of Section 2.14(f)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of either Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to either Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

Exhibit J

to

Credit Agreement

Annex I

to

Credit Agreement

CONSTRUCTION LOAN COMMITMENTS

Lender	Tranche A Construction Loan Commitment	Tranche B Construction Loan Commitment

General Electric Capital Corporation	$100,000,000	$100,000,000

Annex II

to

Credit Agreement

APPLICABLE LENDING OFFICES

Annex III

to

Credit Agreement

TERM LOAN AMORTIZATION

Quarterly Dates following the applicable Conversion Date	Percentage Amortization
1	0.45%
2	0.45%
3	0.46%
4	0.46%
5	0.46%
6	0.46%
7	0.46%
8	3.20%
9	3.20%
10	3.20%
11	3.20%
12	3.20%
13	3.20%
14	3.20%
15	3.20%
16	3.20%
17	3.20%
18	3.20%
19	3.20%
20	3.20%
21	3.20%
22	3.20%
23	3.20%
24	3.20%
25	3.20%
26	3.20%
27	3.20%
28	3.20%
29	3.20%
30	3.20%
31	3.20%
Maturity Date Payment	20.00%